The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC. This prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-96919

PROSPECTUS SUPPLEMENT (Subject to Completion)	Issued December 8, 2003

(To Prospectus dated September 3, 2003)

4,750,000 Shares

COMMON STOCK

Headwaters Incorporated is offering 4,750,000 shares of common stock.

Our common stock is listed on the Nasdaq National Market under the symbol “HDWR.” On December 5, 2003, the reported last sale price of our common stock on the Nasdaq National Market was $19.05 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-8 of this prospectus supplement.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Headwaters
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional 712,500 shares of common stock to cover over-allotments, if any.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on December    , 2003.

MORGAN STANLEY

RBC CAPITAL MARKETS

ADAMS, HARKNESS & HILL, INC.

STEPHENS INC.

December    , 2003

Adding Value to the Coal Value Chain

Waste Coal Pond Coal fines pose an environmental hazard in waste coal ponds.	Covol Fuels Customer Covol Fuels technologies and chemical reagents are used by customers to convert coal into a synthetic fuel.

Coal-Fired Power Plant With Fly Ash Storage Dome ISG is the largest manager and mar- keter of coal combustion products from coal-fired power plants in the United States.	The I-15/I-80 Interchange Fly ash is used in concrete production and replaced 20% of the portland cement in the 2002 I-15 Highway Project in Salt Lake City, Utah.

As used in this prospectus supplement and the accompanying prospectus, “Headwaters,” “combined company,” “company,” “we,” “our” and “us” refers to Headwaters Incorporated and its division Covol Fuels, together with its consolidated subsidiaries ISG and HTI, unless the context otherwise requires. As used in this prospectus supplement, “ISG” refers to Headwaters’ subsidiary, Headwaters Olysub Corporation, formerly Industrial Services Group, Inc., and its subsidiary, ISG Resources, Inc., together with their consolidated subsidiaries, and “HTI” refers to Headwaters Technology Innovation Group, Inc., together with its consolidated subsidiaries, unless the context otherwise requires.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, including a description of our common stock beginning on page 4. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section. You should also read our consolidated financial statements and the related notes contained in this prospectus supplement and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included in the accompanying prospectus under “Special Note About Forward-Looking Statements.”

HEADWATERS

Introduction

Headwaters develops and commercializes technologies that enhance the value of coal, gas, oil and other natural resources. We are the largest provider of technologies used to produce coal-based solid synthetic fuels, and we are the industry leader in managing and marketing coal combustion products (“CCPs”) in the United States. We are developing and commercializing proprietary technologies to convert or upgrade fossil fuels into higher-value products and are developing nanocatalyst technologies that have multiple applications. Headwaters has experienced dramatic growth over the last several years, generated from internal growth as well as through acquisitions. Our revenues have grown from $6.7 million in 1999 to $387.6 million for the fiscal year ended September 30, 2003.

We have successfully commercialized technologies and processes that enhance the value of coal used to generate electricity. Coal is one of the world’s most abundant and affordable natural resources and is the primary fossil fuel used world-wide for electricity generation. In 2001, coal represented 62% of the world’s fossil fuel energy reserves, while crude oil and natural gas represented 20% and 18%, respectively. Coal serves as a primary resource for baseline electricity production in the United States and was used to produce approximately half of the electricity generated in the United States during 2002. The United States Department of Energy (“DOE”) has predicted that the use of coal will continue to grow in the United States and throughout the world.

Headwaters focuses on the “coal value chain” which can be categorized into three major phases: (i) pre-combustion, which includes coal mining, preparation, treatment, and transportation; (ii) combustion, which results in energy generation; and (iii) post-combustion, which includes emissions control and the utilization and disposal of CCPs which are created when coal is burned, such as fly ash and bottom ash. In the pre-combustion phase, Headwaters’ proprietary technologies and chemical reagents are used to convert coal into a solid synthetic fuel intended to generate tax credits under Section 29 of the Internal Revenue Code (“Section 29”). In the post-combustion phase, Headwaters manages and markets CCPs which would otherwise be disposed of in landfills and uses CCPs to produce commercial building products.

We conduct our primary operations through our Covol Fuels division and our subsidiary, ISG. A brief summary of their operations follows:

Covol Fuels licenses its technology, provides related services and sells chemical reagents to owners of coal-based synthetic fuel facilities who produce synthetic fuel. This synthetic fuel may qualify for federal tax credits under Section 29 based upon the Btu content of the synthetic fuel produced and sold. Covol Fuels currently licenses its technologies to 28 of a company-estimated 75 coal-based solid synthetic fuel facilities in the United States. In addition, Covol Fuels sells its proprietary chemical reagents to 19 of these licensee facilities, as well as to more than ten other synthetic fuel facilities. The sale of qualified synthetic fuel enables facility owners who comply with certain statutory and regulatory requirements to claim federal tax credits under Section 29, which currently expires on December 31, 2007. Covol Fuels was one of the first companies to commercialize successfully the process of converting low-value and run-of-mine coal into solid synthetic fuel, and obtained one of the first private letter rulings (“PLRs”) from the Internal Revenue Service (“IRS”) relating to a coal-based synthetic fuel process. Since then, Covol Fuels has consulted with industry leaders in providing input to the IRS regarding the criteria for obtaining PLRs under Section 29. In addition, Covol Fuels’ personnel work closely with customers to help them improve synthetic fuel production and operate their facilities in accordance with IRS requirements.

ISG is the largest manager and marketer of CCPs in the United States, managing approximately 20 million tons annually, including the sale of approximately 5.75 million tons of high quality CCPs. ISG’s clients include many of the nation’s largest coal-fired utilities, as well as other industrial clients. Through ISG’s exclusive marketing contracts, we have access to up to six million additional tons of high quality fly ash each year that is currently sent to landfills, but could be used depending on demand, treatment or available storage and transportation. ISG has greatly expanded the market for sales of CCPs, which in the past have been an economic and environmental burden for coal-fired electricity producers, but which, properly managed, can result in additional revenue for the utilities. We have increased sales of high quality CCPs from approximately 3.5 million tons in 1995 to approximately 5.75 million tons in 2002.

ISG markets fly ash principally as a replacement for portland cement in concrete. Concrete made with fly ash has several advantages over concrete made only with portland cement: fly ash creates a stronger, more durable concrete that is less permeable and is therefore more corrosion resistant, and is easier to work with than portland cement due to its better pumping and forming properties. Presently, fly ash replaces portland cement in approximately 10% of all concrete manufactured in the United States as compared with 25% in Europe. Broader recognition of the performance, economic and environmental benefits of fly ash has led the United States Environmental Protection Agency (“EPA”) and regulators in many states to recommend or specify its use. In addition to its sales of fly ash as a raw material, ISG has an ongoing effort to expand the marketable uses of fly ash through its subsidiary, American Construction Materials, Inc. We manufacture and sell masonry mortars, block and stucco materials containing high concentrations of fly ash, ranging from 25% to 50% of the cement portions of these products, including branded products such as Magna Wall® and BEST™.

In addition to our primary operations, Headwaters’ subsidiary, HTI, provides research and development capabilities for Headwaters resulting in new technologies, some of which are in the process of being commercialized. Energy-related technologies developed or under development at HTI include direct coal liquefaction, the conversion of gas-to-liquid fuels and the upgrading of heavy oil to lighter materials. HTI has also developed a proprietary nanocatalyst technology which will allow for the custom design of catalysts on an atomic scale for multiple industrial applications, which should reduce costs and increase the efficiency of chemical reactions.

Competitive Strengths

Headwaters’ competitive strengths include:

•

Long-Term Exclusive Contracts and an Attractive Business Model.    Covol Fuels has long-term exclusive contracts to license technology to synthetic fuel facilities. In addition, Covol Fuels’ chemical reagents are manufactured by Dow Reichhold Specialty Latex LLC (“Dow Reichhold”) under a fixed price contract and are drop-shipped to customer sites, so that Headwaters does not produce, take shipment of or inventory the reagents. ISG has long-term exclusive CCP management contracts with a number of major utilities and provides CCP management services at more than 110 power plants.

These CCP management contracts provide financial incentives to both ISG and the utilities to market increasing amounts of CCPs. These contracts provide Headwaters with stable revenues, earnings and cash flows.

•	Relationships with Major Utilities. As the industry leader in managing and marketing CCPs in the United States, ISG has established long-term relationships with many of the nation’s major utilities. Covol Fuels’ licensees and chemical reagent customers include major utilities in the synthetic fuel industry. These relationships give Headwaters credibility as it expands its markets for managing and marketing CCPs and provide access to existing customers when introducing new technologies and services.

•	Nationwide Post-Combustion Capabilities and Infrastructure. ISG maintains over 30 stand-alone CCP distribution terminals across North America, as well as approximately 90 plant site supply facilities. Adding a new terminal or integrating acquired operations in a new market typically results in little incremental overhead cost. ISG oversees the operations of a fleet of more than 1,000 private railcars and 340 trucks. Headwaters believes that no other company in the United States has such an extensive or complete CCP distribution/logistics system. In addition, ISG has more than 50 area managers and technical sales representatives nationwide to manage customer relations.

•	R&D Capabilities and Proprietary Technologies. Headwaters develops and commercializes technologies that add value to coal, gas, oil and other natural resources. Headwaters believes that its proprietary reagents are the most widely-used reagents for the production of coal-based synthetic fuel, in part because they have improved combustion characteristics compared to untreated coal and are safe, odorless and easy to handle. We have developed proprietary nanocatalyst technologies that will allow us to custom design catalysts on an atomic scale for multiple industrial applications. These nanocatalysts should reduce the cost and increase the efficiency of chemical reactions. In addition, Headwaters has developed and/or commercialized new proprietary technologies such as direct coal liquefaction, gas-to-liquid conversion of gaseous materials, FlexCrete™ (an aerated concrete that utilizes low-grade CCPs) and carbon fixation and ammonia removal technologies. To protect its technologies, Headwaters has 39 United States patents and has over 25 patent applications filed with the United States Patent and Trademark Office.

•	Products and Services that Address Environmental Concerns. Headwaters’ technologies help to reduce negative environmental effects associated with coal by including low value coal in the production of synthetic fuels and by marketing CCPs that would otherwise be sent to landfills. In addition, the substitution of fly ash in concrete replaces a significant amount of portland cement, the production of which is a major source of carbon dioxide emissions into the atmosphere. The replacement of one ton of fly ash for portland cement in the production of concrete eliminates approximately one ton of carbon dioxide emissions. Headwaters believes that offering products and services that address environmental concerns will continue to be attractive to consumers, especially when combined, as in the case of fly ash, with superior performance and competitive pricing. In addition, the EPA and many state regulators recommend or specify the use of fly ash in federal and state construction projects, which promotes market acceptance of fly ash in other construction projects.

Business Strategy

Headwaters intends to pursue the following business strategy:

•

Enable Customers to Maximize Production and Value of Synthetic Fuel Facilities.    In order for our customers to maximize the production and value of their coal-based synthetic fuel facilities, we will continue to assist them in operating their facilities more efficiently, and we will actively market the benefits of synthetic fuel to electric power generators. Covol Fuels intends to continue to develop technologies that improve coal handling, enhance coal combustion characteristics and reduce air emissions.

•	Expand Consumption and Enhance Quality of CCPs. We intend to expand our market presence geographically and continue to seek increased market acceptance of CCPs through targeted marketing of industry decision makers, such as architects and engineers, and through efforts to increase governmental recommendations and mandates to use CCPs. An important part of our strategy is to focus on alternative uses of CCPs, including road beds, embankments, building products and waste stabilization. ISG also intends to continue to seek new business opportunities with other utilities.

•	Leverage Complementary Relationships and Capabilities. Covol Fuels and ISG each maintains long-standing relationships with many of the largest coal-fired electricity producers in the United States. Headwaters believes these complementary relationships will provide opportunities to expand and strengthen its position among coal-fired power generation utilities. Headwaters intends to market new technologies and services to its existing client base, as well as other utilities.

•	Develop and License New Technologies. Headwaters will continue to develop and commercialize technologies that add value to coal, gas, oil and other natural resources. These efforts will focus on upgrading heavy oil to lighter fuel, gas-to-liquid fuels conversion and converting or upgrading fossil fuels into higher value products. In addition, ISG is developing and/or commercializing new technologies such as carbon fixation and ammonia removal to improve the quality of fly ash. HTI’s nanocatalyst technologies should provide us with an opportunity for commercialization of multiple custom designed catalysts. Headwaters will seek to develop strategic relationships with major companies in the energy and chemical industries to accelerate commercialization of its energy and catalyst technologies.

•	Pursue Complementary and Expansionary Acquisitions. Headwaters intends to identify and analyze additional acquisition opportunities to strengthen its position as a leading value enhancer of fossil fuels and other natural resources. Headwaters will evaluate possible acquisitions of complementary businesses in the chemical, energy, building products and related industries. Significant acquisitions may be financed with additional indebtedness.

Headwaters was incorporated in Delaware in 1995 under the name Covol Technologies, Inc. In September 2000, the company’s name was changed to Headwaters Incorporated. Headwaters’ principal office is located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and our telephone number is (801) 984-9400. Headwaters’ web site is www.hdwtrs.com. The information on Headwaters’ web site does not constitute a part of this prospectus supplement.

THE OFFERING

Common stock offered by Headwaters	4,750,000 shares (1)

Common stock outstanding after the offering	32,818,818 shares (1) (2)

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 712,500 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise the option at any time, in whole or from time to time in part, until 30 days from the date of this prospectus supplement.

Use of proceeds	$50 million of the net proceeds from this offering will be used to repay indebtedness. The remainder will be used for general corporate purposes, including acquisitions of complementary businesses in the chemical, energy, building products and related industries. See “Use of Proceeds.”

Nasdaq National Market symbol	HDWR

(1)	Assumes the underwriters’ over-allotment option is not exercised. See “Underwriters.”
(2)	Based on 28,068,818 shares of common stock outstanding as of November 30, 2003. Excludes 1,886,325 shares of common stock issuable pursuant to immediately exercisable stock options and warrants.

SUMMARY FINANCIAL INFORMATION

In the table below, we provide you with summary historical financial information and other operating data of Headwaters. We have prepared this information using the consolidated financial statements of Headwaters for each of the three years in the period ended September 30, 2003. You should read this summary historical financial information and other operating data along with our consolidated financial statements and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and “Where You Can Find More Information,” included in this prospectus supplement and the accompanying prospectus.

	Year Ended September 30,
	2001	2002	2003
	(in thousands, except per share data)
Statement of Income Data:
Revenue:
Sales of chemical reagents	$22,407	$74,419	$128,375
License fees	20,765	30,456	35,726
Coal combustion products revenues	—	6,818	169,938
Sales of construction materials	—	1,774	49,350
Other revenues	2,292	5,878	4,241

Total revenue	45,464	119,345	387,630

Operating costs and expenses:
Cost of chemical reagents sold	14,524	50,134	87,386
Cost of coal combustion products revenues	—	3,764	123,146
Cost of construction materials sold	—	1,388	37,689
Cost of other revenues	—	5,244	3,919
Depreciation and amortization	355	1,760	12,982
Research and development	2,400	2,322	4,674
Selling, general and administrative	8,554	13,699	40,715

Total operating costs and expenses	25,833	78,311	310,511

Operating income	19,631	41,034	77,119

Other income (expense):
Interest and net investment income	726	1,000	310
Interest expense	(224)	(553)	(15,687)
Losses on notes receivable and investments	(6,265)	(743)	(2,436)
Other, net	600	(502)	775

Total other income (expense) net	(5,163)	(798)	(17,038)

Income before income taxes	14,468	40,236	60,081
Income tax benefit (provision)	7,049	(15,950)	(23,450)

Net income	$21,517	$24,286	$36,631

Basic earnings per share	$0.94	$1.00	$1.35

Diluted earnings per share	$0.87	$0.94	$1.30

Weighted-average shares outstanding:
Basic	22,787	24,234	27,083

Diluted	24,637	25,725	28,195

	Year Ended September 30,
	2001	2002	2003
	(in thousands)
Operating Data:
EBITDA (unaudited)(1)	$14,321	$41,549	$88,440
Capital expenditures	$170	$796	$9,716
Tons of synthetic fuel sold by licensees (unaudited)	12,130	24,937	38,253
Pounds of chemical reagent sold (unaudited)	18,420	59,127	98,645
Tons of CCPs sold (unaudited)	N/A	N/A	6,747

	As of September 30,
	2001	2002	2003
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term trading investments	$7,047	$13,191	$21,653
Total current assets	24,048	77,933	87,884
Property, plant and equipment, net	2,680	50,549	52,743
Total assets	55,375	372,857	373,275
Current portion of long-term debt	4,356	15,578	27,475
Long-term debt	149	154,552	104,044
Total liabilities	24,289	274,261	233,118
Total stockholders’ equity	31,086	98,596	140,157

(1)	EBITDA is not a financial measure under generally accepted accounting principles, or “GAAP.” We define EBITDA as net income, plus income taxes, net interest and depreciation and amortization expense. EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity. In addition, EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, nor is it calculated in the same manner as EBITDA for purposes of compliance with the financial ratios in our senior secured credit agreement or our senior subordinated debentures. We have presented EBITDA because EBITDA is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies on the basis of operating performance. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. The EBITDA measure presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies. Reconciliation of net income to EBITDA is provided below:

	Year Ended September 30,
	2001	2002	2003
	(in thousands)
Net income	$21,517	$24,286	$36,631
Net interest	(502)	(447)	15,377
Income taxes	(7,049)	15,950	23,450
Depreciation and amortization	355	1,760	12,982

EBITDA (unaudited)	$14,321	$41,549	$88,440

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations.

Our business financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could materially differ from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference.

The profitability of Covol Fuels depends on the continued existence of tax credits under Section 29 of the Internal Revenue Code, which is scheduled to expire on December 31, 2007.

Covol Fuels’ license fees and revenues from sales of chemical reagents depend on the ability of our licensees and customers to manufacture and sell qualified synthetic fuels that generate tax credits. Under current law, Section 29 tax credits are not available for synthetic fuel sold after December 31, 2007. In addition, there have been initiatives from time to time to consider the early repeal or modification of Section 29. If Section 29 expires at the end of 2007 or if it is repealed or adversely modified, synthetic fuel facilities would probably either close or substantially curtail production. At this time, given current prices of coal and costs of synthetic fuel production, we do not believe that production of synthetic fuel will be profitable absent the tax credits. In addition, if our licensees close their facilities or materially reduce production activities (whether after 2007, upon earlier repeal or adverse modification of Section 29 or for any other reason), it would have a material adverse effect on the revenues and net income of Headwaters.

Furthermore, Section 29 tax credits are subject to phase-out after the unregulated oil price reaches $49.75 per barrel (the current trading price is approximately $22.50 per barrel), adjusted annually for inflation.

Ongoing financial profitability of Covol Fuels depends upon our licensees’ demand for Section 29 tax credits, which in turn depends on our licensees’ taxable income.

Covol Fuels’ business depends upon the ability of our licensees and chemical reagent customers to utilize Section 29 tax credits. Their ability to utilize tax credits, in turn, depends upon their other taxable income. A decline in the profitability of our licensees could reduce their ability to utilize tax credits, and, in turn, could lead to a reduction in the production of synthetic fuel at their facilities. Such licensees could sell their facilities to a taxpayer with more capacity to utilize the tax credits, but any such transfer could result in short-term or long-term disruption of operations. Accordingly, the decline in profitability of our licensees or chemical reagent customers could have a material adverse effect on the revenues and net income of Headwaters.

IRS reviews under Section 29 may adversely affect our licensees’ production of synthetic fuel.

The issuance of PLRs under Section 29 by the IRS is important to the willingness of the owners of synthetic fuel facilities to operate and to their ability to transfer ownership of those facilities. However, PLRs may be modified or revoked by the IRS.

The IRS has suspended the issuance of PLRs to synthetic fuel facility owners several times in the past, and there can be no assurance that the IRS will not suspend the issuance of PLRs in the future. Most recently, in June 2003, the IRS stated in summary in Announcement 2003-46 that it “has had reason to question the scientific validity of test procedures and results that have been presented as evidence that fuel underwent a significant chemical change, and is currently reviewing information regarding these test procedures and results,” and that pending its review of the issue it was suspending the issuance of new PLRs regarding significant chemical change.

The IRS release of Announcement 2003-46 caused certain of Headwaters’ licensees to reduce or cease synthetic fuel production, which resulted in a material adverse impact on Headwaters’ revenues and net income. In October 2003, the IRS stated, in summary, in Announcement 2003-70 that it continues to question whether the processes it had approved under its long-standing ruling practice produce the necessary level of chemical change required under Section 29 and Revenue Ruling 86-100. Nonetheless, the IRS indicated that it would continue to issue PLRs regarding chemical change under the standards set forth in Revenue Procedures 2001-30 and 2001-34, and that the industry’s chemical change test procedures and results are scientifically valid if applied in a consistent and unbiased manner. Although the IRS resumed its practice of issuing PLRs, it expressed continuing concerns regarding the sampling and data/record retention practices prevalent in the synthetic fuels industry.

The full effect that Announcement 2003-70 (or future suspensions or pronouncements similar to Announcement 2003-46) may have on the industry is unknown. The expression of IRS concern regarding current practices in the industry may have a material adverse effect on the willingness of buyers to engage in transactions or on the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them, production will not be maximized, materially adversely affecting our revenues and net income. We cannot predict whether the IRS may conduct reviews or investigations of Section 29 tax credits in the future, or whether the outcome of IRS audits involving licensees would be favorable.

Senate investigation of Section 29 tax credits may adversely affect Covol Fuels.

On October 30, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate issued a notification of pending investigations. The notification listed, among others, the synthetic fuel tax credit as a new item, stating:

The Subcommittee has initiated an investigation of potential abuses of tax credits for producers of synthetic fuel under Section 29 of the Internal Revenue Code. The Subcommittee anticipates that this investigation will focus on whether certain synthetic fuel producers are claiming tax credits under Section 29, even though their product is not a qualified synthetic fuel under Section 29 and IRS regulations. In addition, the investigation will address whether certain corporations are engaging in transactions solely to take advantage of unused Section 29 credits, with no other business purpose. Lastly, the investigation will address the IRS’s efforts to curb abuses related to the Section 29 tax credits.

The effect that the Senate subcommittee investigation of synthetic fuel tax credits may have on the industry is unknown. While the investigation is pending, it may have a material adverse effect on the willingness of buyers to engage in transactions to purchase synthetic fuel facilities or on the willingness of current owners to operate their facilities, and may materially adversely affect our revenues and net income. We cannot make any assurances as to the timing or ultimate outcome of the subcommittee investigation, nor can we predict whether Congress or others may conduct investigations of Section 29 tax credits in the future.

Covol Fuels’ licensees are subject to audit by the IRS, and the IRS may challenge or disallow Section 29 tax credits claimed.

Licensees are subject to audit by the IRS. The IRS may challenge whether Covol Fuels’ licensees satisfy the requirements of Section 29, or applicable PLRs, or may attempt to disallow Section 29 tax credits for some other reason. Headwaters understands that the IRS has recently initiated audits of certain taxpayers who claimed Section 29 tax credits during open tax years, and the outcome of any such audit is uncertain. In the event that tax credits are disallowed, licensees may seek recovery from Covol Fuels for operational or other reasons, although we believe there would be no basis for such claims. The inability of a licensee to claim Section 29 tax credits also would reduce our future income from the licensee. In addition, IRS audit activity may have a material adverse effect on the willingness of buyers to engage in transactions to purchase synthetic fuel facilities or on the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them at full capacity, production will not be maximized, materially adversely affecting our revenues and net income.

Demand for Section 29 tax credits may be influenced by negative publicity involving the industry or transactions principally motivated by the reduction of taxes.

There has been recent public scrutiny, by the media and by policymakers, of Section 29. Outside the Section 29 context, there has been increased public scrutiny of transactions motivated principally by the reduction of federal income taxes. Our licensees could determine that the risk of negative publicity or public scrutiny associated with the Section 29 tax credits exceeds the financial benefits from the utilization of the credits. Such licensees may seek to mitigate or eliminate such risk by reducing or ceasing production of synthetic fuel or disposing of their facilities, resulting in short-term or long-term disruption of operations, in which case our revenues could be materially adversely affected.

Ongoing financial profitability of Covol Fuels depends on a small number of licensees.

Covol Fuels has licensed its coal-based solid synthetic fuel technology to a limited number of licensees. Under current law, facilities must have been placed into service prior to July 1, 1998 to be eligible for Section 29 tax credits, so Covol Fuels’ business primarily depends on existing licensees and chemical reagent customers. If any of Covol Fuels’ significant licensees or chemical reagent customers shuts down its facilities, operates its facilities at low production levels or sells its facilities resulting in short-term or long-term disruption of operations, our revenues and net income could be materially adversely affected. Covol Fuels’ licensees must address all operational issues including, but not limited to, feedstock availability, cost, moisture content, Btu content, correct chemical reagent formulation and application, operability of equipment, product durability and overall costs of operations. In some cases, licensees may be forced to relocate plants and enter into new strategic contracts to address marketing and operational issues. Licensee plant relocations disrupt production and delay generation of license fees paid to us.

The growth of Covol Fuels’ revenues has depended in part on increased production over time of coal-based solid synthetic fuel by its licensees. While to date efficiencies in production and improvements in equipment and processes used at facilities have allowed increased production, capacity is ultimately finite for the specific facilities and could limit growth in the future.

Covol Fuels must be able to develop and improve synthetic fuel technologies.

For Covol Fuels to remain competitive, we must be able to develop or refine our technologies to keep up with future synthetic fuel requirements. As licensees develop and modify their operations and choices of coal feedstocks, we will need to modify existing methods or find new methods, know-how, additives and other techniques to meet licensee and customer demands, such as demands for improved efficiencies, lower costs and improvements in synthetic fuel products, including chemical change and improved combustion characteristics. If we are unable to develop or refine our technologies, the revenues and business of Covol Fuels could be materially harmed.

ISG’s growth is dependent upon increased use and market acceptance of fly ash.

ISG’s growth has been and continues to be dependent upon the increased use of fly ash in the production of concrete. ISG’s marketing initiatives emphasize the environmental, cost and performance advantages of replacing portland cement with fly ash in the production of concrete. If ISG’s marketing initiatives are not successful, ISG may not be able to sustain its growth.

ISG’s business is dependent upon the price and supply of fly ash alternatives.

A significant portion of ISG’s business is based on the use of fly ash as a replacement for portland cement in concrete products. There is currently an overcapacity of cement in the world market, causing potential price decreases. The markets for ISG’s products are regional, in part because of the costs in transporting CCPs, and ISG’s business is affected by the availability and cost of competing products in the specific regions where it conducts business. If competing products become available at more competitive costs, ISG’s sales, revenue and net income could decrease.

ISG’s business could be adversely affected by fluctuations in weather and construction cycles.

ISG manages and markets CCPs and uses CCPs to produce construction materials. Utilities produce CCPs year-round, including in the winter when electricity demands increase. In comparison, sales of CCPs are generally keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons. ISG’s CCP sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarter ended March 31.

The CCP industry is cyclical because of its dependence on building construction and highway construction, including infrastructure repair, and is affected by changes in general and local economic conditions. State construction budgets are affected adversely by economic downturns. A downturn in the economy in one or more markets that ISG serves could have a material adverse effect on ISG’s sales.

If ISG’s coal-fired electric utility industry suppliers fail to provide ISG with high quality CCPs on a timely basis, ISG’s costs could increase and our growth could be hindered.

ISG relies on the production of CCPs by coal-fired electric utilities. ISG has occasionally experienced delays and other problems in obtaining high quality CCPs from its suppliers and may in the future be unable to obtain high quality CCPs on the scale and within the time frames required by ISG to meet its customers’ needs. If ISG is unable to obtain CCPs or if it experiences a delay in the delivery of high quality CCPs, ISG may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to its customers. Moreover, its revenues could be adversely affected if these customers choose to find alternatives to ISG products.

HTI’s technologies may not be commercially developed and marketed profitably.

Although HTI has developed and patented several technologies, commercialization of these technologies is in initial stages. Market acceptance of these technologies will depend on our ability to enter into agreements with licensees or joint venturers to further develop and provide adequate funding to commercialize the technologies. We can give no assurance that we will be able to enter into these agreements or that adequate funding will be available to fully develop and successfully commercialize its technologies or that they can be marketed profitably.

HTI will conduct business in China, where intellectual property and other laws, as well as business conditions, could create risks.

HTI has entered into agreements with Shenhua Group, the largest coal company in the People’s Republic of China, to license its direct coal liquefaction technology for use in a plant in China. We have entered into a preliminary joint venture agreement for fuel cell technology development and commercialization with the Dalian Institute of Chemical Physics in China, using our nanotechnology. In addition, other HTI activities are likely to involve licensing of other technologies in China. There is the risk that foreign intellectual property laws will not protect our intellectual property to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk from political change, ownership issues or repatriation or currency exchange concerns.

Environmental regulations could adversely affect our business.

Our operations and those of our suppliers and customers involved in coal-based energy generation, primarily utilities, are subject to federal, state and local environmental regulation. See “Business—Regulation” commencing on page S-46 for a broader discussion of regulation issues affecting Headwaters.

The coal-based solid synthetic fuel operations of Headwaters and its licensees are subject to federal, state and local environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products. In order to establish and operate the synthetic fuel plants, power plants and operations to collect and transport CCPs and bottom ash, we, our licensees and customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. Compliance with permits, regulations and the approved processes and procedures help protect against pollution and contamination, and are critical to our business. Although we believe that we and our licensees and customers are in substantial compliance with environmental regulations, permits and approved processes and procedures, any failure to comply could result in the issuance of substantial fines and penalties and cause us to incur environmental liabilities.

The federal Clean Air Act of 1970 and subsequent amendments (particularly the Clean Air Act Amendments of 1990), and corresponding state laws, regulate the emissions of materials into the air, and in certain circumstances require installation of emission control technologies that affect the operation of coal-fired utility power plants. Current and future emission regulations may have an adverse impact on the quantity and quality of CCPs produced by utilities and may add to the costs of operating a power plant. Because ISG manages and markets CCPs produced by coal-fired utilities, regulations that restrict coal-burning, make it more expensive or affect the quantity and quality of CCPs produced by utilities could adversely affect ISG’s business.

Materials sold by ISG vary in chemical composition. While CCPs generally have been excluded from regulation as “hazardous wastes,” the EPA is planning to publish proposed rules in January 2004 which will address, among other things, state and regional solid waste plans for CCPs disposed of in landfills or surface impoundments, or used to fill surface or underground mines. These proposed rules could make coal burning more expensive or less attractive to ISG’s utility clients. ISG manages a number of landfill and pond operations that may be affected by EPA’s proposed regulations. ISG is engaged in providing services at one landfill operation that is permitted and managed as a hazardous waste landfill. ISG provides the services necessary to landfill the client’s hazardous wastes and operates certain in-plant equipment and systems for the client. Accordingly, there can be no assurance that ISG will not be named in any third-party claims relating to the project.

CCPs contain small concentrations of metals that are considered as “hazardous substances” under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”). Land application of CCPs is regulated by a variety of federal and state statutes, which impose testing and management requirements to ensure environmental protection. Under certain circumstances, mismanagement of CCPs could give rise to CERCLA liability.

HTI’s ordinary course of business requires using its facilities to perform research and development activities involving coal, oil, chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other hazardous materials have been and are present in and on HTI’s properties. Regulatory noncompliance or accidental discharges, in spite of safeguards, could create an environmental liability. Therefore our operations entail risk of environmental damage, and we could incur liabilities in the future arising from the discharge of pollutants into the environment or from waste disposal practices.

We are involved in significant litigation and are subject to potential claims relating to our business.

We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business. These proceedings will require that we incur substantial costs, including attorneys’ fees, managerial time and other personnel resources and costs in pursuing resolution. Adverse resolution of these proceedings could have a materially negative effect on our business. See “Business—Litigation” on page S-49 of this prospectus supplement for a description of the material pending legal proceedings and potential claims regarding our business.

We have significant competition.

Headwaters experiences competition from traditional coal and fuel suppliers and natural resource producers, in addition to those companies that specialize in the use and upgrading of industrial byproducts. Many of these companies have greater financial, management and other resources than Headwaters and may be able to take advantage of acquisitions and other opportunities more readily. There can be no assurance that Headwaters will be able to do so successfully.

Coal-based solid synthetic fuels made using Covol Fuels’ technologies, from which Covol Fuels derives license revenues and revenues from sales of chemical reagents, compete with other synthetic fuel products, as well as traditional fuels. For Covol Fuels competition may come in the form of the marketing of competitive chemical reagents and the marketing of end products qualifying as synthetic fuel. Covol Fuels competes with other companies possessing technologies to produce coal-based solid synthetic fuels and companies that produce chemical reagents such as Nalco Chemical Company and Accretion Technologies, LLC.

Covol Fuels also experiences competition from traditional coal and fuel suppliers and natural resource producers, in addition to those companies that specialize in the use and upgrading of industrial byproducts. These companies may have greater financial, management and other resources than Headwaters has. Further, many industrial coal users are limited in the amount of synthetic fuel product they can purchase from Covol Fuels’ licensees because they have committed to purchase a substantial portion of their coal requirements through long-term contracts for standard coal.

Synthetic fuel technology and the use of CCPs are the subject of extensive research and development by our competitors. If competitive technologies are developed that greatly increase the demand for CCPs or reduce the costs of synthetic fuels or other resources, the economic viability of our technologies and business could be adversely affected.

Generally, the business of marketing traditional CCPs and construction materials is intensely competitive. ISG has substantial competition in three main areas: obtaining CCP management contracts with utility and other industrial companies; marketing CCPs and related industrial materials; and marketing its construction materials. ISG has a presence in every region in the United States, but because the market for the management of CCPs is highly fragmented and because the costs of transportation are high relative to sales prices, most of the competition in the CCP management industry is regional. There are many local, regional and national companies that compete for market share in these areas with similar products and with numerous other substitute products. Although ISG typically has long-term CCP management contracts with its clients, some of such contracts provide for the termination of such contract at the convenience of the utility company upon a minimum 90-day notice. Moreover, certain of ISG’s most significant regional CCP competitors appear to be seeking a broader national presence. These competitors include Lafarge North America Inc., Boral Material Technologies Inc. and Cemex. Construction materials are produced and sold regionally by the numerous owners and operators of concrete ready-mix plants. Producers with sand and gravel sources near growing metropolitan areas have important transportation advantages. In Texas, ISG’s most important construction materials market, Featherlite Building Products is among ISG’s competitors. Certain of these competitors have substantially greater resources than Headwaters and ISG. If they were to begin to compete in the national market, or in regions where they currently do not have operations, ISG’s business may be materially adversely affected.

Many of the world’s major chemical companies are devoting significant resources to researching and developing nanocatalysts and catalytic processes. These companies have greater financial, management and other resources than Headwaters has. Headwaters’ strategy is to enter into license agreements or joint ventures with major chemical companies for the further development and commercialization of Headwaters’ nanocatalyst technologies.

Our business strategy to grow through acquisitions may not be successful.

An important business strategy of Headwaters is growth through acquisitions. Our ability to successfully implement our strategy is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our rapidly changing marketplace. In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer dilution. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations, including loss of key employees, diversion of management’s attention from core business operations, assumption of contingent liabilities and incurrence of potentially significant write-offs. There can be no assurance that we will be successful in implementing our acquisition strategy, that such strategy will improve our operating results or that these activities will not have a dilutive effect on existing stockholders.

If we are unable to manage the growth of our business successfully, our revenues and business prospects could suffer.

We have experienced significant growth recently, both internally and through acquisitions. We may not be able to successfully manage the increased scope of our operations or a significantly larger and more geographically diverse workforce as we expand. Any failure to successfully manage growth could harm our business and financial results. Additionally, growth increases the demands on our management, our internal systems, procedures and controls. To successfully manage growth, we must add administrative staff and periodically update and strengthen our operating, financial and other systems, procedures and controls, which will increase our costs and may reduce our profitability. We may be unable to successfully implement improvements to our information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

Our business could be harmed if we are unable to protect our proprietary intellectual property.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our intellectual property. Despite these precautions, unauthorized third parties may misappropriate, infringe upon, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or attempt to design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. As a result, any infringement claims by third parties or claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may materially harm our business and prospects.

We have significant debt service requirements.

As of November 30, 2003, we had approximately $125.2 million of total debt outstanding, including approximately $3.2 million of original issue discount, substantially all of which was incurred in connection with the acquisition of ISG. Upon application of a portion of the net proceeds of this offering to pay down indebtedness, we would have approximately $75 million in debt outstanding. See “Use of Proceeds.” Subject to restrictions in our senior secured credit facility, following this offering and assuming our expected repayment in full of the senior subordinated debentures, we may also incur significant amounts of additional debt for working capital, capital expenditures and other purposes. Our combined debt total could have important consequences for our company, including the following:

•	we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes;

•	we will need to use a large portion of our cash flow to pay interest and the required principal payments on borrowings under our senior secured credit facility, which will reduce the amount of money available to finance our operations, capital expenditures and other activities;

•	our senior debt has a variable rate of interest, which exposes us to the risk of increased interest rates;

•	borrowings under our senior secured credit facility are secured by all our assets;

•	we may be more vulnerable to economic downturns and adverse developments in our business;

•	we may be less flexible in responding to changing business and economic conditions, including increased competition and demand for new products and services; and

•	we may not be able to implement our business plans.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms or without substantial additional expense to us. Significant acquisitions may be funded with additional indebtedness, which would increase debt service requirements. These and other factors could have a material adverse effect on our results of operations, liquidity and financial condition.

Covenant restrictions under our senior secured credit facility may limit our ability to operate our business.

Our senior secured credit facility and senior subordinated debentures (which debentures are expected to be repaid in full from a portion of the net proceeds from this offering) contain, among other things, covenants that may restrict our ability to finance future operations or capital needs, to acquire additional businesses or to engage in other business activities. Currently the senior secured credit facility requires approval for acquisitions funded with aggregate cash consideration in excess of $50 million. In addition, our senior secured credit facility sets forth covenants requiring us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. A breach of any of these covenants could result in a default under our senior secured credit facility, in which event our lenders could elect to declare all amounts outstanding to be immediately due and payable, which could materially adversely affect our business.

Our stock price has been and could remain volatile.

The market price for our common stock has been and may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:

•	variations in our quarterly operating results from our expectations or those of securities analysts or investors;

•	downward revisions in securities analysts’ estimates or changes in general market conditions;

•	IRS or other governmental actions, including Congressional hearings and investigations relating to Section 29 tax credits and media coverage relating thereto;

•	announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	insider selling or buying;

•	regulatory developments affecting our industry;

•	general technological or economic trends; and

•	other matters discussed in “Risk Factors.”

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Future sales of our common stock could adversely affect our stock price.

Substantial sales of our common stock in the public market, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. As of November 30, 2003, we had 28,068,818 shares of common stock outstanding. As of November 30, 2003, options and warrants to purchase 3,432,046 shares of our common stock were issued and outstanding at a weighted average exercise price of $10.60 per share, of which options and warrants to purchase 1,886,325 shares had vested.

Headwaters has in place a registration statement registering up to $150 million in securities. The common stock offered by Headwaters pursuant to this prospectus supplement is offered under this registration statement. The remaining securities registered under the registration statement may be offered to the public in the future by means of a prospectus supplement.

We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any short-term return on your investment will depend on the market price of our capital stock.

We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facility and senior subordinated debentures (which are expected to be repaid in full from a portion of the net proceeds from this offering) restrict and limit payments or distributions in respect of our capital stock.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be approximately $84.3 million, assuming a price to the public of $19.05 per share (the reported last sale price of our common stock on the Nasdaq National Market on December 5, 2003) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds from this offering will be approximately $97.1 million. We intend to use $20.4 million of the net proceeds from this offering to repay all of the borrowings and applicable prepayment charges under our senior subordinated debentures and $30 million of the net proceeds from this offering to repay part of our senior secured debt. As of November 30, 2003, approximately $105.1 million of the senior secured debt, including approximately $2.9 million of original issue discount was outstanding. The senior secured debt is due to be paid in installments through August 2007, and bears a variable interest rate (currently 5.4%). The $20 million senior subordinated debentures are due in September 2007 and bear a fixed annual interest rate of 18%.

The remaining proceeds will be used by Headwaters for general corporate purposes, including future use of a portion or all of the remaining net proceeds to fund acquisitions of complementary businesses in the chemical, energy, building products and related industries. Acquisitions are an important part of our business strategy and to that end, Headwaters routinely reviews complementary acquisitions, including those in the areas of CCP marketing and construction materials and coal and catalyst technologies. Announcements concerning specific acquisitions could be made at any time, but there can be no assurance that any particular transaction will be completed. See “Risk Factors.”

COMMON STOCK PRICE RANGE

The shares of our common stock are listed on the Nasdaq National Market under the symbol “HDWR.” At November 30, 2003, we had approximately 366 stockholders of record. The following table sets forth the high and low sale prices of our common stock as reported on the Nasdaq National Market for the periods indicated.

	Market Price
	Low	High
Fiscal Period
2002
First Quarter	$9.10	$13.10
Second Quarter	11.16	15.55
Third Quarter	11.37	19.15
Fourth Quarter	11.87	16.74
2003
First Quarter	$12.81	$18.03
Second Quarter	13.50	16.64
Third Quarter	13.25	20.25
Fourth Quarter	12.86	16.30
2004
First Quarter (through December 5, 2003)	$14.78	$19.40

DIVIDEND POLICY

We have never paid dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facility and senior subordinated debentures (which debentures are expected to be repaid in full from a portion of the net proceeds of this offering) restrict and limit payments or distributions in respect of our capital stock. Payment of dividends in the future will depend, among other things, upon our debt covenants, ability to generate earnings, need for capital, investment opportunities and overall financial condition.

CAPITALIZATION

The following table sets forth, as of September 30, 2003, our capitalization:

•	on an actual basis; and

•	on an as adjusted basis to reflect approximately $9.71 million of repayments of indebtedness made subsequent to September 30, 2003 and to give effect to the sale of common stock offered by us in the offering at the public offering price of $19.05 per share (the reported last sale price of our common stock on the Nasdaq National Market on December 5, 2003), after deducting the estimated underwriting discounts and commissions and estimated offering expenses and the application of part of the net proceeds to repay all of our senior subordinated debentures and part of our senior secured debt. See “Use of Proceeds.”

This table should be read in conjunction with the consolidated financial statements of Headwaters and the notes related to those financial statements included elsewhere herein and incorporated by reference herein.

	As of September 30, 2003
	Actual	As Adjusted
	(in thousands)
Cash, cash equivalents and short-term trading investments	$21,653	$55,562

Current portion of long-term debt(1)	$27,475	$17,679
Senior secured debt, excluding current portion(1)	84,321	56,743
Senior subordinated debentures(1)	19,682	0
Other long-term debt	41	41
Stockholders’ equity(2):
Common stock	28	33
Capital in excess of par value	130,936	215,244
Retained earnings	12,213	12,213
Other, primarily treasury stock	(3,020)	(3,020)

Total stockholders’ equity	140,157	224,470

Total capitalization	$271,676	$298,933

(1)	Long-term debt amounts shown above are net of original issue discount (“OID”), which was $3.40 million at September 30, 2003. The as adjusted amounts include appropriate adjustments to OID resulting from the repayment of $9.71 million subsequent to September 30, 2003 and the assumed repayments described in “Use of Proceeds.”
(2)	Based on the number of shares outstanding as of September 30, 2003, excluding options and warrants outstanding.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected financial data are derived from the consolidated financial statements of Headwaters. This information should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein and incorporated by reference.

As more fully described in Note 3 to the consolidated financial statements, in August 2001 Headwaters acquired HTI, the financial statements of which are consolidated with Headwaters’ financial statements using a one-month lag. Accordingly, no results of operations of HTI were included in the consolidated statement of income for 2001. HTI’s August 31, 2001, 2002 and 2003 balance sheets were consolidated with Headwaters’ September 30, 2001, 2002 and 2003 balance sheets, and HTI’s results of operations for the twelve months ended August 31, 2002 and 2003 were consolidated with Headwaters’ 2002 and 2003 results. Also, as more fully described in Note 3 to the consolidated financial statements, Headwaters acquired ISG on September 19, 2002 and accordingly, ISG’s results of operations for the period from September 19, 2002 through September 30, 2003 have been consolidated with Headwaters’ 2002 and 2003 results. ISG’s results of operations up to September 18, 2002 have not been included in Headwaters’ consolidated results for any period. As more fully described in Note 11 to the consolidated financial statements, in 2001, Headwaters recorded approximately $7.5 million of income tax benefit primarily related to the reduction of its deferred tax asset valuation allowance.

The selected financial data as of and for the years ended September 30, 1999 and 2000 and as of September 30, 2001 are derived from audited financial statements not included herein. The selected financial data as of September 30, 2002 and 2003 and for the years ended September 30, 2001, 2002, and 2003 were derived from the audited financial statements of Headwaters included elsewhere herein.

	Year Ended September 30,
	1999	2000	2001	2002	2003
	(in thousands, except per share data)
Operating Data:
Total revenue	$6,719	$27,886	$45,464	$119,345	$387,630
Net income (loss)	(28,393)	3,682	21,517	24,286	36,631
Diluted net income (loss) per share	(2.39)	0.07	0.87	0.94	1.30

	As of September 30,
	1999	2000	2001	2002	2003
	(in thousands)
Balance Sheet Data:
Working capital (deficit)	$(2,721)	$8,393	$8,619	$15,023	$14,176
Net property, plant and equipment	14,182	552	2,680	50,549	52,743
Total assets	58,095	33,441	55,375	372,857	373,275
Long-term obligations:
Long-term debt	17,887	5,055	149	154,552	104,044
Unamortized portion of non-refundable license fees and other long-term liabilities	8,036	7,861	8,711	5,442	4,703
Redeemable convertible preferred stock	4,332	—	—	—	—
Deferred income taxes	—	—	—	51,357	50,663
Total long-term obligations	30,255	12,916	8,860	211,351	159,410
Total stockholders’ equity (deficit)	(1,028)	10,747	31,086	98,596	140,157

In the table below, we provide you with summary historical financial information of Headwaters. We have prepared this information using the consolidated financial statements of Headwaters for each of the three years in the period ended September 30, 2003. You should read this summary historical financial information along with our consolidated financial statements and the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and “Where You Can Find More Information,” included in this prospectus supplement and the accompanying prospectus.

	Year Ended September 30,
	2001	2002	2003
	(in thousands, except per share data)
Statement of Income Data:
Revenue:
Sales of chemical reagents	$22,407	$74,419	$128,375
License fees	20,765	30,456	35,726
Coal combustion products revenues	—	6,818	169,938
Sales of construction materials	—	1,774	49,350
Other revenues	2,292	5,878	4,241

Total revenue	45,464	119,345	387,630

Operating costs and expenses:
Cost of chemical reagents sold	14,524	50,134	87,386
Cost of coal combustion products revenues	—	3,764	123,146
Cost of construction materials sold	—	1,388	37,689
Cost of other revenues	—	5,244	3,919
Depreciation and amortization	355	1,760	12,982
Research and development	2,400	2,322	4,674
Selling, general and administrative	8,554	13,699	40,715

Total operating costs and expenses	25,833	78,311	310,511

Operating income	19,631	41,034	77,119

Other income (expense):
Interest and net investment income	726	1,000	310
Interest expense	(224)	(553)	(15,687)
Losses on notes receivable and investments	(6,265)	(743)	(2,436)
Other, net	600	(502)	775

Total other income (expense), net	(5,163)	(798)	(17,038)

Income before income taxes	14,468	40,236	60,081
Income tax benefit (provision)	7,049	(15,950)	(23,450)

Net income	$21,517	$24,286	$36,631

Basic earnings per share	$0.94	$1.00	$1.35

Diluted earnings per share	$0.87	$0.94	$1.30

Weighted-average shares outstanding:
Basic	22,787	24,234	27,083

Diluted	24,637	25,725	28,195

	As of September 30,
	2001	2002	2003
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term trading investments	$7,047	$13,191	$21,653
Total current assets	24,048	77,933	87,884
Property, plant and equipment, net	2,680	50,549	52,743
Total assets	55,375	372,857	373,275
Current portion of long-term debt	4,356	15,578	27,475
Long-term debt	149	154,552	104,044
Total liabilities	24,289	274,261	233,118
Total stockholders’ equity	31,086	98,596	140,157

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations for Headwaters should be read together with the financial statements and other financial information included in this prospectus supplement. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in the forward-looking statements. See “Special Note About Forward-Looking Statements” included elsewhere in the accompanying prospectus.

Headwaters’ fiscal year ends on September 30 and unless otherwise noted, future references to years refer to Headwaters’ fiscal year rather than a calendar year.

Acquisitions of ISG and HTI and Segments

The consolidated financial statements include the accounts of Headwaters and all of its subsidiaries, only two of which have significant operations, ISG and HTI. All significant intercompany transactions and accounts are eliminated in consolidation. ISG was acquired on September 19, 2002 and accordingly, ISG’s results of operations for the period from September 19, 2002 through September 30, 2003 have been consolidated with Headwaters’ 2002 and 2003 results. HTI was acquired in August 2001. Due to the time required to obtain accurate financial information related to HTI’s foreign contracts, for financial reporting purposes HTI’s financial statements are consolidated with Headwaters’ financial statements using a one-month lag. Accordingly, no results of operations of HTI were included in the consolidated statement of income for 2001. HTI’s August 31, 2002 and 2003 balance sheets were consolidated with Headwaters’ September 30, 2002 and 2003 balance sheets and HTI’s results of operations for the twelve months ended August 31, 2002 and 2003 were consolidated with Headwaters’ 2002 and 2003 results.

ISG Acquisition.    On September 19, 2002, Headwaters acquired 100% of the common stock of ISG, assumed or paid off all of ISG’s outstanding debt and redeemed all of ISG’s outstanding preferred stock. ISG is the leading provider of high quality fly ash to the building products and ready mixed concrete industries in the United States. ISG also develops, manufactures and distributes value-added bagged concrete, stucco, mortar and block products that utilize fly ash through its construction materials segment. Headwaters’ historical focus has been on using technology to add value to fossil fuels, particularly coal. The acquisition of ISG provided Headwaters with a significant position in the last phase of the coal value chain due to ISG’s competencies in managing CCPs. The acquisition of ISG also brought to Headwaters substantial management depth, comprehensive corporate infrastructure and critical mass in revenues and operating income.

In order to obtain the cash necessary to acquire ISG and retire the ISG debt, Headwaters issued $175.0 million of new debt consisting of $155.0 million of senior secured debt with a five-year term and a variable interest rate and $20.0 million of subordinated debt with an approximate five-year term and a fixed interest rate (see Note 9 to the consolidated financial statements). ISG management participated in one-half, or $10.0 million, of the subordinated debt. Total cash proceeds from the issuance of new debt, net of debt discounts, was $170.0 million. Headwaters also incurred approximately $6.2 million of debt issuance costs to place the new debt, which had an initial combined effective weighted-average interest rate of approximately 9.0%. The total consideration paid for ISG was $257.9 million and is described in more detail in Note 3 to the consolidated financial statements.

The ISG acquisition was accounted for using the purchase method of accounting as required by SFAS No. 141, “Business Combinations.” Assets acquired and liabilities assumed were recorded at their fair values as of September 19, 2002. Approximately $109.2 million of the purchase price was allocated to identifiable intangible assets, consisting primarily of contracts with coal-fired electric power generation plants and patents. This amount is being amortized over the estimated combined useful life of 20 years. The remaining purchase price not attributable to the tangible and identifiable intangible assets was allocated to goodwill, none of which is tax deductible. All of the intangible assets and all of the goodwill were allocated to the CCP segment.

HTI Acquisition.    In August 2001, Headwaters acquired 100% of the common stock of HTI, a New Jersey-based company. HTI’s activities are directed at catalyst technologies to convert coal and heavy oil into environmentally-friendly, higher-value liquid fuels, as well as nanocatalyst processes and applications. The total consideration paid for HTI was $15.0 million and is described in more detail in Note 3 to the consolidated financial statements.

The HTI acquisition was accounted for using the purchase method of accounting. Assets acquired and liabilities assumed were recorded at their fair values as of the acquisition date. Approximately $9.7 million of the purchase price was allocated to identifiable intangible assets consisting of existing patented technology with an estimated useful life of 15 years. Approximately $2.4 million of the purchase price was allocated to purchased in-process research and development, consisting primarily of efforts focused on developing catalysts and catalytic processes to lower the cost of producing synthetic fuels and chemicals while improving energy efficiency and reducing environmental risks. This amount represented projects that had not reached technological feasibility and had no alternative use as of the acquisition date, and was expensed in 2001.

Segments.    Until Headwaters acquired ISG in September 2002, Headwaters operated in and reported as a single industry segment, alternative energy. With the acquisition of ISG, Headwaters now operates in three business segments, alternative energy, CCPs, and construction materials. These segments are managed and evaluated separately by management based on fundamental differences in their operations, products and services.

The alternative energy segment includes Headwaters’ traditional coal-based solid synthetic fuels business and HTI’s business of developing catalyst technologies to convert coal and heavy oil into environmentally-friendly, higher-value liquid fuels. Revenues for this segment primarily include sales of chemical reagents and license fees.

The CCP segment includes ISG’s business of providing high quality fly ash to the building products and ready mix concrete industries. This segment markets coal combustion products such as fly ash and bottom ash, known as CCPs. ISG has long-term contracts, primarily with coal-fired electric power generation plants, pursuant to which it manages the post-combustion operations for the utilities. ISG markets CCPs to replace manufactured or mined materials, such as portland cement, lime, agricultural gypsum, fired lightweight aggregate, granite aggregate and limestone. CCP revenues consist primarily of the sale of products, with a small amount of service revenue.

The construction materials segment manufactures and distributes value-added bagged concrete, stucco, mortar and block products. ISG has introduced high volumes of CCPs as substitute ingredients in the products the construction materials segment produces.

Critical Accounting Policies and Estimates

Headwaters’ significant accounting policies are identified and described in Note 2 to the consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period.

Headwaters continually evaluates its policies and estimation procedures. Estimates are often based on historical experience and on assumptions that are believed to be reasonable under the circumstances, but which could change in the future. Some of Headwaters’ accounting policies and estimation procedures require the use of substantial judgment, and actual results could differ materially from the estimates underlying the amounts reported in the consolidated financial statements. Such policies and estimation procedures have been reviewed with Headwaters’ audit committee. The following is a discussion of critical accounting policies and estimates.

License Fee Revenue Recognition.    Headwaters currently licenses its technologies to 28 of a company-estimated 75 coal-based solid synthetic fuel facilities in the United States. Recurring license fees or royalty payments are recognized in the period when earned, which generally coincides with the sale of synthetic fuel by Headwaters’ licensees. In most instances, Headwaters receives timely reports from licensees notifying Headwaters of the amount of solid synthetic fuel sold and the royalty due Headwaters under the terms of the respective license fee agreements. Additionally, Headwaters has experienced a regular pattern of payment by these licensees of the reported amounts.

Generally, estimates of license fee revenue earned, where required, can be reliably made based upon historical experience and/or communications from licensees for whom an established pattern exists. In some cases, however, such as when a licensee is beginning to produce and sell synthetic fuel or when a synthetic fuel facility is sold by a licensee to another entity, and for which there is no pattern or knowledge of past or current production and sales activity, there may be more limited information upon which to estimate the license fee revenue earned. In these situations, Headwaters uses such information as is available and where possible, substantiates the information through such procedures as observing the levels of chemical reagents purchased by the licensee and used in the production of the solid synthetic fuel. In certain limited situations, Headwaters is unable to reliably estimate the license fee revenues earned during a period, and therefore revenue recognition is delayed until a future date when sufficient information is known from which to make a reasonable estimation.

Realizability of Receivables.    Allowances are provided for uncollectible accounts and notes receivable when deemed necessary. Such allowances are based on an account-by-account analysis of collectibility or impairment. Collateral is not required for trade receivables, but Headwaters performs periodic credit evaluations of its customers. Collateral is generally required for notes receivable and has historically consisted of most or all assets of the debtor.

With regard to Headwaters’ trade receivables from the alternative energy segment, past allowances have been minimal as have any required write-offs. Trade receivables from the CCP and construction materials segments involve substantially more customers, and receivable allowances are required. Headwaters reviews the collectibility of its trade receivables as of the end of each reporting period.

Net losses recognized on notes receivable were approximately $3.7 million in 2001, $0.7 million in 2002 and $2.1 million in 2003. Notes receivable generally relate to nonoperating activities and accordingly, losses are included in other expense in the consolidated statements of income. The losses on notes receivable in 2001 consisted entirely of write-offs or impairments of notes from unrelated, high-risk entities to which Headwaters loaned funds in late fiscal 2000 and early fiscal 2001, which amounts were determined to be uncollectible or worthless. Headwaters no longer makes these loans, and in September 2001, Headwaters sold all its remaining loans and equity investments in these entities to a limited liability company, in exchange for a $4.0 million note receivable, due no later than September 2004. This note is being accounted for on the cost recovery basis. Headwaters reviews collectibility of this note receivable at the end of each reporting period. This collectibility review consists of consideration of payments of required interest and principal and the sufficiency of the collateral to support the outstanding note receivable balance. If an impairment is indicated, Headwaters writes down the note receivable to its estimated net realizable value. Impairment losses of approximately $1.0 million and $2.1 million were recorded in 2002 and 2003, respectively, due to declines in the value of the underlying collateral, which management deemed other than temporary, during those periods.

Headwaters considers its receivable allowances adequate as of September 30, 2003; however, changes in economic conditions generally or in specific markets in which Headwaters operates could have a material effect on required reserve balances.

Valuation of Long-Lived Assets, including Intangible Assets and Goodwill.    Long-lived assets consist primarily of property, plant and equipment, intangible assets and goodwill. Intangible assets consist primarily of identifiable intangible assets obtained in connection with the acquisitions of ISG (long-term contracts and patents) and HTI (existing patented technology). These intangible assets are being amortized on the straight-line method over their remaining estimated useful lives. Goodwill consists of the excess of the purchase price for ISG and HTI over the fair value of identified assets acquired, net of liabilities assumed. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Accounting for Goodwill and Intangible Assets,” goodwill is not amortized, but is tested at least annually for impairment. Goodwill is normally tested as of June 30, using a two-step process that begins with an estimation of the fair value of the reporting unit giving rise to the goodwill.

Headwaters periodically evaluates the carrying value of long-lived assets, including intangible assets and goodwill, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current events and circumstances. Changes in circumstances such as technological advances, changes to Headwaters’ business model or changes in Headwaters’ capital strategy could result in the actual useful lives differing from Headwaters’ current estimates. In those cases where Headwaters determines that the useful life of property, plant and equipment or intangible assets should be shortened, Headwaters would amortize the net book value in excess of salvage value over its revised remaining useful life, thereby increasing depreciation or amortization expense.

The carrying value of a long-lived asset is considered impaired when the anticipated cumulative undiscounted cash flow from that asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. There were no impairment losses recorded for long-lived assets in any of the years presented. Indicators of impairment include such things as a significant adverse change in legal factors or in the general business climate or an expectation that significant assets will be sold or otherwise disposed of.

In accordance with the requirements of SFAS No. 142, Headwaters does not amortize goodwill. SFAS No. 142 requires Headwaters to periodically perform tests for goodwill impairment. Step 1 of the initial impairment test was required to be performed no later than March 31, 2003; thereafter impairment testing is required to be performed no less often than annually, or sooner if evidence of possible impairment arises. Impairment testing is performed at the reporting unit level and Headwaters has identified four reporting units: (i) the Covol Fuels division and (ii) HTI (which together comprise the alternative energy segment), (iii) CCPs and (iv) Construction Materials. Currently, goodwill exists only in the CCPs and HTI reporting units.

Step 1 of impairment testing consists of determining and comparing the fair values of the reporting units to the carrying values of those reporting units. If step 1 were to be failed for either the CCPs or HTI reporting units, indicating a potential impairment, Headwaters would be required to complete step 2, which is a more detailed test to calculate the implied fair value of goodwill, and compare that value to the carrying value of the goodwill. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is required to be recorded.

Headwaters performed step 1 impairment tests of the recorded goodwill in the CCPs and HTI reporting units as of October 1, 2002, the beginning of fiscal year 2003. Headwaters performed its annual, recurring tests for potential impairment using the date of June 30, 2003. The tests indicated that the fair values of the reporting units exceeded their carrying values as of both October 1, 2002 and June 30, 2003. Accordingly, step 2 of the impairment tests was not required to be performed, and no impairment charge was necessary.

It is possible that some of Headwaters’ tangible or intangible long-lived assets or goodwill could be impaired in the future and that the resulting write-downs could be material.

Legal Matters.    Headwaters and its subsidiaries are involved in several legal proceedings and contractual matters that have arisen in the normal course of business, all as explained in more detail in “Business—Litigation” on page S-49 and Note 14 to the consolidated financial statements. Management in all cases intends to vigorously defend Headwaters’ position. In regards to all of the unsettled legal matters, legal counsel cannot express an opinion as to the ultimate amount of recovery or liability. Management does not believe that the outcome of these matters will have a significant adverse effect upon the operations, cash flows or the financial position of Headwaters; however, it is possible that a change in management’s estimates of probable liability could occur, and the change could be significant.

In accounting for legal matters, Headwaters follows the guidance in SFAS No. 5, “Accounting for Contingencies,” under which loss contingencies are accounted for based upon the likelihood of an impairment of an asset or the incurrence of a liability. If a loss contingency is “probable” and the amount of loss can be reasonably estimated, it is accrued. If a loss contingency is “probable,” but the amount of loss can not be reasonably estimated, or if a loss contingency is “reasonably possible,” disclosure is made. Loss contingencies that are “remote” are neither accounted for nor disclosed. Gain contingencies are given no accounting recognition, but are disclosed if material.

Year Ended September 30, 2003 Compared to Year Ended September 30, 2002

The information set forth below compares Headwaters’ operating results for the year ended September 30, 2003 (“2003”) with operating results for the year ended September 30, 2002 (“2002”).

Revenue.    Total revenue for 2003 increased by $268.3 million or 225% to $387.6 million as compared to $119.3 million for 2002. If the ISG acquisition had occurred on October 1, 2001, total revenue would have increased by $52.1 million or 16% from 2002 to 2003. The major components of revenue are discussed in the sections below.

Sales of Chemical Reagents.    Chemical reagent sales during 2003 were $128.4 million with a corresponding direct cost of $87.4 million. Chemical reagent sales during 2002 were $74.4 million with a corresponding direct cost of $50.1 million. The increase in chemical reagent sales during 2003 was due to increased synthetic fuel production by Headwaters’ licensees, as well as sales of chemical reagents to new customers with which Headwaters does not have a license agreement.

License Fees.    During 2003, Headwaters recognized license fee revenue totaling $35.7 million, an increase of $5.2 million or 17% over $30.5 million of license fee revenue recognized during 2002. License fees in 2003 consisted of recurring license fees or royalty payments of $34.5 million and deferred revenue amortization of $1.2 million. License fees in 2002 consisted of recurring license fees of $29.0 million and deferred revenue amortization of $1.5 million. The primary reason for the increase in license fee revenue in 2003 compared to 2002 was a major licensee that purchased four facilities from a former licensee in October 2001, but did not begin operating those facilities until early calendar 2002. Headwaters earned approximately $11.3 million in license fees from this licensee in 2003 and $7.4 million in 2002.

Pursuant to the contractual terms of an agreement with a certain licensee, the cumulative license fees owed to Headwaters have been placed in escrow for the benefit of Headwaters pending resolution of certain contingencies. Headwaters currently expects the escrowed amounts to increase as additional license fees are generated and that most, if not all, of such amounts will be recognized as revenue at some future date. As of September 30, 2003, the license fees, net of anticipated expenses, total approximately $20.0 million. Certain accounting rules governing revenue recognition require that the seller’s price to the buyer be “fixed or determinable” as well as reasonably certain of collection. In this situation, those rules appear to currently preclude revenue recognition. Accordingly, none of the escrowed amounts have been recognized as revenue in the consolidated statements of income. In addition to these escrowed amounts, this same licensee has also set aside substantial amounts for various operational contingencies as provided for in the contractual agreements. These reserves, if not needed, will eventually be paid out to various parties having an interest in the cash flows from the licensee’s operations, including Headwaters. As a result, Headwaters currently expects to receive at some future date a portion of those reserves, the amount of which is not currently determinable and therefore, not recognizable.

ISG Revenues and Cost of Revenues.    Coal combustion products revenues and sales of construction materials and the related cost of revenue captions represent ISG’s revenues and cost of revenues. Because ISG was purchased on September 19, 2002, there were only 12 days of operations included in 2002 compared to a full year in 2003.

Assuming the ISG acquisition had occurred on October 1, 2001, CCP revenues would have decreased by $5.7 million, or 3%, from $175.6 million in 2002 to $169.9 million in 2003. The reasons for the decrease in CCP revenues includes a large non-recurring project in 2002, poor weather conditions in many of ISG’s key markets in 2003 and a general slow-down in the construction industry in 2003. These conditions resulted in a decrease in ISG’s CCP gross margin from 29.1% in 2002 to 27.5% in 2003.

Assuming the ISG acquisition had occurred on October 1, 2001, ISG’s sales of construction materials would have increased by $0.2 million in 2003 compared to 2002. The gross margin increased from 21.2% to 23.6%, primarily as a result of cost saving measures implemented in 2003.

Depreciation and Amortization.    These costs increased by $11.2 million to $13.0 million in 2003 from $1.8 million in 2002. The increase was primarily attributable to depreciation and amortization of ISG’s tangible and intangible assets.

Research and Development.    Research and development expenses increased by $2.4 million to $4.7 million in 2003 from $2.3 million in 2002. The increase was primarily attributable to the inclusion of additional costs relating to ISG’s research and development activities. In 2002, research and development expenses represented primarily costs related to HTI’s activities, which remained relatively unchanged during 2003.

Selling, General and Administrative Expenses.    These expenses increased $27.0 million to $40.7 million for 2003 from $13.7 million for 2002. The increase in 2003 was due primarily to the inclusion of ISG’s costs, and to a lesser extent, an increase in professional services expenses of approximately $1.1 million related to legal actions in which Headwaters is currently involved. Assuming the ISG acquisition had occurred on October 1, 2001, selling, general and administrative expenses for 2002 would have been comparable to the 2003 amount. The increase in Headwaters’ professional services expenses and ISG’s higher insurance and communication costs in 2003, were partially offset by decreases in ISG’s personnel related costs.

Other Income and Expense.    During 2003, Headwaters reported net other expense of $17.0 million compared to net other expense of $0.8 million during 2002. The change of $16.2 million was attributable to i) an increase in interest expense of $15.1 million, ii) a decrease in interest income of $0.7 million, and iii) an increase in net losses on notes receivable and investments of $1.7 million, substantially offset by an increase in net other income of $1.3 million.

Interest expense increased in 2003 due to the substantial increase in debt incurred in September 2002 to finance the acquisition of ISG. Interest expense in 2003 includes $1.5 million related to accelerated amortization of debt discount and debt issue costs associated with $25.5 million of early repayments of senior debt principal. Interest income decreased from 2002 to 2003 primarily due to lower average balances of cash and short-term investments as a result of Headwaters using a substantial amount of cash to purchase ISG and applying available cash generated in 2003 to repay long-term debt. Lower interest rates in 2003 also affected interest income.

Losses on notes receivable were $1.4 million higher in 2003 as compared to 2002. In both years, the majority of the losses represented write-downs of a note receivable which is being accounted for on the cost recovery method. The write-downs in both years were necessary due to declines in the value of the underlying collateral. The carrying value of this note receivable at September 30, 2003 was $0.5 million. In 2003, Headwaters also recorded a $0.3 million loss on an investment.

Net other income increased by $1.3 million in 2003 compared to 2002 primarily due to two non-recurring transactions in 2002. A $1.3 million gain on sale of assets resulted from the sale of a 50% interest in one of Headwaters’ original synthetic fuel facilities. Also, Headwaters recorded approximately $2.6 million of losses related to the write-off of deferred project/financing costs resulting from the abandonment of certain projects or the postponement or redirection of activities for which costs had previously been deferred.

Income Tax Provision.    In 2003, Headwaters recorded an income tax provision at an effective tax rate of approximately 39%. In 2002, the effective tax rate was approximately 40%.

Year Ended September 30, 2002 Compared to Year Ended September 30, 2001

The information set forth below compares Headwaters’ operating results for the year ended September 30, 2002 (“2002”) with operating results for the year ended September 30, 2001 (“2001”).

Revenue.    Total revenue for 2002 increased by $73.8 million or 162% to $119.3 million as compared to $45.5 million for 2001. The major components of revenue are discussed in the sections below.

Sales of Chemical Reagents.    Chemical reagent sales during 2002 were $74.4 million with a corresponding direct cost of $50.1 million. Chemical reagent sales during 2001 were $22.4 million with a corresponding direct cost of $14.5 million. The increase in chemical reagent sales in 2002 over 2001 was due to increased synthetic fuel production by Headwaters’ licensees, as well as sales of chemical reagents to new customers.

License Fees.    During 2002, Headwaters recognized license fee revenue totaling $30.5 million, an increase of $9.7 million or 47% over $20.8 million of license fee revenue recognized during 2001. License fees in 2002 consisted of recurring license fees or royalty payments of $29.0 million and deferred revenue amortization of $1.5 million. License fees in 2001 consisted of recurring license fees of $18.8 million and deferred revenue amortization of $2.0 million.

A major licensee significantly reduced its production and sale of synthetic fuel in early 2001 and did not operate its four facilities for most of 2001. This licensee sold the facilities in October 2001, and Headwaters earned approximately $3.7 million more in license fees from these facilities in 2002 than in 2001. This factor, combined with increased synthetic fuel sales by most other licensees, caused the increase in license fee revenue for 2002 over 2001.

Other Revenues and Cost of Revenues.    Coal combustion products revenues and sales of construction materials and the related cost of revenue captions represent ISG’s revenues and cost of revenues. ISG was purchased on September 19, 2002, and accordingly, there were only 12 days of operations included in 2002. Approximately $2.9 million of other revenues and $5.2 million of cost of other revenues represent HTI’s revenues and cost of revenues for 2002. There were no comparable revenues and cost of revenues for either ISG or HTI in 2001.

Depreciation and Amortization.    These costs increased by $1.4 million to $1.8 million in 2002 from $0.4 million in 2001. The increase was primarily attributable to the depreciation and amortization of the tangible and intangible assets acquired in the HTI acquisition in August 2001 ($1.0 million) and the depreciation and amortization of the tangible and intangible assets acquired in the ISG acquisition in September 2002 ($0.4 million).

Research and Development.    Approximately $2.4 million of the HTI purchase price was allocated to purchased in-process research and development, all of which was expensed in 2001. In 2002, research and development expenses of $2.3 million represented primarily $2.1 million of costs related to HTI activities.

Selling, General and Administrative Expenses.    These expenses increased $5.1 million or 59% to $13.7 million for 2002 from $8.6 million for 2001. The increase in 2002 was due primarily to ISG costs of approximately $1.6 million, an increase in compensation-related costs of approximately $1.2 million, an increase in professional services expenses of approximately $1.1 million and smaller increases in most of the other expense categories. The increase in compensation-related costs related primarily to an increase in incentive-based pay as a result of improved operating results. The increase in professional services expenses was due primarily to legal costs associated with legal actions in which Headwaters is currently involved. The increases in other expense categories were due primarily to the growth of Headwaters’ business during 2002.

Other Income and Expense.    During 2002, Headwaters reported net other expenses of $0.8 million compared to net other expenses of $5.2 million during 2001. The change of $4.4 million or 85% is primarily attributable to i) an increase in interest and net investment income of $0.3 million, ii) a decrease in equity and debt investment-related losses of approximately $5.5 million, and iii) a gain on the sale of assets of approximately $1.3 million; partially offset by the write-off of deferred project/financing costs of approximately $2.6 million and an increase in interest expense of approximately $0.3 million.

The increase in interest income from 2001 to 2002 was primarily related to an increase in the average balance of short-term investments in 2002 over 2001, partially offset by a decrease in interest income from a $6.5 million note receivable from a licensee that was collected in October 2001.

During 2000, Headwaters made several equity investments in and loans to unrelated, high-risk entities, and in 2001, Headwaters recorded losses totaling approximately $6.3 million related to write-offs of these investments and loans. In September 2001, Headwaters sold all of its remaining high-risk investments in exchange for a $4.0 million note receivable from a limited liability corporation. Headwaters wrote down this note receivable as of September 30, 2002 and recorded an impairment loss of approximately $1.0 million in 2002 due to a decline in the value of the underlying collateral.

The $1.3 million gain on sale of assets resulted from the sale of a 50% interest in one of Headwaters’ original synthetic fuel facilities. Headwaters recorded approximately $2.6 million of losses related to the write-off of deferred project / financing costs in 2002 resulting from the abandonment of certain projects or the postponement or redirection of activities for which costs had previously been deferred pending the ultimate outcome of the projects and activities. Interest expense increased in 2002 due to the substantial increase in outstanding debt incurred in September 2002 to finance the acquisition of ISG.

Income Taxes.    In 2001, Headwaters reported a net income tax benefit of $7.1 million, consisting of the recognition of $7.5 million of its deferred tax asset, reduced by $0.1 million of federal alternative minimum tax and $0.3 million of current state income tax expense. In 2002, as a result of recording the full value of its deferred tax asset in 2001, Headwaters recorded an income tax provision with an effective tax rate of approximately 40%.

Liquidity and Capital Resources

Net cash provided by operations during the fiscal year ended September 30, 2003 (“2003”) was $56.4 million compared to $42.8 million of net cash provided by operations during the fiscal year ended September 30, 2002 (“2002”). Most of the cash flow from operating activities in both periods was attributable to net income. Consistent with our strategic priority to repay debt and de-leverage our balance sheet, we used most of our cash generated during the year ended September 30, 2003 to repay debt. During 2003, investing activities consisted primarily of payments for the purchase of property, plant and equipment and proceeds from disposition of property, plant and equipment. Investing activities in 2002 consisted primarily of cash payments for the acquisition of ISG of $205.9 million and the collection of a $6.5 million note receivable. Financing activities in both 2003 and 2002 consisted primarily of proceeds from and repayments of long-term debt and short-term borrowings, and proceeds from exercise of options, warrants and employee stock purchases. More details about these activities are provided in the following paragraphs.

Operating Activities.    Cash provided from operations in 2003 of $56.4 million resulted primarily from net income of $36.6 million plus depreciation and amortization of $13.0 million.

Investing Activities.    In 2003, payments for the purchase of property, plant and equipment totaled $9.7 million. These capital expenditures primarily related to ISG’s business, in particular the CCP segment. Capital expenditures for 2004 are expected to be comparable with 2003 levels.

In September 2001, Headwaters sold all of its remaining high-risk investments in exchange for a $4.0 million note receivable from a limited liability corporation. This note is due no later than September 2004, is collateralized by the bridge loans and equity investments sold and is being accounted for on the cost recovery method. In 2003, Headwaters recorded a $2.1 million write-down of this note and as of September 30, 2003 this note has a carrying value of $0.5 million. Headwaters could incur additional losses if the remaining balance on the note is not repaid or if the collateral value declines. At September 30, 2001, Headwaters had outstanding one other note receivable in the amount of $6.5 million. This note and the related accrued interest were collected in 2002.

Financing Activities.    Headwaters acquired ISG in September 2002. In order to obtain the cash necessary to acquire ISG and retire the ISG debt, Headwaters issued $175.0 million of new debt consisting of $155.0 million of senior secured debt and $20.0 million of subordinated debt (see Note 9 to the consolidated financial statements). During 2003, principal repayments of the senior debt totaling $40.1 million were made, including $25.5 million of optional prepayments. Subsequent to September 30, 2003 and through November 30, 2003, principal repayments totaling $9.7 million have been made, including optional prepayments of $3.5 million.

In 2003, cash proceeds from the exercise of options, warrants and employee stock purchases totaled $2.9 million, compared to $5.7 million in 2002. Option and warrant exercise activity is largely dependent on Headwaters’ stock price and is not predictable. To the extent non-qualified stock options are exercised, or there are disqualifying dispositions of shares obtained upon the exercise of incentive stock options, Headwaters receives a tax benefit generally equal to the income recognized by the optionee. Such amounts, reflected in cash flows from operations in the consolidated statements of cash flows, were $3.0 million in 2002 and $2.1 million in 2003.

Headwaters intends to continue to expand its business through growth of existing operations, commercialization of technologies currently being developed, and strategic acquisitions of entities that operate in adjacent industries. Currently the senior secured credit facility requires approval for acquisitions funded with aggregate cash consideration in excess of $50 million.

Headwaters has an effective $150.0 million universal shelf registration statement on file with the SEC that can be used for the sale of common stock, preferred stock, convertible debt and other securities. The most likely use of the shelf registration statement would be to issue equity securities to reduce long-term debt and for general corporate purposes, including acquisitions. See “Use of Proceeds.” A prospectus supplement describing the terms of any securities to be issued is required to be filed before any offering would commence under the registration statement. The common stock offered by Headwaters pursuant to this prospectus supplement is being offered under this registration statement.

Working Capital.    Headwaters’ working capital decreased by $0.8 million from September 30, 2002, to $14.2 million as of September 30, 2003. The most significant changes in the components of working capital were an increase of $8.5 million in cash and investments and an increase of $11.9 million in the current portion of long-term debt, reflecting senior debt repayment obligations that are higher for 2004 than for 2003. Headwaters expects operations to produce positive cash flows in future periods, which, combined with current working capital and the $20.0 million revolving line of credit described below, is expected to be sufficient for operating needs for the next 12 months.

Long-term Debt.    In connection with the ISG acquisition, Headwaters entered into a $175.0 million senior secured credit agreement with a syndication of lenders, under which a total of $155.0 million was borrowed as a term loan on the acquisition date. The credit agreement also allows up to $20.0 million to be borrowed under a revolving credit arrangement. The debt was issued at a 3% discount and Headwaters received net cash proceeds of $150.4 million. The original issue discount is being accreted using the effective interest method and the accretion is recorded as interest expense. The debt is secured by all assets of Headwaters, bears interest at a variable rate (approximately 5.4% at September 30, 2003), and is repayable in quarterly installments through August 30, 2007.

In 2003, principal repayments totaling $40.1 million were made, which included $25.5 million of optional early repayments. Subsequent to September 30, 2003 and through November 30, 2003, principal repayments totaling $9.7 million were made, which included early repayments of $3.5 million. In certain situations, for example when Headwaters receives “excess cash flow,” as defined, mandatory prepayments in excess of the scheduled payments are required. Mandatory prepayments are calculated as a percentage of “excess cash flow,” ranging up to 100%, which percentage is based on Headwaters’ “leverage ratio.” When prepayments are made, required principal repayments for all future periods are reduced. Headwaters may, in the future, make additional optional prepayments of the senior debt depending on actual cash flows, Headwaters’ current and expected cash requirements and other factors deemed significant by management.

The credit agreement contains restrictions and covenants common to such agreements, including limitations on the incurrence of additional debt, investments, merger and acquisition activity, asset liens, capital expenditures in excess of $15.0 million in any fiscal year and the payment of dividends, among others. In addition, Headwaters must maintain certain financial ratios, including leverage ratios and in respect of interest coverage, as those terms are defined in the credit agreement. As of September 30, 2003, Headwaters must maintain a total leverage ratio of 2.5:1.0 or less. The maximum ratio declines over time until June 30, 2004, at which time the ratio must remain at 2.0:1.0 or less. There is a similar leverage ratio requirement for the senior debt alone, which at September 30, 2003 must be 2.0:1.0 or less, declining over time through June 30, 2004, at which time it must be maintained at 1.5:1.0 or less. The interest coverage requirement at September 30, 2003 was 4.0:1.0 or more. Beginning December 31, 2003, the ratio must be maintained at a level of 5.0:1.0 or more. Headwaters is in compliance with all debt covenants.

Under the terms of the senior secured credit agreement, Headwaters may borrow up to a total of $175.0 million; provided however, except for the initial $20.0 million of available revolving credit, the maximum borrowing limit is permanently reduced by the amount of any repayments of the initial $155.0 million term loan borrowed in September 2002. Terms of any additional borrowings under the credit agreement are generally the same as those described in the preceding paragraphs. Finally, the credit agreement allows for the issuance of letters of credit, provided there is capacity under the revolving credit arrangement. Currently two letters of credit totaling $2.0 million are outstanding, with expiration dates in March 2004 and November 2004. There have been no other letters of credit issued and no funds have been borrowed under the revolving credit arrangement. Headwaters pays a fee of 5/8% on the unused portion of the revolving credit arrangement.

In connection with the ISG acquisition, Headwaters also entered into a $20.0 million subordinated loan agreement, under which senior subordinated debentures were issued at a 2% discount, with Headwaters receiving net cash proceeds of $19.6 million. The original issue discount is being accreted using the effective interest method and the accretion is recorded as interest expense. ISG management participated in one-half, or $10.0 million, of the $20.0 million of debt issued. The other half was issued to a corporation. The debt is not secured, bears interest at a rate of 18% per annum payable quarterly, and is due on September 16, 2007. It is senior to all other debt except the senior secured debt described previously. The debt agreement allows for optional prepayments. Any prepayments paid to the corporation are subject to a prepayment charge, which ranges from 5% of the principal prepaid in the first year to 1% of the principal prepaid in the last year of the five-year term of the subordinated loan agreement.

The loan agreement contains restrictions and covenants common to such agreements, and these are generally consistent with those described above for the senior secured debt. As of September 30, 2003, Headwaters must maintain a total leverage ratio of 2.75:1.0 or less. The maximum ratio declines over time until June 2004, at which time the ratio must remain at 2.25:1.0 or less. The interest coverage requirement at September 30, 2003 was 3.75:1.0 or more. Beginning in December 2003, the ratio must be maintained at a level of 4.75:1.0 or more. Headwaters is in compliance with all debt covenants.

Income Taxes.    In 2002, Headwaters’ cash requirements for income taxes were not significant due to the availability and utilization of net operating loss carryforwards (“NOLs”). Most of Headwaters’ NOLs were utilized in 2002 and, accordingly, 2003 cash requirements for income taxes were significant, totaling $19.4 million. Cash payments for income taxes are reduced for disqualifying dispositions of shares obtained upon the exercise of stock options as discussed previously which totaled $2.1 million for 2003. As of September 30, 2003, remaining NOLs are not material. Headwaters’ cash requirements for income taxes in 2004 are expected to approximate the income tax provision, with some lag due to the seasonality of operations and because estimated income tax payments are typically based on annualizing the fiscal year’s income based on year-to-date results.

Summary of Future Cash Requirements.    Significant future cash needs, in addition to operational working capital requirements, are currently expected to consist primarily of debt service payments on outstanding long-term debt, income taxes and capital expenditures.

Contractual Obligations and Contingent Liabilities and Commitments

Other than operating leases for certain equipment and real estate, Headwaters has no significant off-balance sheet transactions, derivatives or similar instruments and is not a guarantor of any third-party debt or other financial obligations. The following table presents a summary of Headwaters’ contractual obligations by period as of September 30, 2003, before the application of any proceeds from this offering.

	Payments Due by Period
	Total	1 Year	2-3 Years	4-5 Years	After 5 Years
	(in millions)
Senior secured debt	$114.8	$27.4	$49.9	$37.5	$—
Senior subordinated debt	20.0	—	—	20.0	—
Other long-term debt	0.1	0.1	—	—	—

Total long-term debt	134.9	27.5	49.9	57.5	—
Operating lease obligations	38.0	10.8	14.6	7.8	4.8
Unconditional purchase obligations	35.7	10.6	11.5	5.9	7.7
Capital expenditures	6.0	6.0	—	—	—
Other long-term obligations	1.1	1.0	0.1	—	—

Total contractual cash obligations	$215.7	$55.9	$76.1	$71.2	$12.5

Subsequent to September 30, 2003, one of ISG’s minimum purchase contracts was amended. The amendment extended the term of the contract for several years and increased ISG’s total future minimum purchase requirements by approximately $17.9 million during 2004 through 2011.

Under the terms of the senior secured credit agreement, Headwaters may borrow up to a total of $175.0 million; provided however, except for the initial $20.0 million of available revolving credit, the maximum borrowing limit is permanently reduced by the amount of any repayments of the initial $155.0 million borrowed in September 2002. The credit agreement allows for the issuance of letters of credit, provided there is capacity under the available revolving credit arrangement. Currently, two letters of credit totaling $2.0 million are outstanding, with expiration dates in March 2004 and November 2004. There have been no other letters of credit issued and no funds have been borrowed under the revolving credit arrangement.

As indicated previously, Headwaters and its subsidiaries are involved in several legal proceedings and contractual matters that have arisen in the normal course of business, all as explained in more detail in “—Critical Accounting Policies and Estimates—Legal Matters” above, “Business—Litigation” on page S-49 and Note 14 to the consolidated financial statements.

Senate Permanent Subcommittee on Investigations

On October 29, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate issued a notification of pending investigations. The notification listed the synthetic fuel tax credit as a new item, stating: “The Subcommittee has initiated an investigation of potential abuses of tax credits by producers of synthetic fuel under Section 29 of the Internal Revenue Code. The Subcommittee anticipates that this investigation will focus on whether certain synthetic fuel producers are claiming tax credits under Section 29, even though their product is not a qualified synthetic fuel under Section 29 and IRS regulations. In addition, the investigation will address whether certain corporations are engaging in transactions solely to take advantage of unused Section 29 credits, with no other business purpose. Lastly, the investigation will address the IRS’s efforts to curb abuses related to the Section 29 tax credits.”

The effect that the Senate subcommittee investigation of synthetic fuel tax credits may have on the industry is unknown. While the investigation is pending, buyers may be unwilling to engage in transactions to purchase synthetic fuel facilities. If current owners are unable to sell their facilities, production may not be maximized, materially adversely affecting Headwaters’ revenues. See “Risk Factors” and “Business—Regulation.”

Recent Accounting Pronouncements

Headwaters has reviewed all recently issued accounting standards, which have not yet been adopted in order to determine their potential effect, if any, on the results of operations or financial position of Headwaters. Based on that review, Headwaters does not currently believe that any of these recent accounting pronouncements will have a significant effect on its current or future financial position, results of operations, cash flows or disclosures.

BUSINESS

Headwaters develops and commercializes technologies that enhance the value of coal, gas, oil and other natural resources. We are the largest provider of technologies used to produce coal-based solid synthetic fuels, and we are the industry leader in managing and marketing CCPs in the United States. We are developing and commercializing proprietary technologies to convert or upgrade fossil fuels into higher-value products, and are developing nanocatalyst technologies with multiple applications. Headwaters has experienced dramatic growth over the last several years, generated from internal growth as well as acquisitions. Revenues have grown from $6.7 million in 1999 to $387.6 million in the fiscal year ended September 30, 2003.

Industry Overview

Coal Industry

The world depends on fossil fuels for a substantial portion of its energy needs. Fossil fuels are finite resources that are increasingly difficult to access and, once extracted, their transportation and conversion into energy can be impacted by environmental regulations and by competing energy technologies. Oil and natural gas are very scarce resources in the United States, resulting in significant dependence on imports. Meanwhile, domestic and global energy demand continues to increase.

A solution to meeting the increasing demand for energy has been to utilize more coal, the most plentiful domestic and global source of energy. Increased coal consumption has driven demand for new technological developments to convert coal into a cleaner-burning and more energy efficient fuel. These development activities address growing social, corporate and government demand for alternative energy sources and technologies that maximize the efficient use of natural resources, while minimizing environmental impact. The result is the creation of numerous potential commercial opportunities for energy technology industry participants.

Abundance, Affordability and Increased Utilization of Coal.    Coal is one of the world’s most abundant and affordable natural resources and, according to data published by the United States Energy Information Administration (“EIA”) in 2003, is the primary fuel for electricity generation in the world. According to the EIA, coal represented 62% of the world’s fossil fuel reserves in 2001, the most recent year for which information is available, while crude oil and natural gas represented 20% and 18%, respectively. The EIA estimates that in 2001 the United States, Headwaters’ largest market, accounted for 21% of the world’s coal production, 20% of the world’s coal consumption and 25% of the world’s recoverable coal reserves. Coal serves as a primary resource for baseline electricity production in the United States and was used to produce approximately half of the electricity generated in the United States during 2002. In 2001, China accounted for 28% of the world’s coal production, 26% of the world’s coal consumption and 12% of the world’s recoverable coal reserves. Headwaters has begun to deploy its coal technologies in China. According to projections of the EIA and based on current recovery methods and usage levels, coal offers a 213-year world supply, versus a 37-year world supply for crude oil and a 61-year world supply for natural gas at 2002 usage rates. In addition, crude oil and natural gas spot prices on a Btu-equivalent basis are currently more than double the spot price of coal.

As a result of the abundance and affordability of coal, usage for electricity generation over the past 25 years has exceeded that of all other non-nuclear energy sources combined. According to the EIA, from 1975 to 2003, coal consumption increased by 75%, from 12.6 quadrillion Btu to 22.1 quadrillion Btu, while United States consumption of natural gas and oil products each increased by only 17%. Furthermore, the EIA projects that global demand for electricity will increase by 77% between 2001 and 2025, which will likely result in an increase of coal usage during that period. The strategic importance of coal continues to grow as more countries throughout the world rely on coal to lessen their dependence on foreign oil and strengthen their energy self-sufficiency.

Efficiency and Environmental Issues and Opportunities Related to Coal Usage.    Along the “coal value chain” from mining coal to utilizing CCPs, there are various issues and opportunities relating to energy efficiency and environmental protection that must be addressed and pursued in order to fully realize the long-term value of coal as a strategic energy resource. These issues and opportunities can be categorized into three major areas:

•	Pre-combustion, which includes coal mining, preparation, treatment and transportation;

•	Combustion, which results in energy generation; and

•	Post-combustion, which includes emissions control, and utilization and disposal of CCPs.

In the pre-combustion stage, the efficiency and environmental issues and opportunities relate primarily to optimizing the mine yield, managing the coal quality, handling of coal and effectively transporting the coal to its final destination. Coal fines, small coal particles generated during mining, represented approximately 3-4% of mined coal in 2001 in the United States. Without adequate recovery, coal fines build up at a rate of approximately 30-50 million tons per year in the United States. These coal fines are combustible when dried and pose an environmental hazard when placed in settling ponds or slurry impoundments. Pre-treatment of the coal can produce greater yield from the mine by utilizing coal that would otherwise be unusable and by reducing coal fines and dust generation.

Energy yield and air emissions need to be addressed in the combustion stage. According to a 1999 DOE publication, coal-fired electrical power plants convert only about 35% of the potential energy in coal into electricity. In addition, new economically viable technologies are needed to prevent the generation of NOx, SOx and mercury emissions during combustion, while maintaining or improving the efficiency of the combustion process.

In the post-combustion stage, issues and opportunities associated with efficiency and environmental protection revolve around gas cleaning and CCP disposal or utilization. Gas cleaning involves removing the harmful emissions from the exhaust gases produced during combustion. For every eight tons of coal burned in 2001, approximately one ton of CCPs was produced. The cost of disposing of CCPs ranges from $3 to $40 per ton. The disposal or utilization of CCPs involves disposing of low-grade products in landfills and selling high-grade products to the concrete and building materials industries.

Coal-Based Solid Synthetic Fuel Industry

In 1980, the United States Congress enacted Section 29. Section 29 provides income tax credits for fuels produced from non-conventional sources, including solid synthetic fuels produced from coal. In the mid-1990s, synthetic fuel technologies employing a chemical agent to produce a coal-based solid synthetic fuel were developed. Headwaters was one of the first companies to successfully commercialize the process of converting coal into high-quality solid synthetic fuel. Since then, Headwaters has provided substantial input to the IRS in defining the criteria for chemical change in coal-based solid synthetic fuel thereby assisting its licensees in obtaining a significant number of PLRs from the IRS for coal-based solid synthetic fuel facilities, including several PLRs issued since IRS Announcement 2003-70.

To qualify for the Section 29 tax credits, several conditions must be met:

•	The coal-based solid synthetic fuel produced must meet specific sizing requirements and must experience a significant chemical change from the raw material used to produce it in order to constitute “qualified fuel”;

•	The facility producing the qualified fuel must have been placed in service prior to July 1, 1998 pursuant to a binding written contract in effect prior to January 1, 1997;

•	The qualified fuel must be sold to an unrelated third party; and

•	The qualified fuel must be produced and sold prior to January 1, 2008.

Coal-based solid synthetic fuel producers have successfully demonstrated to many utility companies that solid synthetic fuels can be more cost efficient and perform on par with standard coal feedstock. Improvements in final product quality, resulting from refinements in process implementation, including more efficient mixing and reagent application steps and decreased moisture addition have led to growing market acceptance of coal-based solid synthetic fuel.

Two events helped trigger the increased levels of production in the industry. First, as the IRS issued PLRs to owners of the coal-based synthetic fuel facilities regarding certain Section 29 tax credit eligibility issues, the ownership of these facilities was transferred to investors that could more fully utilize the Section 29 tax credits. Second, as these ownership transfers occurred, the physical locations of certain of these facilities were moved to more efficient locations, contributing to an increase in production.

Use of tax credits by owners of coal-based synthetic fuel facilities is critical to synthetic fuel production. If the ability to use credits is diminished, owners of facilities may choose to sell their interest in the synthetic fuel facility. A new purchaser of a facility typically requires a new PLR from the IRS to gain assurance on many Section 29 tax credit eligibility issues. If owners of facilities cannot use credits generated by the facility, and cannot sell the facility, the licensee will elect to curtail or suspend production of synthetic fuel.

Electric utility companies and non-regulated coal-fired power generation facilities are the largest consumers of coal-based solid synthetic fuel. Platts Research & Consulting and RDI Consulting estimate that coal-based synthetic fuel production/sales will more than double between 2001 and 2004 to over 80 million tons per year. We expect that increases in base production levels will come from continued improvements in coal handling processes, increased use of run-of-mine or washed coal feedstocks, increased market acceptance and optimization of the use of Section 29 tax credits.

Coal Combustion Products Industry

According to the American Coal Ash Association (“ACAA”), in 2002 approximately 129 million tons of solid CCPs were produced by coal burning electric utility companies in the United States. CCPs are classified as fly ash, bottom ash, boiler slag or flue gas desulfurization material, also known as FGD gypsum or scrubber gypsum. In coal combustion, the heavier, non-combustible coal particles, called bottom ash, fall to the bottom of the burning chamber while the lighter, non-combustible coal particles, called fly ash, remain suspended in the exhaust gases. Before leaving the exhaust stack, fly ash particles are removed by electrostatic precipitators, bag houses or other collection methods. Bottom ash is generally hydraulically transported to a collection area, while fly ash is pneumatically conveyed to a storage silo.

The CCP management industry manages these products and related materials by developing end-use markets for certain CCPs and providing storage and disposal services for the remainder of such materials.

Fly ash is a pozzolan that, when combined with an activator such as lime, portland cement or kiln dust and water, produces a cement-like material. In bulk, fly ash resembles a fine powder, ranging in color from white or gray to tan. Fly ash particles are glassy, spherically shaped particles that are smaller than cement particles. The economically most valuable use for fly ash is in the production of concrete. The ACAA estimates that more than 12 million tons of fly ash were used for that purpose in 2002, replacing cement in approximately 10% of all concrete and grout manufactured in the United States. According to a 1998 ACAA publication, concrete manufacturers can typically substitute fly ash for 15% to 35% and in some cases up to 70% of their cement requirements, depending on the quality of the fly ash and the proposed end-use application for the concrete. Other large volume uses for fly ash include raw feed for production of cement clinker, structural fills, road base and subbase, mining applications and waste solidification and stabilization. Fly ash is also used in a variety of industrial filler and agricultural applications.

Other CCPs also have construction related uses. Bottom ash is utilized as an aggregate in concrete block construction and for road base construction. Coarser than fly ash, boiler slag is generally a black granular material with many engineering uses such as blasting grit, roofing granules and snow/ice control. FGD gypsum is a product of air pollution control systems that remove sulphur from the flue gas in scrubbing systems. FGD gypsum is commonly used for agricultural purposes and for wallboard production.

According to the ACAA, United States power generators produced 76.5 million tons of fly ash in 2002, of which 26.5 million tons were beneficially used, implying a 35% utilization rate, with the remainder being sent to landfills. For all other types of CCPs, the ACAA estimated that 52 million tons were produced in the United States in 2002, with 19 million tons sold. Combined, the overall CCP utilization rate in the United States was 35% in 2002.

The CCP utilization rate in the United States lags behind the CCP utilization rate in the European Union by a large margin. According to the European Coal Combustion Products Association (“ECOBA”), power generators in the EU produced 44 million tons of fly ash in 2001 and supplied 39 million tons for commercial use, resulting in an 88% utilization rate. Europe also exceeds the United States in its usage of fly ash as a replacement for portland cement. Presently, fly ash replaces portland cement in approximately 25% of all concrete manufactured in Europe as compared with approximately 10% in the United States. Approximately 46% of the fly ash produced in Europe in 2001 was used in construction applications, such as concrete, while the remainder was utilized in land reclamation and restoration activities, according to ECOBA.

The following graphs highlight the increases in utilization and production of CCPs in the United States since 1990 and the growth of fly ash sales since 1990. We believe that the increase in utilization of fly ash can be attributed to growing recognition of the benefits of using CCPs, improved systems for ensuring CCP quality, reliability of supply and positive governmental initiatives to promote CCP utilization.

Source: U.S. Geological Survey and ACAA

Approximately 114 million tons of cement are used annually in the United States in the production of concrete. The ACAA estimates that more than 12 million tons of fly ash are currently used in concrete production as a replacement for portland cement. The cost of fly ash used as a replacement for portland cement typically ranges from $20-$45 per ton (with the variability due to regional market acceptance, product quality and transportation costs) compared with $55-$85 per ton for portland cement used in concrete.

The demand for fly ash and other CCPs is also affected by growth of the United States construction markets, which was valued at $857 billion in 2002, according to statistics published by the United States Department of Commerce (“DOC”). Since fly ash is used in the production of concrete, the construction market segments that drive most fly ash sales are infrastructure (e.g., bridges, utilities, water treatment facilities and airport runways), institutional (e.g., schools, government buildings and hospitals) and commercial (e.g., retail sites, commercial offices, hotels, manufacturing facilities). According to DOC statistics, compounded annual growth rates over the past 30 years in these segments have been: 5.2% infrastructure; 7.3% institutional; and 5.0% commercial.

Headwaters

Headwaters enhances the value of coal utilized in generating electricity by increasing the economic viability of coal and expanding marketable uses of CCPs. We focus on the pre-combustion and post-combustion phases of the “coal value chain.” In the pre-combustion phase, Covol Fuels provides solid synthetic fuel producers with proprietary technology, chemical reagents and related services that convert coal into a synthetic fuel feedstock. In the post-combustion phase, ISG manages and markets CCPs which would otherwise be disposed of in landfills, and uses CCPs to produce commercial building products.

Our Operations: Covol Fuels, ISG and HTI

We conduct our operations through our Covol Fuels division and our subsidiaries, ISG and HTI.

Covol Fuels

Through our Covol Fuels operating division, Headwaters has developed and commercialized technology that interacts with coal-based feedstocks to produce a solid synthetic fuel intended to be eligible for Section 29 tax credits. Headwaters has licensed this technology to owners of solid synthetic fuel facilities for which it receives royalty revenues. Headwaters also sells proprietary chemical reagents to licensees for use in the production of the coal-based solid synthetic fuel and to other solid synthetic fuel facility owners with whom Headwaters has reagent supply agreements.

Headwaters licenses the Covol Fuels process to owners of synthetic fuel production facilities and is paid a royalty stream generally based on the tax credits generated from synthetic fuels sold to utilities and other industrial coal consumers. Headwaters also receives revenues from the sale of its chemical reagents. Covol Fuels’ licensees and chemical reagent customers include major utilities in the synthetic fuel industry.

In addition to technology licensing and chemical reagent sales, Headwaters provides on-site facility services to licensees of its technology and purchasers of its reagents. Headwaters has experience in producing synthetic fuel and optimizing the production capabilities of synthetic fuel facilities. This experience complements Headwaters’ ongoing laboratory testing and development of synthetic fuels. Headwaters employs chemical, electrical and mechanical engineers and field personnel with extensive plant and equipment operating experience to perform these on-site facility services and other technical support functions.

Licensing Fees.    Headwaters currently licenses its technologies to 28 of a company-estimated total of 75 coal-based solid synthetic fuel facilities in the United States. In addition, Covol Fuels sells its proprietary chemical reagents to 19 of these licensee facilities as well as to more than ten other synthetic fuel facilities.

Current licensees include electric utility companies, coal companies, financial institutions and other major businesses in the United States. License agreements contain a quarterly earned royalty fee generally set at a prescribed dollar amount per ton or a percentage of the tax credits earned by the licensee. License agreements generally have a term continuing through the later of January 1, 2008 or the date after which tax credits may not be claimed or are otherwise not available under Section 29.

Despite the growth in revenues, there continues to be underutilization of production capacity in several facilities employing Headwaters’ technologies, because of factors such as feedstock quality and the inability of certain owners to utilize all the available Section 29 tax credits. See “Risk Factors.”

Chemical Reagent Sales.    The transformation of the feedstock to a synthetic fuel involves the use of a chemical reagent in a qualified facility. Headwaters markets two proprietary latex-based chemicals, Covol 298 and Covol 298-1, which are widely used for the production of coal-based solid synthetic fuel. The chemical reagent alters the molecular structure of the feedstock to produce a synthetic fuel.

Covol 298 and Covol 298-1 are produced by Dow Reichhold under long-term agreements. Headwaters does not maintain or inventory any chemicals. Instead, Headwaters arranges for the shipping of the chemical reagents directly from Dow Reichhold’s production facilities to the synthetic fuel plants. The chemical reagents can be manufactured in 13 Dow Reichhold plants throughout North America, assuring short lead-time deliveries and the ability to meet increasing reagent demand. Additionally, Headwaters has an arrangement with Dow Reichhold for technical support services relating to new product development and manufacture.

Headwaters believes the benefits of its proprietary chemical reagents as compared to competitive materials include clean and efficient combustion characteristics, ease of application, concentrated form of shipment and lack of damage to material handling, pulverizing or combustion equipment. Headwaters believes the chemical reagents used in the Covol Fuels process are environmentally safe, possess superior handling characteristics, burn efficiently and are competitively priced. Additionally, Headwaters’ chemical reagents have been reviewed often by the IRS and tested by independent laboratories. The parameters of the Covol Fuels process are consistent with the criteria for future private letter rulings as outlined by the IRS in Revenue Procedure 2001-30, as modified by Revenue Procedure 2001-34.

On-site Facility Services.    In addition to licensing its technology and supplying chemical reagents, Headwaters also employs hands-on technical account managers that are available to assist its customers. Headwaters’ engineers have years of experience operating synthetic fuel manufacturing equipment, including mixers, extruders, pellet mills, briquetters and dryers. Headwaters’ employees are experts in applying our chemical reagents on multiple types of coal feedstocks. Headwaters has operated synthetic fuel facilities utilizing multiple types of coal feedstocks, and has developed and demonstrated process improvements in commercial facilities. Headwaters has also designed and constructed reagent mixing and application systems and has retrofitted existing facilities to use our reagents. For new customers, Headwaters has a mobile, skid-mounted reagent delivery system that allows for on-site demonstration testing. Headwaters believes that this full spectrum of services makes it unique in providing goods and services to the coal-based solid synthetic fuel business.

Headwaters maintains analytical laboratories, including bench-scale equipment for the production of coal-based solid synthetic fuel and comprehensive analytical testing equipment for performing standard coal analyses. We also monitor, document and substantiate the chemical change process required to obtain Section 29 tax credits.

ISG Resources

ISG is currently the largest manager and marketer of CCPs in the United States and also manages and markets CCPs in Canada. ISG has long-term exclusive management contracts with coal-fired electric generating utilities throughout the United States and provides CCP management services at more than 110 power plants. ISG markets CCPs where markets exist, and manages much of the disposal of the rest, typically in landfills. ISG has established long-term relationships with many of the nation’s major utilities.

ISG markets CCPs as a replacement for manufactured or mined materials, such as portland cement, lime, agricultural gypsum, fired lightweight aggregate, granite aggregate and limestone. Additionally, ISG’s construction materials division manufactures masonry and stucco construction materials, packaged products and blocks for the construction industry, which contain a high percentage content of CCPs.

Utilities produce CCPs year-round, including in the winter when demand for electricity increases in many regions. In comparison, sales of CCPs and construction materials produced using CCPs are keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons. CCPs must be stored, usually in terminals, during the off-peak sales periods as well as transported to where they are needed for use in construction materials. In part because of the cost of transportation, the market for CCPs used in construction materials is generally regional, although ISG ships products significant distances to states such as California and Florida that do not have coal-fired electric utilities producing high quality CCPs. However, ISG enjoys advantages in both logistics and sales from its status as the largest manager and marketer of CCPs in the United States. ISG maintains more than 30 stand-alone CCP distribution terminals across North America, as well as approximately 90 plant site supply facilities. ISG’s operations utilize a fleet of more than 1,000 private railcars and 340 trucks so that it can meet the transportation needs for both disposing and marketing CCPs. In addition, ISG has more than 50 area managers and technical sales representatives nationwide to manage customer relations.

Fly Ash and Other CCPs

The benefits of CCP use in construction applications include improved product performance, cost savings and positive environmental impact. Fly ash improves both the chemical and physical performance of concrete. Physically, fly ash particles are smaller than cement particles, allowing them to effectively fill voids and create concrete that is denser and more durable. Fly ash particles are spherical and they have a “ball bearing” effect, which lubricates the concrete mix and allows enhanced workability with less water. Chemically, the requirement of less water contributes to decreased permeability and greater durability of concrete. Because fly ash is also typically less expensive than the cement it replaces, concrete producers are able to improve profitability while improving concrete quality.

When fly ash is used in concrete it provides environmental benefits. According to the EPA, one ton of fly ash used as a replacement for portland cement eliminates approximately one ton of carbon dioxide emissions, or the equivalent of retiring an automobile from the road for two months. These benefits are recognized in major “green building” movements, such as the United States Green Building Council’s LEED classification system. The value of utilizing fly ash in concrete has been recognized by numerous federal agencies, including the DOE and the EPA, which has issued comprehensive procurement guidelines directing federal agencies to utilize fly ash. Almost all states specify or recommend the use of fly ash in state and federal transportation projects. Other government entities that frequently specify or recommend the utilization of fly ash in concrete include the Federal Highway Administration, the United States Army Corps of Engineers and the United States Bureau of Reclamation. Numerous state departments of transportation are also increasing their reliance on fly ash as a component for improving durability in concrete pavements. Several major cement companies have identified increasing the use of fly ash as a key environmental strategy for the next two decades.

High quality fly ash is generally the most profitable CCP, as it has a variety of higher margin commercial uses. In 2002, ISG sold approximately 5.25 million tons of the approximately 12 million tons of high quality fly ash sold in the United States. The quality of fly ash produced by the combustion process at coal-fired facilities varies widely and is affected by the boilers used by the utilities and by the efficiency of the combustion process. ISG assists its utility clients in their efforts to improve the production of high quality fly ash at their facilities. ISG tests the fly ash to certify compliance with applicable industry standards. A comprehensive quality control system ensures that customers receive fly ash that conforms to their specifications while ISG’s extensive investment in transportation equipment and terminal facilities provides reliability of supply.

ISG supports its marketing sales program by focusing on customer desires for quality and reliability. Marketing efforts emphasize the performance value of CCPs, as well as the attendant environmental benefits.

ISG undertakes a variety of marketing activities to increase fly ash sales. These activities include:

•	Professional Outreach. To promote the acceptance of fly ash in construction projects, all levels of ISG’s sales and marketing organization are involved in making regular educational presentations such as continuing professional education seminars to architects, engineers, and others engaged in specifying concrete mix designs.

•	Technical Publications. ISG publishes, in print form and on its web site at www.isgresources.com, extensive technical reference information pertaining to CCPs and CCP applications. ISG also prominently promotes the environmental benefits of CCP use.

•	Relationships with Industry Organizations. ISG personnel maintain active leadership positions in committees of the American Concrete Institute and the American Society for Testing and Materials, and serve on the boards of the American Coal Ash Association, the Western Region Ash Group, the Texas Coal Ash Utilization Group, the Midwest Coal Ash Association and the American Coal Council. These organizations help establish standards and educate the construction industry and the general public about the benefits of CCP use.

•	Trade Shows. ISG promotes the use of CCPs at more than 30 local and national trade shows and association meetings each year. ISG is also an exhibitor at the nation’s leading conferences for utilization of environmentally friendly building products.

•

Government Affairs.    ISG has taken a leadership role in encouraging state and federal legislation and regulations that lead to greater utilization of fly ash by emphasizing its environmental, performance and cost advantages. Legislative recognition of the benefits of fly ash as well as the use of fly ash in governmental projects helps familiarize contractors, architects and engineers with the benefits of the product for other construction uses.

•	Advertising. ISG advertises for fly ash sales and utilization in a number of publications, including: Architectural Record, Engineering News-Record, Construction Specifier, Concrete Products, Concrete Producer, Concrete International and Environmental Design & Construction. ISG’s website is also a source of sales leads.

•	Creation of Branded Specialty Products. ISG has developed several specialty products that increase market penetration of CCPs and name recognition for ISG’s products for road bases, structural fills, industrial fillers and agricultural applications. These include:

•	Alsil®—Processed fly ash used as an industrial filler;

•	C-Stone™—Quality crushed aggregate manufactured from fly ash and used in road base and feedlot applications;

•	Flexbase™—FGD scrubber sludge, pond ash, and/or lime proportionally mixed for road base or pond liner material;

•	Powerlite®—Processed fly ash and bottom ash, meeting American Society for Testing and Materials C331 standards, for use as a high quality aggregate in the concrete block industry; and

•	Peanut Maker®—A synthetic gypsum used as a land plaster in agricultural applications.

New Technologies for CCP Utilization

In an effort to maximize the percentage of CCPs marketed to end users and to minimize the amount of materials disposed of in landfills, ISG’s research and development activities focus on expanding the use of CCPs by developing new products that utilize high volumes of CCPs. Through these research and development activities, ISG has developed FlexCrete™, a new commercial and residential building product in its pilot stages. FlexCrete™ is an aerated concrete product with 60% fly ash content that is cured at lower temperatures and ambient pressure. We expect FlexCrete™ will offer advantages for construction, including low cost, ease of use, physical strength, durability, energy efficiency, fire resistance and environmental sensitivity.

Technologies to Improve Fly Ash Quality

ISG also has developed technologies that maintain or improve the quality of CCPs, further expanding and enhancing their marketability. Utilities are switching fuel sources, changing boiler operations and introducing ammonia into the exhaust gas stream in an effort to decrease costs and/or to meet increasingly stringent emissions control regulations. All of these factors can have a negative effect on fly ash quality, including an increase in the amount of unburned carbon in fly ash and the presence of ammonia slip. ISG has addressed these challenges with the development and/or commercialization of two technologies. Designed to be simple, economical and highly effective, these technologies can be implemented without the large capital expenditures often associated with controlling quality problems.

Carbon Fixation.    Under certain conditions, unburned carbon in fly ash inhibits the entrainment of air in concrete, undermining the strength and integrity of finished product. Technologies designed to remove residual carbon are often capital intensive and are therefore rarely used. ISG has the exclusive license in North America to utilize a carbon fixation technology used to pre-treat fly ash. The technology uses a liquid reagent to coat unburned carbon particles in the fly ash and hinder the impact on the concrete mix. Carbon is not removed, but its effects on air entrainment are minimized. The technology also renders some ash products usable for the first time without having any impact on the quality of finished concrete. Full scale carbon fixation units have been installed and are operating at major power plants.

Ammonia Slip Mitigation.    As electric utilities move to implement stringent new air pollution controls, many are treating boiler exhaust gases with ammonia to remove NOx. This can result in unreacted ammonia being deposited on fly ash. The use of ammonia contaminated fly ash in concrete production can result in the release of ammonia gas, exposing concrete workers to varying levels of ammonia. ISG has developed a technology that uses a chemical reagent to mitigate the ammonia slip effects. When water is added to the concrete mix containing ammoniated fly ash, the reagent converts ammonia to harmless compounds. The process allows the reagent to be added and blended with the dry fly ash at any time from when the fly ash is collected at the power plant to when the fly ash is used in the production of concrete.

American Construction Materials

ISG has focused on increasing the utilization of CCPs in building products that have not traditionally included CCPs. To accelerate acceptance of CCPs in these markets, ISG created a construction materials subsidiary, American Construction Materials, which includes several well-known brands, such as Magna Wall® stuccos and BEST™ and Hill Country Mortar Mix™ masonry and mortar cements. ISG operates a network of manufacturing and distribution facilities and retail supply stores that are strategically located throughout the southern United States and that provide access to many of the most rapidly growing regions in the nation. ISG has formulated masonry cements, mortar cements, stucco and block products to utilize CCPs in residential and commercial building applications. This strategy has secured an outlet for previously unutilized CCPs while promoting the increased use of CCPs as components of building products in the future. Unlike most of its competitors, ISG has dedicated significant resources to the acquisition and development of new technologies for the use of CCPs in building products applications. We believe that strong brand recognition and the high performance characteristics of our products make us a preferred supplier to home builders and contractors from Florida to Southern California. A key component of our growth strategy has been the development of superior products utilizing innovative fly ash-based formulations.

HTI

HTI provides research and development support to Headwaters. HTI maintains a staff of engineers, scientists and technicians with expertise in the design and operation of high-pressure and temperature process plants at its Lawrenceville, New Jersey pilot plant and laboratory facilities. The following are some of the technologies currently under development.

•	Nanocatalyst Technology. HTI has developed the capability to work at the molecular level in the aligning, spacing and adhering of nano-sized crystals of precious metals on substrate materials. The net effect is higher performance with lower precious metal content, and nearly 100% selectivity for certain chemical reactions (i.e., byproducts and waste are minimized and the desired reaction is maximized). Potential applications for this nanotechnology include new processes for direct synthesis of hydrogen peroxide and production of propylene oxide. This same technique can also be used to regenerate spent precious metal catalysts and to improve volatile organic compound oxidation, naphtha reforming and fuel cell catalysts. Headwaters has entered into a preliminary joint venture agreement for fuel cell technology development and commercialization with the Dalian Institute of Chemical Physics of the People’s Republic of China.

•	Direct Coal Liquefaction Technology. Headwaters has developed an advanced technology for producing clean liquid fuels directly from coal. Shenhua Group, China’s largest coal company, has purchased elements of Headwaters’ direct coal liquefaction technology for its plant to be built in Majata, China. The plant is expected to become the first commercial direct coal liquefaction plant in the world with an ultimate capacity of 50,000 barrels per day.

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Heavy Oil Upgrading Technology.    HTI has obtained the exclusive worldwide license to develop, market and sublicense an innovative catalytic heavy oil upgrading technology known as (HC)3. This technology is a hydrocracking process used for upgrading heavy oil, bitumen or bottom-of-the-barrel residual oil into synthetic crude or clean liquid fuels. The process uses a proprietary, highly active molecular catalyst. There are several heavy oil upgrading plants located around the world that could immediately apply and benefit from the (HC)3 technology with minimal modification to plant and equipment.

•	Gas-To-Liquids Technology. Commercialization of slurry-phase Fischer-Tropsch (“FT”) technology provides a new source of clean diesel fuels from fossil fuel resources. HTI has developed a skeletal- iron FT catalyst specifically designed for slurry-phase reactors that converts gaseous materials into a range of liquid fuels. We believe that HTI’s skeletal-iron FT catalyst is stronger and more economical to utilize than conventional FT catalysts, and that existing petrochemical and chemical plants could be adapted to produce diesel fuel.

Regulation

Section 29.    Headwaters’ coal-based solid synthetic fuel business is subject to compliance with the terms of Section 29. The IRS has suspended the issuance of PLRs to synthetic fuel facility owners several times in the past, and there can be no assurance that the IRS will not suspend the issuance of PLRs in the future. Most recently, in June 2003, the IRS stated, in summary, in Announcement 2003-46 that it “has had reason to question the scientific validity of test procedures and results that have been presented as evidence that fuel underwent a significant chemical change, and is currently reviewing information regarding these test procedures and results,” and that pending its review of the issue it was suspending the issuance of new PLRs regarding significant chemical change.

The IRS release of Announcement 2003-46 caused certain of Headwaters’ licensees to reduce or cease synthetic fuel production, which resulted in a material adverse impact on Headwaters’ revenues and net income. In October 2003, the IRS stated in summary in Announcement 2003-70 that it continues to question whether processes it had approved under its long-standing ruling practice produce the necessary level of chemical change required under Section 29 and Revenue Ruling 86-100. Nonetheless, the IRS indicated that it would continue to issue PLRs regarding chemical change under the standards set forth in Revenue Procedures 2001-30 and 2001-34, and that the industry’s chemical change test procedures and results are scientifically valid if applied in a consistent and unbiased manner. Although the IRS resumed its practice of issuing PLRs, it expressed continuing concerns regarding the sampling and data/record retention practices prevalent in the synthetic fuels industry.

Also on October 29, 2003, the United States Senate Permanent Subcommittee on Investigations issued a notification of pending investigations. The notification listed the synthetic fuel tax credit as a new item, stating:

The Subcommittee has initiated an investigation of potential abuses of tax credits for producers of synthetic fuel under Section 29 of the Internal Revenue Code. The Subcommittee anticipates that this investigation will focus on whether certain synthetic fuel producers are claiming tax credits under Section 29, even though their product is not a qualified synthetic fuel under Section 29 and IRS regulations. In addition, the investigation will address whether certain corporations are engaging in transactions solely to take advantage of unused Section 29 credits, with no other business purpose. Lastly, the investigation will address the IRS’s efforts to curb abuses related to the Section 29 tax credits.

The effect that the Senate subcommittee investigation of synthetic fuel tax credits may have on the industry is unknown.

Environmental.    The coal-based solid synthetic fuel operations of Headwaters and its licensees are subject to federal, state and local environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products. Moreover, in order to establish and operate the synthetic fuel plants, power plants and operations to collect and transport CCPs and bottom ash, we and our licensees and customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. Compliance with permits, regulations and the approved processes and procedures help protect against pollution and contamination.

We believe that all required permits to construct and operate these solid synthetic fuel facilities have been obtained and believe they are in substantial compliance with all relevant laws and regulations governing synthetic fuel operations.

In spite of safeguards, our operations entail risks of regulatory noncompliance or accidental discharge that could create an environmental liability because hazardous materials are used or stored during normal business operations. For example, we and our subsidiaries use and share other hazardous chemicals in order to conduct operations involving distillation to purify products, analysis, packaging of chemicals and the selling, warehousing and manufacturing of organic chemicals in small research volumes. Our subsidiaries also use their facilities to perform research and development activities involving coal, oil, chemicals and industrial gases such as hydrogen. As a result, petroleum and other hazardous materials have been and are present in and on their properties. We generally hire independent contractors to transport and dispose of any hazardous materials generated and send any hazardous wastes only to federally approved, large scale and reputable off-site waste facilities.

The federal Clean Air Act of 1970 and subsequent amendments (particularly the Clean Air Act Amendments of 1990), and corresponding state laws, which regulate the emissions of materials into the air, affect the coal industry both directly and indirectly. The coal industry is directly affected by Clean Air Act permitting requirements and/or emissions control requirements, including requirements relating to particulate matter (such as, “fugitive dust”). The coal industry may also be impacted by future regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. In July 1997, the EPA adopted new, more stringent National Ambient Air Quality Standards, or NAAQS, for particulate matter and ozone. Although the NAAQS have been challenged in litigation, slowing their implementation, the standards were upheld by the United States Supreme Court, and states will ultimately be required to revise their existing state implementation plans (“SIPs”) to attain and maintain compliance with the new NAAQS. Because electric utilities emit NOx, which are precursors to ozone and particulate matter, ISG’s utility customers are likely to be affected when the new NAAQS are implemented by the states. State and federal regulations relating to fugitive dust and the implementation of the new NAAQS may reduce ISG’s sources for its products. The extent of the potential impact of the new NAAQS on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act.

The 1990 Clean Air Act Amendments require utilities that are currently major sources of NOx in moderate or higher ozone non-attainment areas to install reasonably available control technology for NOx. EPA currently plans to finalize stricter ozone NAAQS (discussed above) by 2004. EPA promulgated a rule (the “NOx SIP call”) in 1998 requiring 22 eastern states to make substantial reductions in NOx emissions. Under this rule, EPA expects that states will achieve these reductions by requiring power plants to make substantial reductions in their NOx emissions. The NOx SIP call must be implemented by May 31, 2004. In addition to the NOx SIP call, by May 31, 2004, EPA must directly regulate NOx emissions from states upwind of four eastern states that petitioned EPA (pursuant to section 126 of the Clean Air Act). The section 126 rule will be withdrawn in any state that submits an approvable NOx SIP. Installation of reasonably available control technology and additional control measures required under the NOx SIP call or the section 126 rule will make it more costly to operate coal-fired utility power plants and, depending on the requirements of individual SIPs, could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. The effect such regulation or other requirements that may be imposed in the future could have on the coal industry in general and on ISG in particular cannot be predicted with certainty. No assurance can be given that the ongoing implementation of the Clean Air Act (including the 1990 Amendments) or any future regulatory provisions will not materially adversely affect ISG.

In addition, the 1990 Clean Air Act Amendments require a study of utility power plant emissions of certain toxic substances, including mercury, and direct EPA to regulate emissions of these substances, if warranted. EPA has submitted reports to Congress on Mercury (1997) and Utility Air Toxics (1998). On December 14, 2000, EPA announced its finding that regulation of hazardous air pollutant emissions from oil- and coal-fired electric utility steam generating units is necessary and appropriate. EPA expects to propose emission standards by December 15, 2003 and to finalize them by December 15, 2004. These regulations are likely to require reductions in mercury emissions, and such requirements, if promulgated, could result in reduced use of coal if utilities switch to other sources of fuel.

The Clear Skies Initiative, announced by the Bush Administration in February 2002 (S.485 and H.R. 999, and revised by S.1844), seeks to develop strategies for reducing emissions of sulfur dioxide (“SOx”), NOx and mercury from power plants. Because the Initiative must be implemented by legislation that has not yet been enacted, its effect on ISG cannot be determined at this time. However, in February and April 2003, two four-pollutant bills (S.366 and S.843, respectively) for power plants were referred to the Senate Environment and Public Works Committee. In addition to the three pollutants covered under the Clear Skies Initiative, these bills include the greenhouse gas carbon dioxide. If enacted as written, these bills could result in reduced use of coal if utilities switch to other sources of fuel as a means of complying with more stringent emission limits.

Coal-fired boilers have been impacted by regulations under the 1990 Clean Air Act Amendments, which established specific emissions levels for SOx and NOx in order to reduce acid rain. These emissions levels have required utilities to undertake many of the following changes: change their fuel source(s), add scrubbers to capture SOx, add new boiler burner systems to control NOx, add or modify fuel pulverizers/air handling systems to control NOx, introduce flue gas conditioning materials to control particulate emissions in conjunction with meeting SOx emissions targets and in some very isolated cases shut down a plant. All of these changes can impact the quantity and quality of CCPs produced at a power plant and can add to the costs of operating a power plant. Furthermore, proposed regulations to control mercury emissions could result in implementation of additional technologies at power plants that could negatively affect fly ash quality.

Further, inappropriate use of CCPs can result in faulty end products. Since most of the products marketed by ISG typically consist of a mixture of client-supplied CCPs, ISG does not control the quality of the final end product, but may share such control with the manufacturer of the ingredient materials. Therefore, there is a risk of liability regarding the quality of the materials and end products marketed by ISG. In cases where ISG is responsible for end-product quality, such as a structural fill (where material is used to fill a cavity or designated area), ISG depends solely on its own quality assurance program.

Materials sold by ISG vary in chemical composition. Fossil fuel combustion wastes have been excluded from regulation as “hazardous wastes” under subtitle C of the Resource Conservation and Recovery Act (“RCRA”). However, EPA has determined that national regulations under subtitle D of RCRA (dealing with state and regional solid waste plans) are warranted for coal combustion byproducts disposed of in landfills or surface impoundments, or used to fill surface or underground mines. EPA is planning to publish a proposed rulemaking under subtitle D of RCRA in January 2004. ISG manages a number of landfill and pond operations that may be affected by EPA’s proposed regulations. In most of these operations the permitting is contractually retained by the client and the client would be liable for any costs associated with new permitting requirements. The effect of such regulations on ISG cannot be completely ascertained at this time.

ISG is engaged in providing services at one landfill operation that is permitted and managed as a hazardous waste landfill. ISG provides the services necessary to landfill the client’s hazardous wastes and operates certain in-plant equipment and systems for the client. Accordingly, there can be no assurance that ISG will not be named in third-party claims relating to the project.

CCPs contain small concentrations of metals that are considered as “hazardous substances” under CERCLA. Land application of CCPs is regulated by a variety of federal and state statutes, which impose testing and management requirements to ensure environmental protection. Under limited circumstances, mismanagement of CCPs can give rise to CERCLA liability.

Electric utility deregulation has slowed substantially from previous years’ predictions. Deregulation could negatively impact ISG because it could result in some sources of CCPs being put out of service because they are not economically competitive. On the other hand, deregulation efforts have spurred renewed interest in construction of new coal-fired electricity generating capacity. We believe no significant changes to the sources of CCPs under contract will occur. However, since this change to the industry continues to evolve, the impact of deregulation cannot be accurately projected, and Headwaters could be materially adversely affected if major changes occur to specific sources.

Litigation

Headwaters has ongoing litigation and claims incurred during the normal course of business, including the items discussed below. We intend to vigorously defend and/or pursue our rights in these actions. We do not believe that the outcome of these actions will have a material adverse effect on our financial position; however, it is possible that a change in our estimates of probable liability could occur and the change could be significant. Additionally, as with any litigation, these proceedings will require that we incur substantial costs, including attorneys’ fees, managerial time and other personnel resources and costs in pursuing resolution.

Boynton.    In October 1998, Headwaters entered into a technology purchase agreement with James G. Davidson and Adtech, Inc. The transaction transferred certain patent and royalty rights to Headwaters related to a synthetic fuel technology invented by Davidson. (This technology is distinct from the technology developed by Headwaters.) In September 2000, certain purported officers and directors of Adtech sued Headwaters and Davidson in United States District Court for the Western District of Tennessee, alleging that the technology purchase transaction was an unauthorized corporate action and that Davidson and Headwaters conspired together to effect the transfer. The District Court granted Headwaters’ motion to dismiss the complaint and the Federal Circuit Court of Appeals affirmed the decision. This case is now fully resolved. Moreover, another action factually related to the Adtech matter remains outstanding in the District Court. In this action, the allegations arise from the same facts, but the claims are asserted by certain purported stockholders of Adtech. In June 2002, Headwaters received a summons and complaint from the District Court alleging, among other things, fraud, conspiracy, constructive trust, conversion, patent infringement and interference with contract arising out of the 1998 technology purchase agreement. The complaint seeks declaratory relief and compensatory and punitive damages. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

AGTC.    In March 1996, Headwaters entered into an agreement with AGTC and its associates for certain services related to the identification and selection of synthetic fuel projects. In March 2002, AGTC filed an arbitration demand claiming that it is owed a commission under the 1996 agreement for 8% of the revenues received by Headwaters from the Port Hodder project. Headwaters asserts that AGTC did not perform under the agreement and that the agreement was terminated and the disputes were settled in July 1996. Headwaters has filed an answer in the arbitration, denying AGTC’s claims and has asserted counterclaims against AGTC. Because the resolution of the arbitration is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

AJG.    In December 1996, Headwaters entered into a technology license and proprietary chemical reagent sale agreement with AJG Financial Services, Inc. The agreement called for AJG to pay royalties and to purchase proprietary chemical reagent material from Headwaters. In October 2000, Headwaters filed a complaint in the Fourth District Court for the State of Utah against AJG alleging that it had failed to make payments and to perform other obligations under the agreement. Headwaters asserts claims including breach of contract, declaratory judgment, unjust enrichment and accounting and seeks money damages as well as other relief. AJG’s answer to the complaint denied Headwaters’ claims and asserted counter-claims based upon allegations of misrepresentation and breach of contract. AJG seeks unspecified compensatory damages as well as punitive damages. Headwaters has denied the allegations of AJG’s counter-claims. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount of recovery or liability.

ISG Matters.    There is litigation and pending and threatened claims made against certain subsidiaries of ISG with respect to several types of exterior stucco finish systems manufactured and/or sold by its subsidiaries for application by contractors, developers and owners on residential and commercial buildings. This litigation and these claims are controlled by such subsidiaries’ insurance carriers. The plaintiffs and/or claimants in these matters have alleged that due to some failure of the stucco system itself and/or its application, the buildings have suffered damage due to the progressive, latent effects of water penetration through the building’s exterior. The most prevalent type of claim involves alleged defects associated with an artificial stucco system manufactured by one of ISG’s subsidiaries, Best Masonry. Best Masonry continued to manufacture this system through 1997, and there is a 10-year projected claim period following discontinuation of the product.

Typically, the claims cite damages for alleged personal injuries and punitive damages for alleged unfair business practices in addition to asserting more conventional damage claims for alleged economic loss and injury to property. To date, claims made against such subsidiaries have been paid by their insurers, with the exception of minor deductibles, although such insurance carriers typically have provided “reservation of rights” letters. None of the cases has gone to trial, and while two such cases involve 100 and 800 homes, respectively, none of the cases includes any claims formally asserted on behalf of a class. While, to date, none of these proceedings have required that ISG incur substantial costs, there is no guarantee of coverage or continuing coverage. These and future proceedings may result in substantial costs to ISG, including attorneys’ fees, managerial time and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on ISG’s business, financial condition and results of operation, and its ability to meet its financial obligations. Although ISG carries general and product liability insurance, ISG cannot assure that such insurance coverage will remain available, that ISG’s insurance carrier will remain viable or that the insured amounts will cover all future claims in excess of ISG’s uninsured retention. Future rate increases may also make such insurance uneconomical for ISG to maintain. In addition, the insurance policies maintained by the Company exclude claims for damages resulting from exterior insulating finish systems, or EIFS, that have manifested after March 2003. Because much of the litigation and claims are at an early stage and resolution is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of the liability resulting to Headwaters.

Former Director.    Headwaters granted stock options to a member of its board of directors in 1995. The director resigned from the board in 1996. Headwaters believes that most of the former director’s options terminated unexercised. The former director has claimed that he is entitled to exercise the options. No lawsuit has been filed in this matter. Resolution is uncertain and legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

Other.    Headwaters and its subsidiaries are also involved in other legal proceedings and contractual matters that have arisen in the normal course of business.

Competition

Headwaters experiences competition from traditional coal and fuel suppliers and natural resource producers, in addition to those companies that specialize in the use and upgrading of industrial byproducts. Many of these companies have greater financial, management and other resources than Headwaters, and may be able to take advantage of acquisitions and other opportunities more readily.

Coal-based solid synthetic fuels made using Covol Fuels’ technologies, from which Covol Fuels derives license revenues and revenues from sales of chemical reagents, compete with other synthetic fuel products, as well as traditional fuels. For Covol Fuels, competition may come in the form of the marketing of competitive chemical reagents and the marketing of end products qualifying as synthetic fuel. Covol Fuels competes with other companies possessing technologies to produce coal-based solid synthetic fuels and companies that produce chemical reagents such as Nalco Chemical Company and Accretion Technologies, LLC.

Covol Fuels also experiences competition from traditional coal and fuel suppliers and natural resource producers, in addition to those companies that specialize in the use and upgrading of industrial byproducts. These companies may have greater financial, management and other resources than Headwaters has. Further, many industrial coal users are limited in the amount of synthetic fuel product they can purchase from Covol Fuels’ licensees because they have committed to purchase a substantial portion of their coal requirements through long-term contracts for standard coal.

Generally, the business of marketing traditional CCPs and construction materials is intensely competitive. ISG has substantial competition in three main areas: obtaining CCP management contracts with utility and other industrial companies; marketing CCPs and related industrial materials; and marketing its construction materials. ISG has a presence in every region in the United States but, because the market for the management of CCPs is highly fragmented and because the costs of transportation are high relative to sales prices, most of the competition in the CCP management industry is regional. There are many local, regional and national companies that compete for market share in these areas with similar products and with numerous other substitute products. Although ISG typically has long-term CCP management contracts with its clients, some of such contracts provide for the termination of such contract at the convenience of the utility company upon a minimum 90-day notice. Moreover, certain of ISG’s most significant regional CCP competitors appear to be seeking a broader national presence. These competitors include Lafarge North America Inc., Boral Material Technologies Inc. and Cemex. Construction materials are produced and sold regionally by the numerous owners and operators of concrete ready-mix plants. Producers with sand and gravel sources near growing metropolitan areas have important transportation advantages. In Texas, ISG’s most important construction materials market, Featherlite Building Products is among ISG’s competitors.

Many of the world’s major chemical companies are devoting significant resources to researching and developing nanocatalysts and catalytic processes. These companies have greater financial, management and other resources than Headwaters has. Headwaters’ strategy is to enter into license agreements or joint ventures with major chemical companies for the further development and commercialization of its nanocatalyst technologies.

Properties

Headwaters’ headquarters are located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. The lease for this office space of approximately 26,500 square feet provides for a six-year term. The monthly rent is approximately $41,000, with certain adjustments for inflation plus expenses.

ISG owns or leases approximately 20 parcels of real property in 17 states for its fly ash storage and distribution operations. ISG also owns or leases approximately ten properties in three states for its building products manufacturing and sales operations.

In 1995, HTI purchased approximately six acres in Lawrenceville, New Jersey, where its headquarters and research facilities are now located.

Employees

Headwaters currently employs approximately 800 employees full-time. Of these employees, approximately 43 are in corporate administration, 34 are employed by Headwaters’ Covol Fuels division, 41 are employed by HTI, 487 are employed by ISG’s CCP division and 192 are employed by ISG’s construction materials division. ISG has more than 50 area managers and technical sales representatives nationwide. Approximately 19 employees work under collective bargaining agreements.

MANAGEMENT

Executive Officers and Directors

The executive officers and directors of Headwaters are as follows:

Name	Age	Position
Kirk A. Benson	53	Chairman of the Board and Chief Executive Officer

Steven G. Stewart	55	Chief Financial Officer

Harlan M. Hatfield	43	Vice President, General Counsel and Secretary

James A. Herickhoff	61	Vice Chairman and Director

Raymond J. Weller	58	Director

E. J. “Jake” Garn	71	Director

R. Sam Christensen	55	Director

William S. Dickinson	69	Director

Malyn K. Malquist	51	Director

Kirk A. Benson.    Mr. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation’s largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

Steven G. Stewart.    Mr. Stewart was appointed Chief Financial Officer of Headwaters in July 1998 and served as Vice President of Finance and Treasurer from April 1998 through July 1998. From October 1996 through March 1998, Mr. Stewart was a business assurance partner at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP), with primary responsibility for public companies operating in the high technology, mining and extractive industries. From January 1994 through September 1996, Mr. Stewart was self-employed and provided consulting and accounting services to high technology companies, assisted in the negotiation and establishment of strategic alliances, advised companies on alternative valuation methods applicable to acquisition targets and negotiated acquisition/sale transactions. Prior to 1994, Mr. Stewart was an audit partner with Ernst & Young (formerly Arthur Young) and was the Salt Lake City office Director of High Technology and Entrepreneurial Services. Mr. Stewart graduated with a B.S. degree in accounting from Brigham Young University in 1973 and is a Certified Public Accountant.

Harlan M. Hatfield.    Mr. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with Headwaters have included the development of synthetic fuel projects and strategic business acquisitions. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory disputes, contracts and other legal matters. Prior to his employment with Headwaters, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

James A. Herickhoff.    Mr. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is President, Chief Operating Officer and a principal of Wold Talc Company, which operates one of the largest talc mines in the United States. From 1987 to 1994 he served as President of Atlantic Richfield Company’s Thunder Basin Coal Company. Mr. Herickhoff has over 25 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19,000,000 to approximately 40,000,000 tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO’s underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor degree in 1964 from St. John’s University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

Raymond J. Weller.    Mr. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been President of Healthcare Benefits of Utah, a Utah based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay.

E. J. “Jake” Garn.    Mr. Garn has served as a Director of Headwaters since January 2002. Mr. Garn is a former United States Senator from the state of Utah. Mr. Garn currently serves as Managing Director of Summit Ventures, a lobbying and consulting firm, a position he has held since 2000. From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based privately-held chemical company. From 1993 until the present, Mr. Garn has served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin Asia Pacific, BMW Bank of NA and Escrow Bank, USA. Mr. Garn had a long and distinguished career in national politics. Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission. He was elected mayor of Salt Lake City in 1971 and to the United States Senate in 1974. He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee. Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992.

R. Sam Christensen.    Mr. Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing Black Bear Ventures LP, a private investment firm, and evaluating new business opportunities. Mr. Christensen currently serves as a director for two privately-held firms in California. Prior to 1996, Mr. Christensen was chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond was sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where he spent nearly ten years. His final assignment, before resigning, was overseeing and managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972. Mr. Christensen is a Certified Public Accountant.

William S. Dickinson.    Mr. Dickinson has served as a Director of Headwaters since January 2003. From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant. In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries. In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million. Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering.

Malyn K. Malquist.    Mr. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist is Senior Vice President and Chief Financial Officer of Avista Corp., an energy utility in the Pacific Northwest. Mr. Malquist has held this position since September 2002. Mr. Malquist has 24 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr.

Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President—Finance and Treasurer. Mr. Malquist received BA and MBA degrees from Brigham Young University.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of November 30, 2003, regarding the beneficial ownership of our common stock by: (i) all those known by us to be beneficial owners of more than five percent of the our common stock; (ii) each of our directors; (iii) our chief executive officer and each of our named executive officers; and (iv) all of our directors and executive officers as a group. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. As of November 30, 2003, there were 28,068,818 shares of common stock outstanding. As of that date, there were outstanding options and warrants to purchase 3,432,046 shares of common stock.

	Number of Shares Beneficially Owned (2)	Percent of Shares Beneficially Owned (3)
Name and Address of Beneficial Owner (1)		Before this Offering	After this Offering
Directors:
Kirk A. Benson (4)	1,381,497	4.8%	4.2%
Raymond J. Weller (5)	351,274	1.2%	1.1%
James A. Herickhoff (6)	90,500	*	*
E. J. “Jake” Garn (7)	24,000	*	*
R. Sam Christensen (8)	17,500	*	*
William S. Dickinson (9)	13,000	*	*
Malyn K. Malquist (10)	14,500	*	*

Executive Officers:
Steven G. Stewart (11)	132,524	*	*
Harlan M. Hatfield (12)	201,212	*	*
All directors and executive officers as a group (9 persons) (13)	2,226,007	7.6%	6.8%

*	Less than 1%
(1)	The address of each director and officer is c/o Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095.
(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 30, 2003, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of November 30, 2003.
(3)	Assumes the underwriters’ over-allotment option is not exercised. See “Underwriters.”
(4)	Consists of 469,165 shares owned by Mr. Benson, 232,083 shares owned by a corporation of which Mr. Benson is sole shareholder and president, warrants for 55,749 shares exercisable within 60 days of November 30, 2003 and options to purchase 624,500 shares held by Mr. Benson exercisable within 60 days of November 30, 2003.
(5)	Consists of 215,524 shares owned by Mr. Weller and options to purchase 135,750 shares held by Mr. Weller exercisable within 60 days of November 30, 2003.

(6)	Consists of 8,000 shares owned by a trust for which Mr. Herickhoff is a trustee and options to purchase 82,500 shares held by Mr. Herickhoff exercisable within 60 days of November 30, 2003.
(7)	Consists of options to purchase 24,000 shares held by Mr. Garn exercisable within 60 days of November 30, 2003.
(8)	Consists of 5,500 shares owned by a partnership of which Mr. Christensen is a trustee of the general partner and options to purchase 12,000 shares held by Mr. Christensen exercisable within 60 days of November 30, 2003.
(9)	Consists of 1,000 shares owned by a trust for which Mr. Dickinson is a trustee and options to purchase 12,000 shares held by Mr. Dickinson exercisable within 60 days of November 30, 2003.
(10)	Consists of 2,500 shares owned by a trust for which Mr. Malquist is co-trustee and options to purchase 12,000 shares held by Mr. Malquist exercisable within 60 days of November 30, 2003.
(11)	Consists of 5,271 shares owned by Mr. Stewart, 1,000 shares owned by a trust, for which Mr. Stewart is co-trustee and options to purchase 126,253 shares held by Mr. Stewart exercisable within 60 days of November 30, 2003.
(12)	Consists of 6,212 shares owned by Mr. Hatfield and options to purchase 195,000 shares held by Mr. Hatfield exercisable within 60 days of November 30, 2003.
(13)	Consists of 946,255 shares issued and outstanding, and options and warrants to purchase 1,279,752 shares exercisable within 60 days of November 30, 2003.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite their names below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
RBC Dain Rauscher Inc.
Adams, Harkness & Hill, Inc.
Stephens Inc.

Total	4,750,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $     a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The total price to the public will be $            , the total underwriting discounts and commissions will be $             and the total gross proceeds to Headwaters will be $            .

We have granted to the underwriters an option, exercisable, in whole or from time to time in part, for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 712,500 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the over-allotment option is exercised in full, the total price to the public would be $            , the total underwriting discounts and commissions would be $             and the total proceeds to us would be $            .

The estimated offering expenses payable by us are approximately $750,000, not including the underwriting discounts and commissions, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

We, and each of our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares of common stock to the underwriters;

•	the issuance by us of shares of common stock pursuant to, or the grant of options under, our existing stock option, employee benefit or dividend reinvestment plans or existing warrants;

•	the issuance by us of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock as consideration for future acquisitions to be made by us, provided however, that any holder of securities so issued shall be subject to the restrictions in the immediately preceding paragraph; or

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering of the shares.

In order to facilitate this offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing this offering that could adversely affect investors who purchase shares in this offering. In addition, in order to cover any over-allotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

From time to time, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and financial advisory services to us, for which they have in the past received, and may in the future receive, customary fees. Morgan Stanley & Co. Incorporated advised Headwaters with regard to the acquisition of ISG and the related debt financing for which it received customary compensation. Affiliates of Morgan Stanley & Co. Incorporated have non-controlling, limited partnership interests in certain entities that are material licensees and/or chemical reagent customers of Covol Fuels.

Headwaters and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at September 30, 2002 and 2003 and for each of the two years in the period ended September 30, 2003, as set forth in their report. We’ve included our financial statements in this prospectus supplement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The financial statements of Headwaters Incorporated for the fiscal year ended September 30, 2001 included in this prospectus supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Selected legal matters with respect to the validity of any securities issued under this prospectus supplement will be passed upon for Headwaters by Pillsbury Winthrop LLP, San Francisco, California and New York, New York. Selected legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California and New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the United States securities laws and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference in this prospectus supplement is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed with the SEC on December 5, 2003;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 28, 2003; and

•	any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed.

You may request a copy of the information incorporated by reference at no cost, by writing or calling us at:

Headwaters Incorporated

Attention: Sharon Madden, Investor Relations

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

(801) 984-9400

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Headwaters Incorporated

We have audited the accompanying consolidated balance sheets of Headwaters Incorporated as of September 30, 2002 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended September 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Headwaters Incorporated at September 30, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the two years in the period ended September 30, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
Salt Lake City, Utah
October 31, 2003

REPORT OF FORMER INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

of Headwaters Incorporated:

In our opinion, the accompanying consolidated statements of income, changes in stockholders’ equity, and cash flows of Headwaters Incorporated and its subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the year ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, Utah
July 15, 2002

HEADWATERS INCORPORATED

CONSOLIDATED BALANCE SHEETS

	As of September 30,
(thousands of dollars and shares, except per-share data)	2002	2003
ASSETS

Current assets:
Cash and cash equivalents	$7,284	$18,732
Short-term trading investments	5,907	2,921
Trade receivables, net	50,331	52,399
Inventories	8,442	7,827
Other current assets	5,969	6,005

Total current assets	77,933	87,884

Property, plant and equipment, net	50,549	52,743

Other assets:
Intangible assets, net	118,918	112,414
Goodwill	113,367	112,131
Debt issue costs and other assets	12,090	8,103

Total other assets	244,375	232,648

Total assets	$372,857	$373,275

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$17,215	$17,177
Accrued personnel costs	8,773	8,669
Other accrued liabilities	16,966	16,522
Current portion of long-term debt	15,578	27,475
Current portion of unamortized non-refundable license fees	4,378	3,865

Total current liabilities	62,910	73,708

Long-term liabilities:
Long-term debt	154,552	104,044
Deferred income taxes	51,357	50,663
Unamortized non-refundable license fees and other long-term liabilities	5,442	4,703

Total long-term liabilities	211,351	159,410

Total liabilities	274,261	233,118

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; authorized 50,000 shares; issued and outstanding 27,327 shares at September 30, 2002 (including 526 shares held in treasury), and 27,878 shares at September 30, 2003 (including 467 shares held in treasury)	27	28
Capital in excess of par value	126,265	130,936
Retained earnings (accumulated deficit)	(24,418)	12,213
Treasury stock, at cost	(3,013)	(2,783)
Other	(265)	(237)

Total stockholders’ equity	98,596	140,157

Total liabilities and stockholders’ equity	$372,857	$373,275

See accompanying notes.

HEADWATERS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

	Year ended September 30,
(thousands of dollars, except per-share data)	2001	2002	2003
Revenue:
Sales of chemical reagents	$22,407	$74,419	$128,375
License fees	20,765	30,456	35,726
Coal combustion products revenues	—	6,818	169,938
Sales of construction materials	—	1,774	49,350
Other revenues	2,292	5,878	4,241

Total revenue	45,464	119,345	387,630

Operating costs and expenses:
Cost of chemical reagents sold	14,524	50,134	87,386
Cost of coal combustion products revenues	—	3,764	123,146
Cost of construction materials sold	—	1,388	37,689
Cost of other revenues	—	5,244	3,919
Depreciation and amortization	355	1,760	12,982
Research and development	2,400	2,322	4,674
Selling, general and administrative	8,554	13,699	40,715

Total operating costs and expenses	25,833	78,311	310,511

Operating income	19,631	41,034	77,119

Other income (expense):
Interest and net investment income	726	1,000	310
Interest expense	(224)	(553)	(15,687)
Losses on notes receivable and investments	(6,265)	(743)	(2,436)
Other, net	600	(502)	775

Total other income (expense), net	(5,163)	(798)	(17,038)

Income before income taxes	14,468	40,236	60,081

Income tax benefit (provision)	7,049	(15,950)	(23,450)

Net income	$21,517	$24,286	$36,631

Basic earnings per share	$0.94	$1.00	$1.35

Diluted earnings per share	$0.87	$0.94	$1.30

See accompanying notes.

HEADWATERS INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Convertible preferred stock		Common stock		Capital in excess of par value	Retained earnings (accumulated deficit)	Common stock held in treasury	Other	Total stockholders’ equity
(thousands of dollars and shares)	Shares	Amount	Shares	Amount
Balances as of September 30, 2000	17	$1	23,341	$23	$82,659	$(70,221)	$(734)	$(981)	$10,747
Common stock issued on conversion of convertible preferred stock	(17)	(1)	443	—	—				(1)
Preferred stock cash dividends					(695)				(695)
Exercise of stock options and warrants			860	1	1,925				1,926
Tax benefit from exercise of stock options					1,690				1,690
Common stock issued in connection with purchase of Hydrocarbon Technologies, Inc., net of estimated registration costs			593	1	5,434				5,435
Common stock options issued in connection with purchase of Hydrocarbon Technologies, Inc.					1,325				1,325
Write-up of related party note receivable to collateral value								(541)	(541)
Cancellation of related party note receivable and transfer of the collateral shares to treasury stock							(1,007)	1,007	—
Purchase of 1,648 shares of treasury stock, at cost							(10,510)		(10,510)
34 shares of treasury stock transferred to employee stock purchase plan, at cost							101		101
Cancellation of 1,430 shares of treasury stock			(1,430)	(1)	(9,112)		9,112		(1)
Amortization of deferred compensation from stock options								93	93
Net income for the year ended September 30, 2001						21,517			21,517

Balances as of September 30, 2001	—	$—	23,807	$24	$83,226	$(48,704)	$(3,038)	$(422)	$31,086

See accompanying notes.

HEADWATERS INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY, continued

	Convertible preferred stock		Common stock		Capital in excess of par value	Retained earnings (accumulated deficit)	Common stock held in treasury	Other	Total stockholders’ equity
(thousands of dollars and shares)	Shares	Amount	Shares	Amount
Balances as of September 30, 2001	—	$—	23,807	$24	$83,226	$(48,704)	$(3,038)	$(422)	$31,086
Exercise of stock options and warrants			1,315	1	5,383				5,384
Tax benefit from exercise of stock options					2,990				2,990
Common stock issued in connection with acquisition of Hydrocarbon Technologies, Inc.			178	—	2,823				2,823
Common stock issued in connection with acquisition of Industrial Services Group, Inc.			2,100	2	32,716				32,718
Purchase of 83 shares of treasury stock, at cost							(1,188)		(1,188)
32 shares of treasury stock transferred to employee stock purchase plan, at cost					214		126		340
Cancellation of 73 shares of treasury stock			(73)	—	(1,087)		1,087		—
Amortization of deferred compensation from stock options and other								157	157
Net income for the year ended September 30, 2002						24,286			24,286

Balances as of September 30, 2002	—	—	27,327	27	126,265	(24,418)	(3,013)	(265)	98,596

Exercise of stock options and warrants			551	1	2,139				2,140
Tax benefit from exercise of stock options					2,050				2,050
59 shares of treasury stock transferred to employee stock purchase plan, at cost					482		230		712
Amortization of deferred compensation from stock options and other								28	28
Net income for the year ended September 30, 2003						36,631			36,631

Balances as of September 30, 2003	—	$—	27,878	$28	$130,936	$12,213	$(2,783)	$(237)	$140,157

See accompanying notes.

HEADWATERS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
(thousands of dollars)	2001	2002	2003
Cash flows from operating activities:
Net income	$21,517	$24,286	$36,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	355	1,760	12,982
Interest expense related to amortization of debt discount and debt issue costs	79	136	3,857
Deferred income taxes	(9,160)	11,540	(878)
Income tax benefit from exercise of stock options	1,690	2,990	2,050
Amortization of non-refundable license fees	(2,015)	(1,471)	(1,178)
Net gain on disposition of property, plant and equipment	(42)	(1,249)	(188)
Write-downs of notes receivable and related accrued interest	3,200	986	2,142
Losses on investments	3,018	—	294
Acquired in-process research and development	2,400	—	—
Write-up of related party note receivable	(541)	—	—
Other changes in operating assets and liabilities, net of effect of acquisitions of Industrial Services Group, Inc. and Hydrocarbon Technologies, Inc.:
Short-term trading investments	925	141	2,986
Receivables	(987)	(7,742)	(2,068)
Inventories and other current assets	26	351	(463)
Accounts payable and accrued liabilities	958	7,193	1,373
Unamortized non-refundable license fees	(1,587)	3,982	(513)
Other, net	(29)	(126)	(636)

Net cash provided by operating activities	19,807	42,777	56,391

Cash flows from investing activities:
Payments for acquisition of Industrial Services Group, Inc., net of cash acquired	—	(205,900)	—
Payments for acquisition of Hydrocarbon Technologies, Inc., net of cash acquired	(4,845)	(419)	—
Purchase of property, plant and equipment	(170)	(796)	(9,716)
Proceeds from disposition of property, plant and equipment	168	115	2,685
Collections on notes receivable	—	6,912	54
Net increase in other assets	(180)	(40)	(594)
Investments in and loans to non-affiliated companies	(4,636)	(294)	—

Net cash used in investing activities	(9,663)	(200,422)	(7,571)

Cash flows from financing activities:
Payments on long-term debt and short-term borrowings	(9,941)	(6,412)	(40,224)
Net proceeds from issuance of long-term debt and short-term borrowings	8,991	165,806	—
Proceeds from exercise of options and warrants	1,926	5,384	2,140
Employee stock purchases	101	340	712
Purchase of common stock for the treasury	(10,510)	(1,188)	—
Preferred stock dividends	(695)	—	—

Net cash provided by (used in) financing activities	(10,128)	163,930	(37,372)

Net increase in cash and cash equivalents	16	6,285	11,448

Cash and cash equivalents, beginning of year	983	999	7,284

Cash and cash equivalents, end of year	$999	$7,284	$18,732

See accompanying notes.

HEADWATERS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

	Year ended September 30,
(thousands of dollars)	2001	2002	2003
Supplemental schedule of non-cash investing and financing activities:
Common stock issued in connection with acquisition of Industrial Services Group, Inc.	$—	$32,718	$—
Common stock issued in connection with acquisition of Hydrocarbon Technologies, Inc.	5,435	2,823	—
Common stock options issued in connection with acquisition of Hydrocarbon Technologies, Inc.	1,325	—	—
Cancellation of treasury stock	(9,112)	(1,087)	—
Exchange of equity investments in and loans to non-affiliated companies for long-term note receivable from non-affiliate	4,000	—	—
Common stock issued on conversion of convertible preferred stock and in payment of dividends	3,100	—	—
Cancellation of related party note receivable and transfer of the collateral shares to treasury stock	1,007	—	—

Supplemental disclosure of cash flow information:
Cash paid for interest	$269	$39	$10,054
Cash paid for income taxes	283	322	19,356

See accompanying notes.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2003

1. Organization and Description of Business

Headwaters Incorporated is incorporated in Delaware. Headwaters owns 100% of Industrial Services Group, Inc. (“ISG”), a Utah-based company formed in 1997 and acquired by Headwaters in September 2002 (see Note 3). Headwaters also owns 100% of Headwaters Technology Innovation Group, Inc. (“HTI”) (formerly Hydrocarbon Technologies, Inc.), a New Jersey company formed in 1995 and acquired by Headwaters in August 2001. Headwaters’ fiscal year ends on September 30 and unless otherwise noted, future references to years refer to Headwaters’ fiscal year rather than a calendar year. Headwaters’ focus is on enhancing the value of coal, gas, oil and other natural resources. Headwaters currently generates revenue from licensing its chemical technologies to produce synthetic fuel and from managing coal combustion products (“CCPs”). Headwaters intends to continue to expand its business through growth of existing operations, commercialization of technologies currently being developed, and strategic acquisitions of entities that operate in adjacent industries.

Through its proprietary Covol Fuels process, Headwaters adds value to the production of coal-based solid synthetic fuels primarily for use in electric power generation plants. Headwaters currently licenses its technologies to the owners of 28 of a company-estimated 75 coal-based solid synthetic fuel facilities in the United States. ISG, through its wholly-owned subsidiary ISG Resources, Inc., is the nation’s largest provider of CCP management and marketing services to the electric power industry, serving more than 100 coal-fired electric power generation plants nationwide. Through its distribution network of over 130 locations, ISG is the leading provider of high quality fly ash to the building products and ready mix concrete industries in the United States. ISG’s construction materials segment develops, manufactures and distributes value-added bagged concrete, stucco, mortar and block products that utilize fly ash. ISG also develops and deploys technologies for maintaining and improving fly ash quality. Headwaters, through its wholly-owned subsidiary, HTI, conducts research and development activities directed at catalyst technologies to convert coal and heavy oil into environmentally-friendly, high-value liquid fuels. In addition, HTI has developed a unique process to custom design nanocatalysts that could be used in multiple industrial applications.

2. Summary of Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the accounts of Headwaters and all of its subsidiaries, only two of which have significant operations, ISG and HTI. All significant intercompany transactions and accounts are eliminated in consolidation. ISG was acquired on September 19, 2002 and accordingly, ISG’s results of operations for the period from September 19, 2002 through September 30, 2003 have been consolidated with Headwaters’ 2002 and 2003 results. HTI was acquired in August 2001. Due to the time required to obtain accurate financial information related to HTI’s foreign contracts, for financial reporting purposes HTI’s financial statements are consolidated with Headwaters’ financial statements using a one-month lag. Accordingly, no results of operations of HTI were included in the consolidated statement of income for 2001. HTI’s August 31, 2002 and 2003 balance sheets were consolidated with Headwaters’ September 30, 2002 and 2003 balance sheets and HTI’s results of operations for the twelve months ended August 31, 2002 and 2003 were consolidated with Headwaters’ 2002 and 2003 results.

Segment Reporting, Major Customers and Other Concentrations of Risk—Until Headwaters acquired ISG in September 2002, Headwaters operated in and reported as a single industry segment, alternative energy. With the acquisition of ISG in September 2002, Headwaters now operates in three business segments, alternative energy, CCPs, and construction materials (formerly “manufactured products”). Additional information about these segments is presented in Note 4. The following table presents revenues for all customers that accounted for

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

over 10% of total revenue during 2001, 2002 or 2003. All of these revenues are attributable to the alternative energy segment, and most of the customers are energy companies.

(thousands of dollars)	2001	2002	2003
DTE Energy Services, Inc. affiliates	$5,111	$19,660	$42,013
TECO Coal Corporation affiliates	16,044	20,292	Less than 10%
Marriott International, Inc. affiliates	Less than 10%	19,105	Less than 10%
AIG Financial Products Corp. affiliates	Less than 10%	16,900	Less than 10%
PacifiCorp affiliates	4,978	Less than 10%	Less than 10%
Pace Carbon Fuels, L.L.C. affiliates	4,675	Less than 10%	Less than 10%

At September 30, 2003, Headwaters had trade receivable balances totaling approximately $1,895,000 from DTE Energy Services, Inc. affiliates. Substantially all of Headwaters’ revenues were generated from sales in the United States. Headwaters purchases all of the chemical reagent that is sold to licensees and other customers from a single large international chemical company. Management believes that if necessary, the chemical reagent could be obtained from other suppliers. Headwaters has no other significant unusual credit risks or concentrations.

Revenue Recognition—Alternative Energy Segment.    Headwaters currently licenses its technologies to the owners of 28 coal-based solid synthetic fuel facilities from which Headwaters earns license fees and/or profits from the sales of chemical reagents. Non-refundable advance license fees and royalty payments have been received from certain licensees under various terms and conditions. These non-refundable license fees and royalties have been deferred and are being recognized on a straight-line basis over the period covered by the related license and royalty agreements, generally through calendar 2007. Recurring license fees or royalty payments are recognized in the period when earned, which generally coincides with the sale of synthetic fuel by Headwaters’ licensees. In certain instances, Headwaters is required to pay to third parties a portion of license fees received or cash proceeds from the sale of chemical reagents. In such cases, Headwaters records the net proceeds as revenue. Revenues from the sales of chemical reagents are recognized upon delivery of product to the licensee or non-licensee customer.

HTI’s revenue consists of contract services for businesses and U.S. government agencies and is included in the caption “Other revenues” in the consolidated statements of income. HTI’s costs related to this revenue are included in “Cost of other revenues.” In accounting for long-term contracts, HTI primarily uses the percentage of completion method of accounting, on the basis of the relationship between effort expended and total estimated effort for the contract. If estimates of costs to complete a contract indicate a loss, a provision is made for the total anticipated loss.

CCP and Construction Materials Segments.    Revenue from the sale of CCPs and construction materials is recognized upon passage of title to the customer, which generally coincides with physical delivery and acceptance. CCP revenues also include transportation charges associated with delivering material to customers when the transportation is contractually provided for between the customer and ISG. Service revenues include revenues earned under long-term contracts to dispose of residual materials created by coal-fired electric power generation and revenues earned in connection with certain construction-related projects that are incidental to ISG’s primary business. Service revenues under long-term contracts are recognized concurrently with the removal of the material and are typically based on the number of tons of material removed at an established price per ton. Contracts generally range from five to fifteen years, with most contracts being renewed upon expiration. Construction-related projects are generally billed on a time and materials basis; therefore, the revenues and related costs are recognized when the time is incurred and the materials are consumed.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

The cost of CCPs sold primarily represents amounts paid to utility companies to purchase product together with storage and transportation costs to deliver the product to customers. In accordance with certain utility company contracts, the cost of CCPs purchased from those utilities is based on a percentage of the “net revenues” from the sale of the CCPs purchased. Cost of services sold includes landfill fees and transportation charges to deliver the product to the landfill.

Cash and Cash Equivalents—Headwaters considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Certain cash and cash equivalents are deposited with financial institutions, and at times such amounts may exceed insured depository limits.

Short-term Investments—Short-term investments consist primarily of mortgage- and other asset-backed securities, corporate bonds, U.S. government securities and equity securities. By policy, Headwaters invests primarily in U.S. government securities or securities backed by the U.S. government. All investments are defined as trading securities and are stated at market value as determined by the most recently traded price of each security at the balance sheet date. Unrealized gains and losses are included in earnings. Approximately $285,000 of investment gains in 2002 and $7,000 of investment losses in 2003 related to securities held at September 30, 2002 and 2003, respectively.

Receivables—Allowances are provided for uncollectible accounts when deemed necessary. Such allowances are based on an account-by-account analysis of collectibility or impairment. Collateral is not required for trade receivables, but Headwaters performs periodic credit evaluations of its customers. Collateral is generally required for notes receivable and has historically consisted of most or all assets of the debtor.

Inventories—Inventories are stated at the lower of cost or market (net realizable value). For the CCPs segment, cost is determined using the first-in, first-out method. For the construction materials and alternative energy segments, cost is determined using the weighted-average cost method.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. Major improvements are capitalized; maintenance, repairs and minor improvements are charged to expense as incurred. Assets are depreciated using the straight-line method over their estimated useful lives, limited to the lease terms for improvements to leased assets. Upon the sale or retirement of property, plant and equipment, any gain or loss on disposition is reflected in results of operations, and the related asset cost and accumulated depreciation are removed from the respective accounts.

Intangible Assets and Goodwill—Intangible assets consist primarily of identifiable intangible assets obtained in connection with the acquisitions of ISG (long-term contracts and patents) and HTI (existing patented technology). These intangible assets are being amortized on the straight-line method over their remaining estimated useful lives. Goodwill consists of the excess of the purchase price for ISG and HTI over the fair value of identified assets acquired, net of liabilities assumed. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Accounting for Goodwill and Intangible Assets,” goodwill is not amortized, but is tested at least annually for impairment. Goodwill is normally tested as of June 30, using a two-step process that begins with an estimation of the fair value of the reporting unit giving rise to the goodwill (see Note 8).

Valuation of Long-Lived Assets—Headwaters periodically evaluates the carrying value of long-lived assets, including intangible assets and goodwill, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current events and circumstances. The carrying value of a long-lived asset is considered impaired when the anticipated cumulative undiscounted cash flow from that asset is less than its carrying value. In that event, a loss is recognized based on the amount by

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

which the carrying value exceeds the fair market value of the long-lived asset. There were no impairment losses recorded for long-lived assets in any of the years presented.

Debt Issue Costs—Debt issue costs represent direct costs incurred related to the issuance of the long-term debt used to acquire ISG. These costs are amortized to interest expense over the lives of the respective debt issues using the effective interest method.

Equity Investments—In 2001, Headwaters recognized approximately $2,607,000 of losses related to its equity in investments accounted for using the equity method. These losses are included in other expense in the consolidated statement of income. Headwaters has had no equity investments since 2001.

Research and Development Costs—Research and development costs are expensed as incurred.

Income Taxes—Headwaters accounts for income taxes using the asset and liability approach. Headwaters recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary. Headwaters files a consolidated tax return with its subsidiaries.

Common Stock Options—Headwaters has elected to continue to apply the intrinsic value method as prescribed by APB 25 in accounting for options granted to employees, officers and directors and does not currently plan to change to the fair value method. The alternative fair value method of accounting prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), requires the use of option valuation models that were not developed for use in valuing employee stock options, as discussed below. Under APB 25, no compensation expense is recognized for stock option grants to employees, officers and directors when the exercise price of stock options equals or exceeds the market price of Headwaters’ common stock on the date of grant.

In years prior to 1998, certain options were granted with terms considered compensatory. In such instances, the related compensation cost is amortized to expense over the applicable vesting period on a straight-line basis. Amortized compensation expense related to compensatory options granted in prior years was approximately $93,000 in 2001 and 2002 and $91,000 in 2003. If the fair value provision of SFAS No. 123 would have been applied to all options granted, compensation expense would have been approximately $2,553,000, $2,479,000 and $4,097,000 for 2001, 2002 and 2003, respectively, and net income and earnings per share would have been changed to the pro forma amounts shown in the table below:

(thousands of dollars, except per-share data)	2001	2002	2003
Net income attributable to common stockholders—as reported	$21,404	$24,286	$36,631
Pro forma additional compensation expense	(2,460)	(2,386)	(4,006)

Net income attributable to common stockholders—pro forma	$18,944	$21,900	$32,625

Basic earnings per share—as reported	$0.94	$1.00	$1.35
—pro forma	$0.83	$0.90	$1.20
Diluted earnings per share—as reported	$0.87	$0.94	$1.30
—pro forma	$0.77	$0.85	$1.16

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

The fair values of stock option grants for 2001, 2002 and 2003 were determined using the Black-Scholes option pricing model and the following assumptions: expected stock price volatility of 40% to 90%, risk-free interest rates ranging from 1.3% to 5.0%, weighted average expected option lives of 4 to 5 years, and no dividend yield. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because Headwaters’ stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect their fair value, in management’s opinion, the existing models do not necessarily provide a reliable measure of the fair value of stock options.

Earnings per Share Calculation—Earnings per share has been computed based on the weighted-average number of common shares outstanding. Diluted earnings per share computations reflect the increase in weighted-average common shares outstanding that would result from the assumed exercise of outstanding stock options and warrants, calculated using the treasury stock method, and the assumed conversion of convertible securities, using the if-converted method, where such options, warrants, and convertible securities are dilutive.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Recent Accounting Pronouncements—Headwaters has reviewed all recently issued accounting standards, which have not yet been adopted in order to determine their potential effect, if any, on the results of operations or financial position of Headwaters. Based on that review, Headwaters does not currently believe that any of these recent accounting pronouncements will have a significant effect on its current or future financial position, results of operations, cash flows or disclosures.

Reclassifications—Certain prior year amounts have been reclassified to conform with the current year’s presentation. The reclassifications had no effect on net income or total assets.

3. Acquisitions of ISG and HTI

ISG Acquisition—On September 19, 2002, Headwaters acquired 100% of the common stock of ISG, assumed or paid off all of ISG’s outstanding debt and redeemed all of ISG’s outstanding preferred stock. ISG is the leading provider of high quality fly ash to the building products and ready mix concrete industries in the United States. ISG also develops, manufactures and distributes value-added bagged concrete, stucco, mortar and block products that utilize fly ash through its construction materials segment. Headwaters’ historical focus has been on using technology to add value to fossil fuels, particularly coal. The acquisition of ISG provided Headwaters with a significant position in the last phase of the coal value chain due to ISG’s competencies in managing CCPs. The acquisition of ISG also brought to Headwaters substantial management depth, comprehensive corporate infrastructure and critical mass in revenues and operating income.

In order to obtain the cash necessary to acquire ISG and retire the ISG debt, Headwaters issued $175,000,000 of new debt consisting of $155,000,000 of senior secured debt with a five-year term and a variable interest rate and $20,000,000 of subordinated debt with an approximate five-year term and a fixed interest rate (see Note 9). ISG management participated in one-half, or $10,000,000, of the subordinated debt. Total cash

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

proceeds from the issuance of new debt, net of debt discounts, was $169,950,000. Headwaters also incurred approximately $6,200,000 of debt issuance costs to place the new debt, which had an initial combined effective weighted-average interest rate of approximately 9.0%.

The following table sets forth the total consideration paid for ISG:

(thousands of dollars and shares, except per-share amount)
Fair value of Headwaters stock (2,100 shares at $15.58 per share)	$32,718
Cash paid to ISG stockholders	32,700
Cash paid to retire ISG debt and related accrued interest	184,638
Costs directly related to acquisition	7,800

$257,856

The value of Headwaters’ 2,100,000 shares of common stock issued was determined using the average market price of Headwaters’ stock over a five-day period, consisting of the day the terms of acquisition were agreed to and announced and two days prior to and two days subsequent to that day.

The ISG acquisition was accounted for using the purchase method of accounting as required by SFAS No.141, “Business Combinations.” Assets acquired and liabilities assumed were recorded at their estimated fair values as of September 19, 2002. An adjusted allocation of the purchase price, which was not materially different from the preliminary allocation, was completed in 2003. The adjustments made relate primarily to the completion of property, plant and equipment valuations, income tax returns for ISG for the period ended September 18, 2002 and certain valuations of other liabilities acquired. Approximately $109,164,000 of the purchase price was allocated to identifiable intangible assets consisting primarily of contracts with coal-fired electric power generation plants and patents. This amount is being amortized over the estimated combined useful life of 20 years. The remaining purchase price not attributable to the tangible and identifiable intangible assets was allocated to goodwill, none of which is tax deductible. All of the intangible assets and all of the goodwill were allocated to the CCP segment.

The following table sets forth the allocation of the total consideration to the tangible and intangible assets acquired and liabilities assumed:

(thousands of dollars)
Cash	$19,238
Trade receivables	33,820
Inventory and other assets	11,794
Net property, plant and equipment	48,981
Intangible assets acquired:
Contracts	106,400
Patents	2,764
Goodwill	107,873
Accounts payable and accrued liabilities	(24,294)
Net deferred income tax liabilities	(48,720)

Net assets acquired	$257,856

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

HTI Acquisition—In August 2001, Headwaters acquired 100% of the common stock of HTI, a New Jersey-based company. HTI’s activities are directed at catalyst technologies to convert coal and heavy oil into environmentally-friendly, higher-value liquid fuels, as well as nanocatalyst processes and applications. The following table sets forth the total consideration paid for HTI:

(thousands of dollars and shares, except per-share amounts)
Fair value of Headwaters stock issued in 2001 (593 shares at $9.25 per share)	$5,485
Fair value of Headwaters stock issued in 2002 (178 shares at $15.87 per share)	2,823
Fair value of options to purchase 144 shares of Headwaters’ common stock issued in exchange for 152 outstanding vested HTI options	1,325
Cash paid to HTI stockholders	1,814
Cash paid to retire HTI note payable to a bank, plus pre-acquisition loans by Headwaters to HTI	2,560
Costs directly related to acquisition	1,009

$15,016

The value of the 593,000 shares of Headwaters common stock issued at closing was determined using the average market price of Headwaters’ stock over a three-day period, consisting of the day the terms of acquisition were agreed to and one day prior to and one day subsequent to that day ($9.25). The value of the 178,000 shares of common stock issued in 2002 was determined using the average market price of Headwaters’ stock over a three-day period, consisting of the day a final settlement was reached regarding all outstanding contingent payments and one day prior to and one day subsequent to that day ($15.87). For purposes of computing the estimated fair value of the Headwaters stock options issued in exchange for outstanding HTI options, the Black-Scholes model was used with the following assumptions: expected stock price volatility of 90%, risk free interest rates of 3.5% to 4.0%, weighted-average expected option lives of one to three years, no dividend yield, and a fair value of Headwaters’ stock of $9.25 per share.

The following table sets forth the allocation of the total consideration to the tangible and intangible assets acquired and liabilities assumed:

(thousands of dollars)
Tangible assets acquired, net of liabilities assumed	$1,388
Intangible assets acquired:
Existing patented technology	9,700
Acquired in-process research and development	2,400
Goodwill	4,258
Net deferred income tax liabilities	(2,730)

Net assets acquired	$15,016

The HTI acquisition was accounted for using the purchase method of accounting. Assets acquired and liabilities assumed were recorded at their fair values as of the acquisition date. Approximately $9,700,000 of the purchase price was allocated to identifiable intangible assets consisting of existing patented technology with an estimated useful life of 15 years. Approximately $2,400,000 of the purchase price was allocated to purchased in-process research and development, consisting primarily of efforts focused on developing catalysts and catalytic processes to lower the cost of producing synthetic fuels and chemicals while improving energy efficiency and reducing environmental risks. This amount represented projects that had not reached technological feasibility and had no alternative use as of the acquisition date, and was expensed in 2001.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

4. Segment Reporting

Until Headwaters acquired ISG in September 2002, Headwaters operated in and reported as a single industry segment, alternative energy. With the acquisition of ISG, Headwaters now operates in three business segments, alternative energy, CCPs, and construction materials. These segments are managed and evaluated separately by management based on fundamental differences in their operations, products and services.

The alternative energy segment includes Headwaters’ traditional coal-based solid synthetic fuels business and HTI’s business of developing catalyst technologies to convert coal and heavy oil into environmentally-friendly, higher-value liquid fuels, as well as nanocatalyst processes and applications. Revenues for this segment primarily include sales of chemical reagents and license fees.

The CCP segment includes ISG’s business of providing fly ash to the building products and ready mix concrete industries. This segment markets coal combustion products such as fly ash and bottom ash, known as CCPs. ISG has long-term contracts, primarily with coal-fired electric power generation plants, pursuant to which it manages the post-combustion operations for the utilities. ISG markets CCPs to replace manufactured or mined materials, such as portland cement, lime, agricultural gypsum, fired lightweight aggregate, granite aggregate and limestone. CCP revenues consist primarily of the sale of products, with a small amount of service revenue.

The construction materials segment manufactures and distributes value-added bagged concrete, stucco, mortar and block products. ISG has introduced high volumes of CCPs as substitute ingredients in the products the construction materials segment produces.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

The following segment information for 2002 and 2003 has been prepared in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The accounting policies of the segments are the same as those described in Note 2. Performance of the segments is evaluated primarily on operating income. Intersegment sales are immaterial. Segment costs and expenses considered in deriving segment operating income include cost of revenues, depreciation and amortization, research and development, and segment-specific selling, general and administrative expenses. Amounts included in the “Corporate” column represent expenses not specifically attributable to any segment and include administrative departmental costs and general corporate overheads. Segment assets reflect those specifically attributable to individual segments and primarily include accounts receivable, inventories, property, plant and equipment, intangible assets and goodwill. Other assets are included in the “Corporate” column.

	2002
(thousands of dollars)	Alternative Energy	CCPs	Construction Materials	Corporate	Totals
Segment revenue	$110,753	$6,818	$1,774	$—	$119,345

Depreciation and amortization	$(1,265)	$(380)	$(32)	$(83)	$(1,760)

Operating income (loss)	$48,348	$1,514	$118	$(8,946)	$41,034

Net interest income					447
Other income (expense), net					(1,245)
Income tax provision					(15,950)

Net income					$24,286

Capital expenditures	$546	$236	$—	$14	$796

Segment assets	$36,060	$286,002	$21,869	$28,926	$372,857

	2003
(thousands of dollars)	Alternative Energy	CCPs	Construction Materials	Corporate	Totals
Segment revenue	$168,342	$169,938	$49,350	$—	$387,630

Depreciation and amortization	$(1,254)	$(10,822)	$(624)	$(282)	$(12,982)

Operating income (loss)	$68,108	$16,897	$11,036	$(18,922)	$77,119

Net interest expense					(15,377)
Other income (expense), net					(1,661)
Income tax provision					(23,450)

Net income					$36,631

Capital expenditures	$166	$8,297	$732	$521	$9,716

Segment assets	$34,959	$283,916	$22,341	$32,059	$373,275

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

5. Receivables

Activity in the trade receivables allowance account was as follows:

(thousands of dollars)	Balance at beginning of period	Charges to bad debt expense	Addition from ISG acquisition	Accounts written off	Balance at end of period
Fiscal year ended September 30, 2001	$—	$—	$—	$—	$—
Fiscal year ended September 30, 2002	—	—	412	—	412
Fiscal year ended September 30, 2003	412	516	—	(351)	577

Notes receivable consisted of the following at September 30:

(thousands of dollars)	2002	2003
Unsecured note receivable plus accrued interest arising from the sale of assets to a limited liability corporation with an effective 6.35% interest rate (which exceeds the stated rate). Principal, along with accrued interest, is due in four $500 installments from December 2003 through December 2006. In 2002, Headwaters recorded a gain of approximately $1,342 on the sale of assets.	$1,893	$2,016

Note receivable from a limited liability company, bearing interest at LIBOR plus 0.9% (2.2% at September 30, 2003) payable quarterly, with principal due no later than September 2004. This note is collateralized by certain bridge loans and equity investments sold by Headwaters to this entity in September 2001. Following payment of the note principal, Headwaters has the right to receive the first $1,000 plus 20% of any additional cash received by the limited liability corporation related to the assets sold by Headwaters. This note is being accounted for on the cost recovery basis. Impairment losses of approximately $986 and $2,142 were recorded in 2002 and 2003, respectively, due to declines in the value of the underlying collateral during those periods.

	2,700	504

	$4,593	$2,520
Less amount classified as current	—	(500)

Total long-term notes and accrued interest receivable	$4,593	$2,020

Notes receivable generally relate to nonoperating activities and accordingly, losses are included in other expense in the consolidated statements of income. Net losses recognized on notes receivable were approximately $3,658,000 in 2001, $743,000 in 2002 and $2,142,000 in 2003.

Notes and Interest Receivable—Related Parties, Collateralized by Common Stock—In January 2001, Headwaters accepted from a stockholder as full satisfaction of a 6%, collateral-based $5,000,000 note receivable, i) 150,000 shares of Headwaters stock and options to acquire 25,000 shares of Headwaters common stock for $1.50 per share that collateralized the note, both of which were cancelled, and ii) a new 6% collateralized promissory note receivable in the principal amount of $1,750,000. Prior to this transaction, the original note receivable was being carried at the value of the underlying collateral. In 2001, Headwaters recognized a gain of approximately $541,000, representing the increase in value of that collateral from September 30, 2000 to the date the collateral was surrendered by the stockholder in payment of the note. Headwaters recorded the new note receivable at $0 due to substantial uncertainty of both the collectibility of the new note and the value of the new collateral. In October 2001, a $750,000 payment was received on the new promissory note, which amount, along with certain other assets, was accepted as full satisfaction of the new promissory note. The $750,000 gain on this transaction was recognized in 2002 and recorded as other income. Due to substantial uncertainty regarding both value and realization, Headwaters recorded the other assets obtained in that transaction at $0.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

6. Inventories

Inventories consisted of the following at September 30:

(thousands of dollars)	2002	2003
Raw materials	$1,198	$1,059
Finished goods	7,244	6,768

	$8,442	$7,827

7. Property, Plant and Equipment

Property, plant and equipment consisted of the following at September 30:

(thousands of dollars)	Estimated useful lives	2002	2003
Land and improvements	30 years	$9,227	$10,428
Buildings and improvements	5 - 40 years	10,488	10,128
Equipment and vehicles	3 - 30 years	28,171	31,090
Construction in progress		3,523	7,793

		51,409	59,439
Less accumulated depreciation		(860)	(6,696)

Net property, plant and equipment		$50,549	$52,743

Depreciation expense was approximately $93,000 in 2001, $669,000 in 2002 and $6,387,000 in 2003.

8. Intangible Assets and Goodwill

Intangible Assets—With the exception of certain disclosures that were not permitted to be early implemented, Headwaters implemented SFAS No. 142 effective with the acquisitions of HTI in August 2001 and ISG in September 2002. Effective October 1, 2002, Headwaters fully implemented SFAS No. 142, which mandates the following disclosures.

Headwaters has no intangible assets that are not being amortized. The following table summarizes the gross carrying amounts and the related accumulated amortization of all amortizable intangible assets as of September 30:

		2002		2003
(thousands of dollars)	Estimated useful lives	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
ISG contracts	20 years	$106,400	$179	$106,400	$5,499
HTI patented technologies	15 years	9,700	647	9,700	1,293
ISG patents	7 1/2 years	2,764	4	2,764	373
Other	9 – 10 years	1,522	638	1,522	807

		$120,386	$1,468	$120,386	$7,972

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

Total amortization expense related to intangible assets was approximately $168,000 in 2001, $998,000 in 2002 and $6,504,000 in 2003. Total estimated annual amortization expense for fiscal years 2004 through 2007 is approximately $6,500,000 per year. Total estimated annual amortization expense for fiscal year 2008 is approximately $6,380,000.

Goodwill—In accordance with the requirements of SFAS No. 142, Headwaters does not amortize goodwill, all of which relates to the acquisitions of ISG and HTI. SFAS No. 142 requires Headwaters to periodically perform tests for goodwill impairment. Step 1 of the initial impairment test was required to be performed no later than March 31, 2003; thereafter impairment testing is required to be performed no less often than annually, or sooner if evidence of possible impairment arises. Impairment testing is performed at the reporting unit level and Headwaters has identified four reporting units: (i) the Covol Fuels division and (ii) HTI (which together comprise the alternative energy segment), (iii) CCPs and (iv) Construction Materials. Currently, goodwill exists only in the CCPs and HTI reporting units.

Step 1 of impairment testing consists of determining and comparing the fair values of the reporting units to the carrying values of those reporting units. If step 1 were to be failed for either the CCPs or HTI reporting units, indicating a potential impairment, Headwaters would be required to complete step 2, which is a more detailed test to calculate the implied fair value of goodwill, and compare that value to the carrying value of the goodwill. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is required to be recorded.

Headwaters performed step 1 impairment tests of the recorded goodwill in the CCPs and HTI reporting units as of October 1, 2002, the beginning of fiscal year 2003. Headwaters performed its annual, recurring tests for potential impairment using the date of June 30, 2003. The tests indicated that the fair values of the reporting units exceeded their carrying values as of both October 1, 2002 and June 30, 2003. Accordingly, step 2 of the impairment tests was not required to be performed, and no impairment charge was necessary.

9. Liabilities

Other Accrued Liabilities—Other accrued liabilities consisted of the following at September 30:

(thousands of dollars)	2002	2003
Cost of CCPs and chemical reagents not yet invoiced	$4,860	$5,520
Interest	394	2,420
Income taxes	1,244	1,561
Royalties due to third parties	1,808	1,532
ISG transportation costs	2,542	1,142
Costs related to ISG acquisition	1,201	—
Other	4,917	4,347

	$16,966	$16,522

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

Long-term Debt—Long-term debt consisted of the following at September 30:

(thousands of dollars)	2002	2003

Senior secured debt with a face amount totaling $155,000 at September 30, 2002 and $114,851 at September 30, 2003	$150,378	$111,766
Senior subordinated debentures with a face amount totaling $20,000	19,603	19,682
Other	149	71

	170,130	131,519
Less: current portion	(15,578)	(27,475)

Long-term debt	$154,552	$104,044

Senior Secured Debt—In connection with the ISG acquisition, Headwaters entered into a $175,000,000 senior secured credit agreement with a syndication of lenders, under which a total of $155,000,000 was borrowed as a term loan on the acquisition date. The credit agreement also allows up to $20,000,000 to be borrowed under a revolving credit arrangement. The debt was issued at a 3% discount and Headwaters received net cash proceeds of $150,350,000. The original issue discount is being accreted using the effective interest method and the accretion is recorded as interest expense. The debt is secured by all assets of Headwaters, bears interest at a variable rate (approximately 5.4% at September 30, 2003), and is repayable in quarterly installments through August 30, 2007.

In 2003, principal repayments totaling $40,149,000 were made, including $25,500,000 of optional prepayments. Subsequent to September 30, 2003 and through November 30, 2003, principal repayments totaling $9,714,000 have been made, including optional prepayments of $3,471,000. In certain situations, for example when Headwaters receives “excess cash flow,” as defined, mandatory prepayments in excess of the scheduled payments are required. Mandatory prepayments are calculated as a percentage of “excess cash flow,” ranging up to 100%, which percentage is based on Headwaters’ “leverage ratio.” When prepayments are made, required principal repayments for all future periods are reduced.

The credit agreement contains restrictions and covenants common to such agreements, including limitations on the incurrence of additional debt, investments, merger and acquisition activity, asset liens, capital expenditures in excess of $15,000,000 in any fiscal year, and the payment of dividends, among others. In addition, Headwaters must maintain certain financial ratios, including leverage ratios and in respect of interest coverage, as those terms are defined in the credit agreement. As of September 30, 2003, Headwaters must maintain a total leverage ratio of 2.5:1.0 or less. The maximum ratio declines over time until June 30, 2004, at which time the ratio must remain at 2.0:1.0 or less. There is a similar leverage ratio requirement for the senior debt alone, which at September 30, 2003 must be 2.0:1.0 or less, declining over time through June 30, 2004, at which time it must be maintained at 1.5:1.0 or less. The interest coverage requirement at September 30, 2003 was 4.0:1.0 or more. Beginning December 31, 2003, the ratio must be maintained at a level of 5.0:1.0 or more. Headwaters is in compliance with all debt covenants as of September 30, 2003.

Under the terms of the senior secured credit agreement, Headwaters may borrow up to a total of $175,000,000; provided however, except for the initial $20,000,000 of available revolving credit, the maximum borrowing limit is permanently reduced by the amount of any repayments of the initial $155,000,000 term loan borrowed in September 2002. Terms of any additional borrowings under the credit agreement are generally the same as those described in the preceding paragraphs. Finally, the credit agreement allows for the issuance of letters of credit, provided there is capacity under the revolving credit arrangement. Currently two letters of credit

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

totaling $1,970,000 are outstanding, with expiration dates in March 2004 and November 2004. There have been no other letters of credit issued and no funds have been borrowed under the revolving credit arrangement. Headwaters pays a fee of 5/8% on the unused portion of the revolving credit arrangement.

Senior Subordinated Debentures—In connection with the ISG acquisition, Headwaters also entered into a $20,000,000 subordinated loan agreement, under which senior subordinated debentures were issued at a 2% discount, with Headwaters receiving net cash proceeds of $19,600,000. The original issue discount is being accreted using the effective interest method and the accretion is recorded as interest expense. ISG management participated in one-half, or $10,000,000, of the $20,000,000 of debt issued. The other half was issued to a corporation. The debt is not secured, bears interest at a rate of 18% per annum payable quarterly, and is due on September 16, 2007. It is senior to all other debt except the senior secured debt described previously. The debt agreement allows for optional prepayments. Any prepayments paid to the corporation are subject to a prepayment charge, which ranges from 5% of the principal prepaid in the first year to 1% of the principal prepaid in the last year of the five-year term of the subordinated loan agreement.

The loan agreement contains restrictions and covenants common to such agreements, and these are generally consistent with those described above for the senior secured debt. As of September 30, 2003, Headwaters must maintain a total leverage ratio of 2.75:1.0 or less. The maximum ratio declines over time until June 2004, at which time the ratio must remain at 2.25:1.0 or less. The interest coverage requirement at September 30, 2003 was 3.75:1.0 or more. Beginning in December 2003, the ratio must be maintained at a level of 4.75:1.0 or more. Headwaters is in compliance with all debt covenants as of September 30, 2003.

Interest Rates and Debt Maturities—The weighted-average interest rate on the face amount of outstanding long-term debt, disregarding amortization of debt issue costs and debt discount, was approximately 7.3% at September 30, 2002 and 7.2% at September 30, 2003. Future maturities of long-term debt as of September 30, 2003 were as follows:

Year ending September 30,	(thousands of dollars)
2004	$27,475
2005	24,985
2006	24,987
2007	57,474
2008	1

Total cash payments	134,922
Unamortized debt discount	(3,403)

Net carrying value	$131,519

Interest Costs—As a result of the early repayments of principal totaling $25,500,000 in 2003, additional non-cash interest expense of approximately $1,458,000 was incurred, representing accelerated amortization of debt discount and debt issue costs associated with those principal amounts.

During 2001, Headwaters incurred total interest costs of approximately $224,000, including approximately $79,000 of non-cash interest expense. During 2002, Headwaters incurred total interest costs of approximately $553,000, including approximately $136,000 of non-cash interest expense. During 2003, Headwaters incurred total interest costs of approximately $15,917,000, including approximately $3,857,000 of non-cash interest expense and approximately $230,000 of interest costs that were capitalized. No interest costs were capitalized in 2001 or 2002.

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September 30, 2003

10. Fair Value of Financial Instruments

Headwaters’ financial instruments consist primarily of cash and cash equivalents, short-term investments, trade and notes receivable, accounts payable and long-term debt. All of these financial instruments except long-term debt are either carried at fair value in the balance sheet or are of a short-term nature. Accordingly, the carrying values for these financial instruments as reflected in the consolidated balance sheets closely approximated their fair values.

Substantially all of Headwaters’ long-term debt consists of debt issued in connection with the ISG acquisition in September 2002. Due to the short amount of time that elapsed between the issuance of the debt in September 2002 and September 30, 2002, the fair value of outstanding debt as of September 30, 2002 was deemed to approximate the face value of the debt as of that date, or approximately $175,000,000. If all of Headwaters’ outstanding debt carried an average interest rate of 7%, management’s estimate of the market interest rate as of September 30, 2003, the fair value of Headwaters’ total long-term debt at September 30, 2003 would be approximately $131,500,000.

11. Income Taxes

In 2001, Headwaters reported a net income tax benefit of $7,049,000, consisting of the recognition of $7,470,000 of its deferred tax asset, reduced by $100,000 of federal alternative minimum tax and $321,000 of current state income tax expense. Headwaters recorded income tax provisions with an effective tax rate of approximately 40% and 39% in 2002 and 2003, respectively.

The income tax provision (benefit) consisted of the following for the years ended September 30:

(thousands of dollars)	2001	2002	2003
Current tax provision:
Federal	$100	$3,490	$20,726
State	321	920	3,602

Total current tax provision	421	4,410	24,328

Deferred tax provision (benefit):
Federal	(7,870)	9,720	(774)
State	400	1,820	(104)

Total deferred tax provision (benefit)	(7,470)	11,540	(878)

Total income tax provision (benefit)	$(7,049)	$15,950	$23,450

As of September 30, 2001, Headwaters had net operating loss carryforwards (“NOLs”) of approximately $24,000,000 and research and development tax credit carryforwards of approximately $220,000 for federal income tax purposes. During 2002, Headwaters utilized all of those NOLs and tax credit carryforwards except for approximately $935,000 of HTI’s acquisition date NOLs that were subject to an annual limitation following HTI’s change in ownership. As of September 30, 2003, Headwaters has NOLs for federal income tax purposes of approximately $150,000, all of which are expected to be utilized in 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

The provision (benefit) for income taxes differs from the statutory federal income tax rate due to the following:

(thousands of dollars)	2001	2002	2003
Tax provision at 35% statutory rate	$5,064	$14,083	$21,028
State income taxes, net of federal tax effect	470	1,780	2,352
Change in valuation allowance	(14,200)	—	—
Alternative minimum tax	100	—	—
Acquired in-process research and development	918	—	—
Other, primarily redetermination of prior years’ tax estimates	599	87	70

Income tax provision (benefit)	$(7,049)	$15,950	$23,450

The valuation allowance decreased by $14,200,000 during 2001, primarily due to results of operations in 2001 and expected future results of operations as of September 30, 2001. The components of Headwaters’ deferred income tax assets and liabilities were as follows as of September 30:

(thousands of dollars)	2002	2003
Deferred tax assets:
Unamortized non-refundable license fees	$2,491	$1,885
Write-down of notes receivable	760	1,606
Estimated liabilities	2,103	1,430
Federal and state net operating loss carryforwards	411	424
Allowance for bad debts	164	224
Other	—	225

Total deferred tax assets	5,929	5,794

Deferred tax liabilities:
Intangible assets	(45,128)	(44,439)
Property, plant and equipment	(7,401)	(7,679)
Other	(2,943)	(3,628)

Total deferred tax liabilities	(55,472)	(55,746)

Net deferred tax liability	$(49,543)	$(49,952)

12. Stockholders’ Equity

Preferred Stock—In 2001, all of the outstanding shares of convertible preferred stock, consisting of 3,000 shares of Series A and 14,310 shares of Series B, were converted into a total of approximately 443,000 shares of common stock, representing a conversion price of $7.00 per common share. Headwaters paid the accrued but undeclared dividends of approximately $695,000 in cash rather than allowing conversion into common stock at a price below market. Headwaters has 10,000,000 shares of authorized preferred stock, none of which was issued or outstanding as of September 30, 2002 or 2003.

Stock Options—As of September 30, 2003, Headwaters had three stock option plans (the “Option Plans”) under which 4,250,000 shares of common stock were reserved for ultimate issuance. As of September 30, 2003, options for approximately 424,000 shares of common stock could be granted under the Plans. A committee of Headwaters’ Board of Directors (the “Committee”), or in its absence the Board, administers and interprets the Option Plans. This Committee is authorized to grant options and other awards both under the Option Plans and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

outside the Option Plans to eligible employees, officers, directors, and consultants of Headwaters. Two of the Option Plans provide for the granting of both incentive stock options and non-statutory stock options; the other Option Plan provides only for the granting of non-statutory stock options. Terms of options granted under the Option Plans, including vesting requirements, are determined by the Committee. Options granted under the Option Plans vest over periods ranging up to ten years, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code.

The following table is a summary of activity for all of Headwaters’ stock options, including options not granted under the Option Plans, for the years ended September 30:

	2001		2002		2003
(thousands of shares)	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
Outstanding at beginning of year	3,822	$5.16	3,283	$5.80	2,990	$7.56
Granted	251	9.15	611	13.38	1,188	16.45
Granted in exchange for HTI options	144	0.07	—	—	—	—
Exercised	(822)	2.42	(852)	5.02	(514)	4.05
Canceled	(112)	8.42	(52)	6.60	(49)	14.48

Outstanding at end of year	3,283	$5.80	2,990	$7.56	3,615	$10.88

Exercisable at end of year	2,171	$5.70	1,898	$6.08	1,992	$7.51

Weighted-average fair value of options granted during the year below market		$9.18		none		none

Weighted-average fair value of options granted during the year at market		$5.20		$7.35		$7.16

Weighted-average fair value of options granted during the year above market		none		none		none

The following table summarizes information about all stock options outstanding at September 30, 2003:

(thousands of shares)	Outstanding options			Exercisable options
Range of exercise prices	Number outstanding at September 30, 2003	Weighted- average remaining contractual life in years	Weighted- average exercise price	Number exercisable at September 30, 2003	Weighted- average exercise price
$0.01 to $4.13	820	3.2	$2.88	783	$2.94
$5.00 to $11.50	602	5.2	7.10	520	6.81
$12.63 to $12.97	642	5.8	12.86	496	12.90
$13.56 to $15.48	689	8.9	14.25	193	14.01
$16.89 to $16.97	862	9.3	16.93	0	0.00

	3,615			1,992

Common Stock Warrants—As of September 30, 2003, there were warrants outstanding for the purchase of approximately 56,000 shares of common stock at a price of $1.56 per share. The warrants expire in March 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

Stockholder Approval of Options and Warrants—The following table presents information related to stockholder approval of options and warrants, as of September 30, 2003.

(thousands of shares)
Plan Category	Shares to be issued upon exercise of options and warrants	Weighted-average exercise price of outstanding options and warrants	Shares remaining available for future issuance under existing equity compensation plans
Option plans approved by stockholders	2,386	$10.23	386
Option plans and warrants not approved by stockholders	1,285	11.67	38

Total	3,671	$10.73	424

As discussed above, Headwaters has three primary stock option plans under which options have been granted. Headwaters has also issued options and warrants not covered by any plan. Stockholders have approved two of the three primary stock option plans; stockholders have not approved the other stock option plan. The amounts included in the caption “not approved by stockholders” in the above table represent amounts applicable under i) the stock option plan not approved by stockholders, ii) all stock options granted outside of any stock option plan, and iii) all outstanding warrants.

13. Earnings per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended September 30:

(thousands of dollars and shares, except per-share data)	2001	2002	2003
Numerator:
Net income	$21,517	$24,286	$36,631
Undeclared preferred stock dividends	(113)	—	—

Numerator for basic earnings per share—net income attributable to common stockholders	21,404	24,286	36,631
Effect of dilutive securities—preferred stock dividends	113	—	—

Numerator for diluted earnings per share—net income attributable to common stockholders after assumed conversions	$21,517	$24,286	$36,631

Denominator:
Denominator for basic earnings per share—weighted-average shares outstanding	22,787	24,234	27,083
Effect of dilutive securities:
Shares issuable upon exercise of options and warrants	1,582	1,491	1,112
Shares issuable upon conversion of preferred stock	268	—	—

Total dilutive potential shares	1,850	1,491	1,112

Denominator for diluted earnings per share—weighted-average shares outstanding after assumed exercises and conversions	24,637	25,725	28,195

Basic earnings per share	$0.94	$1.00	$1.35

Diluted earnings per share	$0.87	$0.94	$1.30

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

During the periods presented, Headwaters’ potentially dilutive securities consisted only of options and warrants for the purchase of common stock and, for 2001 only, convertible preferred stock. Anti-dilutive securities not considered in the diluted earnings per share calculation totaled approximately 1,375,000 shares in 2001, 210,000 shares in 2002 and 655,000 shares in 2003.

14. Commitments and Contingencies

Commitments and contingencies as of September 30, 2003 not disclosed elsewhere, are as follows:

Leases—Rental expense was approximately $204,000 in 2001, $720,000 in 2002 and $11,999,000 in 2003. Headwaters has noncancellable operating leases for certain facilities and equipment. Most of these leases have renewal terms and expire in various years through 2017. As of September 30, 2003, minimum rental payments due under these leases are as follows:

Year ending September 30:	(thousands of dollars)
2004	$10,841
2005	8,286
2006	6,290
2007	5,091
2008	2,691
Thereafter	4,815

$38,014

Sale, Purchase and Royalty Commitments—Certain ISG contracts with its customers and suppliers require ISG to make minimum sales and purchases. Actual sales and purchases under contracts with minimum requirements were $895,000 and $11,446,000, respectively, for 2003. At September 30, 2003, these minimum requirements are as follows:

	(thousands of dollars)
Year ending September 30:	Minimum sales	Minimum purchases
2004	$599	$10,622
2005	615	7,614
2006	515	3,915
2007	375	2,930
2008	375	2,940
Thereafter	438	7,717

	$2,917	$35,738

Subsequent to September 30, 2003, one of ISG’s minimum purchase contracts was amended. The amendment extended the term of the contract for several years and increased ISG’s total future minimum purchase requirements by approximately $17,925,000 during 2004 through 2011.

ISG has a minimum royalty commitment on certain net sales for calendar 2003. Remaining minimum royalty commitment as of September 30, 2003 total approximately $125,000. If ISG continues the royalty agreement with the licensor beyond 2003, minimum royalty payments will be $500,000 per year. If ISG terminates the royalty agreement, a one-time payment of $500,000 is required.

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September 30, 2003

Employee Benefit Plans—Headwaters’ Board of Directors has approved three employee benefit plans that were operative during 2001, 2002 and 2003: the Headwaters Incorporated 401(k) Profit Sharing Plan, the 2000 Employee Stock Purchase Plan, and the Headwaters Incorporated Incentive Bonus Plan. Substantially all employees of Headwaters are eligible to participate in the 401(k) and Stock Purchase Plans after meeting certain age and length of employment requirements. Only designated employees are eligible to participate in the Incentive Bonus Plan.

401(k) Plan.    Under the terms of the 401(k) Plan, eligible employees may elect to make tax-deferred contributions of up to 50% of their compensation, subject to statutory limitations. Headwaters matches employee contributions up to a specified maximum rate and these matching contributions vest after a three-year period. Headwaters is not required to be profitable to make matching contributions.

Stock Purchase Plan.    The 2000 Employee Stock Purchase Plan provides eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing Headwaters common stock on favorable terms and to pay for such purchases through payroll deductions. A total of 500,000 shares of common stock were initially reserved for issuance under the Plan, and approximately 360,000 shares are available for future issuance as of September 30, 2003. Under the Plan, employees purchase shares of stock directly from Headwaters, which shares are made available primarily from treasury shares repurchased on the open market or from authorized but unissued shares, if necessary. The Plan is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the lesser of the fair market value at the beginning or the end of the offering period.

Incentive Bonus Plan.    The Incentive Bonus Plan, approved annually by the Compensation Committee of the Board of Directors, provides for annual cash bonuses to be paid if Headwaters accomplishes certain financial goals and if participating employees meet individual goals. A participant’s cash bonus is based on Headwaters’ success in meeting specified financial performance targets approved by the Compensation Committee of the Board of Directors, the employee’s base pay, and individual performance during the year. Headwaters’ financial goals are based upon an economic value added concept (“EVA”) that purports to more closely align with a company’s share price performance than other measurements of performance.

Total expense for all of these benefit plans combined was approximately $2,082,000 in 2001, $3,300,000 in 2002 and $5,768,000 in 2003. Subsequent to September 30, 2003, Headwaters’ Board of Directors approved a General Employee Bonus Plan covering substantially all employees not otherwise eligible to participate in any other performance-based bonus compensation arrangement (including the Incentive Bonus Plan described above and sales commission arrangements). A participant’s cash bonus is based on the employee’s base pay and individual performance during the year.

Medical Insurance—Effective January 1, 2003, Headwaters adopted a self-insured medical insurance plan for employees of all of its subsidiaries. This plan has stop-loss coverage for amounts in excess of $75,000 per individual and approximately $6,000,000 in the aggregate for the plan year ending December 31, 2003. Headwaters has contracted with a third-party administrator to assist in the payment and administration of claims. Insurance claims are recognized as expenses when incurred and include an estimate of costs for claims incurred but not reported at the balance sheet date. As of September 30, 2003, approximately $924,000 is accrued for claims incurred from January though September 30, 2003 that have not been paid.

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September 30, 2003

Employment Agreements—Headwaters and its subsidiaries have entered into employment agreements with its Chief Executive Officer and 18 other officers and employees. The agreements have original terms ranging from two to five years and are generally renewable by Headwaters, usually for one-year terms. They provide for annual salaries currently ranging from approximately $65,000 to $400,000 annually per person. The annual commitment under all agreements combined is currently approximately $2,800,000. All agreements provide for termination benefits, ranging from at least six months’ salary, up to a maximum period equal to the remaining term of the agreement.

Incentive Agreements with ISG Principals—In January 2003, Headwaters executed incentive agreements, with an effective date of November 2002, with three of the former stockholders and officers of ISG, all of whom were officers of either Headwaters or ISG following the ISG acquisition. The agreements called for contingent payments totaling up to $5,000,000 in the event of (i) a change in control, as defined, or (ii) continuing employment through September 2004 and an increase in the average stock price for Headwaters’ common stock for any calendar quarter exceeding $20 per share. The maximum payments would be required if there were a change in control prior to October 2004, or if the officers remain employed through September 2004 and the average stock price for any calendar quarter reaches $25 per share or more. Subsequent to September 30, 2003, two of the three officers resigned their positions. As a result, the maximum payment that could now be required under the remaining incentive agreement is $1,500,000.

Property, Plant and Equipment—As of September 30, 2003, Headwaters was committed to spend approximately $6,000,000 to complete capital projects that were in various stages of completion.

Legal or Contractual Matters—Headwaters has ongoing litigation and claims incurred during the normal course of business, including the items discussed below. Headwaters intends to vigorously defend and/or pursue its rights in these actions. Management does not currently believe that the outcome of these actions will have a material adverse effect on Headwaters’ operations, cash flows or financial position; however, it is possible that a change in the estimates of probable liability could occur and the change could be significant. Additionally, as with any litigation, these proceedings will require that Headwaters incur substantial costs, including attorneys’ fees, managerial time, and other personnel resources and costs in pursuing resolution.

Adtech.    In October 1998, Headwaters entered into a technology purchase agreement with James G. Davidson and Adtech, Inc. The transaction transferred certain patent and royalty rights to Headwaters related to a synthetic fuel technology invented by Davidson. (This technology is distinct from the technology developed by Headwaters.) In September 2000, Headwaters received a summons and complaint from the United States District Court for the Western District of Tennessee filed by Adtech, Inc. against Davidson and Headwaters. In the action, certain purported officers and directors of Adtech alleged that the technology purchase transaction was an unauthorized corporate action and that Davidson and Headwaters conspired together to affect the transfer. In August 2001, the trial court granted Headwaters’ motion to dismiss the complaint. Plaintiffs appealed the case to the Sixth Circuit Court of Appeals. In 2002, the Sixth Circuit Court of Appeals issued an order i) affirming the District Court’s judgment and order of dismissal, and ii) transferring to the Federal Circuit Court of Appeals plaintiff’s appeal of the District Court’s order denying the motion for relief from judgment. The Federal Circuit Court of Appeals has affirmed the District Court’s order denying the motion for relief from judgment and the case is now fully at its end.

Boynton.    This action is factually related to the Adtech matter. In the Adtech case, the alleged claims are asserted by certain purported officers and directors of Adtech, Inc. In the Boynton action, the allegations arise from the same facts, but the claims are asserted by certain purported stockholders of Adtech. In June 2002, Headwaters received a summons and complaint from the United States District Court for the Western District of

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September 30, 2003

Tennessee alleging, among other things, fraud, conspiracy, constructive trust, conversion, patent infringement, and interference with contract arising out of the 1998 technology purchase agreement entered into between Davidson and Adtech on the one hand, and Headwaters on the other. The complaint seeks declaratory relief and compensatory and punitive damages. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

AGTC.    In March 1996, Headwaters entered into an agreement with AGTC and its associates for certain services related to the identification and selection of synthetic fuel projects. In March 2002, AGTC filed an arbitration demand claiming that it is owed a commission under the 1996 agreement for eight percent of the revenues received by Headwaters from the Port Hodder project. Headwaters asserts that AGTC did not perform under the agreement and that the agreement was terminated and the disputes were settled in July 1996. Headwaters has filed an answer in the arbitration, denying AGTC’s claims and has asserted counterclaims against AGTC. Because the resolution of the arbitration is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

AJG.    In December 1996, Headwaters entered into a technology license and proprietary chemical reagent sale agreement with AJG Financial Services, Inc. The agreement called for AJG to pay royalties and to purchase proprietary chemical reagent material from Headwaters. In October 2000, Headwaters filed a complaint in the Fourth District Court for the State of Utah against AJG alleging that it had failed to make payments and to perform other obligations under the agreement. Headwaters asserts claims including breach of contract, declaratory judgment, unjust enrichment, and accounting and seeks money damages as well as other relief. AJG’s answer to the complaint denied Headwaters’ claims and asserted counter-claims based upon allegations of misrepresentation and breach of contract. AJG seeks compensatory damages as well as punitive damages. Headwaters has denied the allegations of AJG’s counter-claims. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount of recovery or liability.

Nalco.    In October 2000, Headwaters filed a complaint in the United States District Court for the District of Utah against Nalco Chemical Company (“Nalco”). Headwaters alleged that Nalco, by its sale and marketing of materials for use in creating synthetic fuel, breached a non-disclosure agreement, misappropriated trade secrets, and violated patent rights of Headwaters. Nalco filed an answer denying the allegations in the complaint and asserting counter-claims alleging patent invalidity, antitrust violations, and interference with economic relations. Headwaters denied the counter-claims. Effective in January 2003, the parties settled the dispute and the case was dismissed. There was no material effect on Headwaters’ operations, cash flows or financial position as a result of the settlement.

ISG Matters.    There is litigation and pending and threatened claims made against certain subsidiaries of ISG with respect to several types of exterior stucco finish systems manufactured and/or sold by its subsidiaries for application by contractors, developers and owners on residential and commercial buildings. This litigation and these claims are controlled by such subsidiaries’ insurance carriers. The plaintiffs and/or claimants in these matters have alleged that due to some failure of the stucco system itself and/or its application, the buildings have suffered damage due to the progressive, latent effects of water penetration through the building’s exterior. The most prevalent type of claim involves alleged defects associated with an artificial stucco system manufactured by one of ISG’s subsidiaries, Best Masonry. Best Masonry continued to manufacture this system through 1997, and there is a 10-year projected claim period following discontinuation of the product.

Typically, the claims cite damages for alleged personal injuries and punitive damages for alleged unfair business practices in addition to asserting more conventional damage claims for alleged economic loss and injury

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

to property. To date, claims made against such subsidiaries have been paid by their insurers, with the exception of minor deductibles, although such insurance carriers typically have provided “reservation of rights” letters. None of the cases has gone to trial, and while two such cases involve 100 and 800 homes, respectively, none of the cases includes any claims formally asserted on behalf of a class. While, to date, none of these proceedings have required that ISG incur substantial costs, there is no guarantee of coverage or continuing coverage. These and future proceedings may result in substantial costs to ISG, including attorneys’ fees, managerial time and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on ISG’s business, financial condition and results of operation, and its ability to meet its financial obligations. Although ISG carries general and product liability insurance, ISG cannot assure that such insurance coverage will remain available, that ISG’s insurance carrier will remain viable or that the insured amounts will cover all future claims in excess of ISG’s uninsured retention. Future rate increases may also make such insurance uneconomical for ISG to maintain. In addition, the insurance policies maintained by ISG exclude claims for damages resulting from exterior insulating finish systems, or EIFS, that have manifested after March 2003. Because much of the litigation and claims are at an early stage and resolution is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of the liability resulting to Headwaters.

Former Director.    Headwaters granted stock options to a member of its board of directors in 1995. The director resigned from the board in 1996. Headwaters believes that most of the former director’s options terminated unexercised. The former director has claimed that he is entitled to exercise the options. No lawsuit has been filed in this matter. Resolution is uncertain and legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

Favorable Resolution to Section 29 Examination by the IRS—An essential element for the production of qualified solid synthetic fuel under Section 29 of the Internal Revenue Code requires that coal undergo significant chemical change. In June 2003, the IRS issued Announcement 2003-46 which stated that the IRS “had reason to question the scientific validity of test procedures and results that have been presented as evidence that fuel underwent a significant chemical change, and is currently reviewing information regarding these test procedures and results.” At the same time, the IRS announced that the issuance of new private letter rulings (“PLRs”) regarding significant chemical change would be suspended during its review. PLRs from the IRS are requested by taxpayers to gain assurance that the tax treatment proposed by the taxpayer is acceptable to the IRS.

The June 2003 IRS announcement caused certain Headwaters licensees to temporarily reduce or stop synthetic fuel production, which caused a decline in reagent sold and license fees, resulting in a material negative impact on Headwaters’ revenue and net income for the September 2003 quarter. In response to the IRS review, Headwaters joined with industry participants and government officials to address the actions and concerns of the IRS. On October 29, 2003, the IRS issued Announcement 2003-70, stating that it would resume its issuance of PLRs on significant chemical change. Announcement 2003-70 also provides that the industry’s chemical change test procedures and results are scientifically valid if appropriately applied.

Senate Permanent Subcommittee on Investigations—On October 29, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate issued a notification of pending investigations. The notification listed the synthetic fuel tax credit as a new item, stating: “The Subcommittee has initiated an investigation of potential abuses of tax credits of producers of synthetic fuel under Section 29 of the Internal Revenue Code. The Subcommittee anticipates that this investigation will focus on whether certain synthetic fuel producers are claiming tax credits under Section 29, even though their product is not a qualified synthetic fuel under Section 29 and IRS regulations. In addition, the investigation will address

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

whether certain corporations are engaging in transactions solely to take advantage of unused Section 29 credits, with no other business purpose. Lastly, the investigation will address the IRS’s efforts to curb abuses related to the Section 29 tax credits.”

The effect that the Senate subcommittee investigation of synthetic fuel tax credits may have on the industry is unknown. While the investigation is pending, buyers may be unwilling to engage in transactions to purchase synthetic fuel facilities. If current owners are unable to sell their facilities, production may not be maximized, materially adversely affecting Headwaters’ revenues.

License Fees—Pursuant to the contractual terms of an agreement with a certain licensee, the cumulative license fees owed to Headwaters have been placed in escrow for the benefit of Headwaters pending resolution of certain contingencies. Headwaters currently expects the escrowed amounts to increase as additional license fees are generated and that most, if not all, of such amounts will be recognized as revenue at some future date. As of September 30, 2003, the license fees, net of anticipated expenses, total approximately $20,000,000. Certain accounting rules governing revenue recognition require that the seller’s price to the buyer be “fixed or determinable” as well as reasonably certain of collection. In this situation, those rules appear to currently preclude revenue recognition. Accordingly, none of the escrowed amounts have been recognized as revenue in the consolidated statements of income. In addition to these escrowed amounts, this same licensee has also set aside substantial amounts for various operational contingencies as provided for in the contractual agreements. These reserves, if not needed, will eventually be paid out to various parties having an interest in the cash flows from the licensee’s operations, including Headwaters. As a result, Headwaters currently expects to receive at some future date a portion of those reserves, the amount of which is not currently determinable and therefore, not recognizable.

15. SEC Shelf Registration

Headwaters has an effective $150,000,000 universal shelf registration statement on file with the SEC that can be used for the sale of common stock, preferred stock, convertible debt and other securities. The most likely use of proceeds from securities offered under the shelf registration statement would be to reduce long-term debt; however, proceeds could also be used for general corporate purposes, including acquisitions. A prospectus supplement describing the terms of any securities to be issued is required to be filed before any offering would commence under the registration statement.

16. Related Party Transactions

In addition to related party transactions disclosed elsewhere, Headwaters purchases certain insurance benefits for its employees from various companies for which a director of Headwaters acts as a broker or agent. Gross payments to those insurance companies totaled approximately $381,000 in 2001, $532,000 in 2002 and $510,000 in 2003.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2003

17. Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for 2002 and 2003 is as follows:

	2002
(thousands of dollars, except per-share data)	First quarter	Second quarter	Third quarter	Fourth quarter(2)	Full year
Net revenue	$18,422	$25,256	$31,968	$43,699	$119,345
Gross profit(1)	10,212	11,503	15,661	20,853	58,229
Net income(2)	4,727	5,459	6,736	7,364	24,286
Basic earnings per share	0.20	0.23	0.27	0.30	1.00
Diluted earnings per share	0.19	0.21	0.26	0.28	0.94

	2003
(thousands of dollars, except per-share data)	First quarter	Second quarter	Third quarter	Fourth quarter(3)	Full year
Net revenue	$88,709	$86,053	$106,396	$106,472	$387,630
Gross profit(1)	30,733	29,394	34,974	34,284	129,385
Net income(3)	8,052	6,789	10,544	11,246	36,631
Basic earnings per share	0.30	0.25	0.39	0.41	1.35
Diluted earnings per share	0.29	0.24	0.37	0.40	1.30

(1)	Gross profit is derived by subtracting cost of revenues and industry segment depreciation expense from total revenue.
(2)	In the fourth quarter of 2002, Headwaters recorded approximately $2,568,000 of losses related to the write-off of deferred project / financing costs incurred in 2002 because management decided not to pursue the proposed projects / financings. Also, Headwaters recorded an impairment loss of approximately $986,000 related to a note receivable (see Note 5).
(3)	In the fourth quarter of 2003, revenue and net income were negatively affected by IRS actions (see Note 14—Favorable Resolution to Section 29 Examination by the IRS). Also in the fourth quarter of 2003, Headwaters recorded income tax expense at an effective income tax rate of approximately 37%, compared to an effective income tax rate of approximately 40% for the first nine months of the year. The lower rate for the fourth quarter was required to reduce the effective income tax rate for the year to approximately 39%. This reduction was primarily a result of lower expected state income tax expense.

PROSPECTUS

$150,000,000

HEADWATERS INCORPORATED

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

Headwaters Incorporated may offer from time to time debt securities, preferred stock and common stock. This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. Please read this prospectus and any prospectus supplements carefully before investing. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on The Nasdaq National Market under the symbol “HDWR.” On July 22, 2003, the last reported sale price for our common stock on The Nasdaq National Market was $13.25 per share.

Our principal executive offices are located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and our telephone number is (801) 984-9400.

We may offer these securities directly to investors, through agents, underwriters or dealers. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Investing in our securities involves risks that are described in the “Risk Factors” section on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2003.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	4
DIVIDEND POLICY	4
DESCRIPTION OF CAPITAL STOCK	4
DESCRIPTION OF DEBT SECURITIES	7
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	16
EXPERTS	16

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell any combination of common stock, preferred stock or debt securities, either separately or in units, in one or more offerings with a maximum aggregate offering price of $150,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us” and “our” refer to Headwaters Incorporated and its subsidiaries.

RISK FACTORS

An investment in our debt securities, common stock or preferred stock involves a high degree of risk. You should consider carefully the risk factors contained in our filings on Form 8-K dated October 22, 2002 and on Form 10-K for the year ended September 30, 2002, and all other information contained in and incorporated by reference in this prospectus before making an investment decision. See “Where You Can Find More Information.” Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

HEADWATERS INCORPORATED

Headwaters Incorporated is a world leader in developing and deploying alternative energy and related technologies to the marketplace. Headwaters is focused on converting fossil fuels such as gas, coal and heavy oils into alternative energy products.

Company History.    Headwaters was incorporated in Delaware in 1995 under the name Covol Technologies, Inc. In September 2000, the Company’s name was changed to Headwaters Incorporated. Our common stock trades under the Nasdaq symbol HDWR.

Business Strategy.    The future of fossil fuels is at the molecular level. Converting natural gas and refinery off-gas to liquid fuels, coal to gas and clean transportation fuels, and heavy oils to light fuels are all examples of changing the physical nature of the fossil fuel at the molecular level. Broadly speaking, this is the technology that Headwaters has developed. Headwaters has the ability to adjust the composition of the fossil fuel molecules, converting the low value fossil fuel into a higher value product. The conversion from low to high value products also allows Headwaters to extract troublesome elements, like sulfur, nitrogen, and heavy metals, out of the fuel. The result is a higher value clean product.

Through its operating division, Covol Fuels, Headwaters has developed, patented and commercialized an innovative chemical technology that interacts with carbon based feedstock to produce a solid alternative fuel that is eligible for federal tax credits. Since 1996, Headwaters has licensed this technology for royalty payments and also sells its chemical reagent products to its licensees and other customers. To date, this technology has provided Headwaters with most of its revenue.

On September 19, 2002, Headwaters acquired Industrial Services Group, Inc., or ISG. ISG, through its wholly-owned operating subsidiary, ISG Resources, Inc., is the nation’s largest manager and marketer of coal combustion products, known as CCPs, in North America. With the ISG acquisition, Headwaters believes it is in a position to provide a full range of value-added services to the coal-fired electric generating industry, as well as capitalize on opportunities to develop related energy technologies. ISG’s CCPs division is a supplier of post-combustion services and technologies to the coal-fired electric utility industry. ISG manages approximately 20 million tons annually of CCPs for a majority of the nation’s largest coal-fired utilities, as well as for other industrial clients. ISG markets CCPs (primarily fly ash and bottom ash) to replace manufactured or mined materials, such as portland cement, lime, agricultural gypsum, fired lightweight aggregate, granite aggregate and limestone. ISG’s manufactured products division manages the production and sale of masonry mortars, block and stucco materials, as well as some of ISG’s value-added technology products for the construction market. ISG utilizes high volumes of CCPs as ingredients in the mortars, blocks and stuccos that ISG produces.

Additionally, Headwaters’ subsidiary acquired in August 2001, Hydrocarbon Technologies, Inc. (“HTI”), has developed catalyst and nano-catalyst technologies to convert coal to liquid fuels, gas to liquid fuels, and heavy/waste oils to clean light fuels. The development of nano-catalyst technology by HTI places Headwaters at the forefront of applying advanced molecular science to multiple energy and chemical processes.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement incorporates by reference additional information and exhibits. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended September 30, 2002, filed with the SEC on December 24, 2002;

•	the description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 28, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003, filed with the SEC on February 11, 2003 and May 7, 2003, respectively; and

•	our Current Reports on Form 8-K, filed with the SEC on October 4, 2002, October 18, 2002, October 22, 2002 and April 24, 2003.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference into, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference into this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Corporate Secretary, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. Our telephone number is (801) 984-9400.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in the sections entitled “About This Prospectus,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in the prospectus and the prospectus supplement for future acquisitions and general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness, financing of capital expenditures, research and development of new technologies and strategic investment opportunities. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. Pending such uses, we may also invest the net proceeds in interest bearing securities. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund our future capital and working capital requirements in excess of internally generated funds.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended September 30,					Six Months Ended March 31, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	N/A	N/A	2.23	41.53	65.38	3.86

(1)	Earnings for the years ended September 30, 1998 and 1999 were insufficient to cover combined fixed charges and preferred stock dividends by $12,306,000 and $28,402,000, respectively.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, (i) fixed charges consist of interest on debt, including capitalized interest, amortization of discount on debt and capitalized expenses related to indebtedness, and a reasonable approximation of interest within rental expense; and (ii) earnings consist of pre-tax income from operations, plus fixed charges (excluding capitalized interest), less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

DIVIDEND POLICY

We have paid no dividends to date on our common stock. We do not intend to pay any cash dividends on our common stock in the foreseeable future. We expect that we will retain any earnings to finance our operations and growth. The terms and conditions of future indebtedness may also restrict and limit payments or distributions in respect of our common stock. Therefore, we do not expect to pay cash dividends in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share and preferred stock, par value $0.001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our common stock. See “Where You Can Find More Information.”

Common Stock

As of June 30, 2003, our authorized common stock was 50,000,000 shares, of which 27,778,919 shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

As of June 30, 2003, our authorized preferred stock was 10,000,000 shares, of which none were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•	the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•	the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

The particular terms of any series of preferred stock will be described in a prospectus supplement. Any material United States federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•	before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•	upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•	at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws provide that our board of directors is divided into three classes, a separate class to be elected each year, making it more difficult to replace the entire board of directors or remove individual directors. In addition, our bylaws may be amended by action of the board of directors. Certain provisions under consideration for amendment are notice requirements and other procedures with respect to special meetings called by stockholders, stockholder action by written consent and director nominations by stockholders.

Limitation of Liability and Indemnification

Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms if and when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of one or a combination of the following: our senior debt, or Senior Debt Securities, our senior subordinated debt, or Senior Subordinated Debt Securities, or our subordinated debt, or Subordinated Debt Securities. We refer to the Subordinated Debt Securities and the Senior Subordinated Debt Securities together as the Subordinated Securities. The debt securities we offer will be issued under an indenture between us and Wilmington Trust Company, acting as trustee, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of debt securities. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. We may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount”, or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title and authorized denominations of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•	the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, under which any debt securities will rank junior to any of our other debt;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	the nature and terms of any security for any secured debt securities; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

Payment of the principal of, premium and interest, if any, on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities and any credit facility. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We also will state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our Senior Debt Securities and Senior Subordinated Debt Securities. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We also will state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture, unless otherwise indicated, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of Senior Debt Securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of Senior Debt Securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of Senior Debt Securities of equal ranking (or, if any of such Senior Debt Securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of Senior Debt Securities.

If an Event of Default with respect to any series of Subordinated Securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of Subordinated Securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of Subordinated Securities of equal ranking (or, if any of such Subordinated Securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of Subordinated Securities.

The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in unregistered form with or without coupons. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

•	ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary for Euroclear System and Cedel Bank, Société Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within sixty (60) days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

•	in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•	add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	establish the forms or terms of debt securities of any series;

•	eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

•	make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

•	change the currency in which the principal, premium or interest, if any, is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

•	a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

•	would not conflict with any rule of law or with the relevant indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them,

•	directly to investors, or

•	through agents.

We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the times of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our respective purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

All securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of any of the securities may make a market in those securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any of the securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

Selected legal matters with respect to the validity of any securities issued under this prospectus will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California and New York, New York.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of and for the year ended September 30, 2002, included in our annual report on Form 10-K for the year ended September 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP also have audited the consolidated financial statements of Industrial Services Group, Inc. and Subsidiaries at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 as set forth in their report included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2002. We have incorporated these consolidated financial statements by reference in this prospectus in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements for each of the two years ended September 30, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Headwaters Incorporated for the year ended September 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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